SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary information statement
[ ]	Definitive information statement
[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

NATHANIEL ENERGY CORPORATION
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.
[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1)

1)	Title of each class of securities to which transaction applies: not applicable _________________________
2)	Aggregate number of securities to which transaction applies: not applicable _________________________
3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

$16,200,000
_________________________

4)	Total fee paid: $3,240 _________________________

[ ]	Fee paid previously with preliminary materials. _________________________
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offset fee was paid previously. Identify the previous filing by registration statement number, or the Form or schedule and the date of its filing.

1)	Amount previously paid: _________________________
2)	Form, Schedule or Registration Statement No.: _________________________
3)	Filing Party _________________________
4)	Date Filed _________________________

NATHANIEL ENERGY CORPORATION
8001 SOUTH INTERPORT BOULEVARD, SUITE 260
ENGLEWOOD, COLORADO 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
____________, 2005

The 2005 annual meeting of the stockholders of Nathaniel Energy Corporation will be held on ________, 2005 at 10:00 a.m., at our corporate office located at 8001 South InterPort Boulevard, Suite 260, Englewood, Colorado 80112 for the following purposes:

1.
To consider and approve the sale of our assets consisting of substantially all of the assets of our wholly-owned subsidiary Nathaniel Energy Oklahoma Holdings Corporation (“NEOHC”) and NEOHC’s wholly-owned subsidiary MCNIC Rodeo Gathering, Inc., which comprises Nathaniel’s helium and gas processing facility and operations, to Midstream Energy Services, LLC, pursuant to a Purchase and Sale Agreement dated as of September 30, 2005 among Nathaniel, NEOHC, MCNIC and Midstream.

2.	To elect a board of four directors.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Annual Meeting may be adjourned from time to time without notice other than the announcement of the adjournment at the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. Any business for which notice is given may be transacted at any adjourned Annual Meeting.

The accompanying Proxy Statement describes the Purchase and Sale Agreement. You are encouraged to read the accompanying Proxy Statement carefully for further information concerning the Purchase and Sale Agreement.

Only stockholders of record at the close of business on November 11, 2005 will be entitled to notice of and to vote at the meeting and any adjournments or postponements of the meeting.

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. ACCORDINGLY, YOU ARE ENCOURAGED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE REPLY ENVELOPE PROVIDED AS SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.

BY ORDER OF THE BOARD OF DIRECTORS,

George A. Cretecos
Chief Executive Officer

Englewood, Colorado
____________, 2005

PROXY STATEMENT

Annual Meeting of Stockholders
Of Nathaniel Energy Corporation
To Be Held On ____________, 2005

GENERAL INFORMATION

We are first mailing this Proxy Statement and accompanying notice and the enclosed proxy card to stockholders beginning on _____________, 2005. Our board of directors is soliciting your proxy to vote your shares at the Annual Meeting of stockholders to be held on _________, 2005, or at any adjournment or postponement of the Annual Meeting. We will bear all expenses incurred in connection with this solicitation, which is expected to be primarily by mail. In addition to solicitation by mail, our directors, officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be compensated. If your shares are held through a broker, bank or other nominee (i.e., in “street name”), we have requested that they forward this Proxy Statement to you and obtain your voting instructions, for which we will reimburse them for their reasonable out-of-pocket expenses.

If your shares were held in street name on the record date, the broker or other nominee that was the record holder of your shares may have the authority to vote them at the Annual Meeting. If your shares are held in street name and you want to vote your shares in person at the Annual Meeting or change your vote, you must obtain a legal proxy from your broker or nominee. If you vote by signing and returning the enclosed proxy card, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

You will receive more than one Proxy Statement and proxy card or voti ng instruction form if your shares are held through more than one account (i.e., through different names or different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you have to provide voting instructions as to all your accounts to vote all of your shares of common stock.

TABLE OF CONTENTS

Page

SUMMARY	3

Purpose of the Annual Meeting	3

Approval of the Asset Sale	3
The Asset Sale	3
Background	4
Purposes of the Asset Sale	9
Sale Price	10
Our Planned Use of Proceeds	10
Conditions to Closing	11
No Interest of Management in the Asset Sale	11
Estimated Closing Date	12
Vote Required for Approval of the Asset Sale	12
No Fairness Opinion	12
No Dissenters’ Rights	12
Material Federal Income Tax Consequences	12
Accounting Treatment	12
Recommendation of the Board of Directors	13

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS	13

ASSET SALE RISK FACTORS	14

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS	17

PROPOSAL 1: APPROVAL OF THE ASSET SALE	22

Background of Asset Sale	22
Reasons for Asset Sale; Recommendation of the Board of Directors	31
Accounting Treatment of the Asset Sale	34
Material Federal Income Tax Consequences	34
No Government and Regulatory Approvals	34
Arm’s Length Transaction	34
No Dissenters Rights	34
Required Vote	34
Interests of Certain Members of Management in the Transaction	35
Planned Use of Sale Proceeds	35
Our Business After the Asset Sale	39

THE PURCHASE AND SALE AGREEMENT	42
Assets to be Sold
Liabilities Assumed
The Purchase Price
Representations and Warranties
Covenants
Customer, Supplier and Employee Matters
Conditions to Closing
Termination
Termination Fees; Expense Reimbursement
Indemnification
Survival of Representations and Warranties
42 43 43 44 46 49 49 50 51 51 52
PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Financial Statements

EXPLANATORY NOTE

EXECUTIVE COMPENSATION

Summary Compensation Table
Compensation of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
53 53 61 62 62 62 63 65

PROPOSAL 2: ELECTION OF A BOARD OF FOUR DIRECTORS

Nominees
Other Executive Officers
Family Relationships
Term of Office
Committees
Meetings
Communications with the Board of Directors
Compliance with Section 16(a) of the Exchange Act

INDEPENDENT PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

STOCKHOLDER PROPOSALS
67 67 69 69 69 70 71 71 71 71 72 72

WHERE YOU CAN FIND MORE INFORMATION	72

INCORPORATION BY REFERENCE	73

OTHER BUSINESS	74

APPENDIX A	75
ii

SUMMARY

This summary highlights selected information from this p roxy statement and may not contain all of the information that is important to you. To understand the transactions to be acted upon at the annual meeting and for a more complete description of the legal terms of the transaction, you should read this entire document, including the information incorporated in this document by reference and the appendices to this proxy statement. Unless otherwise defined in this proxy statement, capitalized terms used in this summary have the meanings assigned to them elsewhere in this proxy statement.

Purpose of the Annual Meeting

We are holding an annual meeting of stockholders at our principal executive offices located at 8001 South InterPort Boulevard, Suite 260, Englewood, Colorado 80112 at 10:00 a.m. local time, on _________________, 2005. At the annual meeting, you will be asked to vote to approve the following:

  the sale of the assets that comprise our helium and gas processing facility and operations for which we will receive a cash purchase price at closing of the sale and, possibly, additional contingent payments in the future.
  to elect four directors.
Our board of directors recommend that you vote “FOR” each of the proposals at the annual meeting.

Approval of the Asset Sale

The Asset Sale

We propose to sell our helium and gas processing facilities and operations on the terms described in this Proxy Statement. The assets that comprise our helium and gas processing facilities and operations are owned by our wholly-owned subsidiary NEOHC and its wholly-owned subsidiary MCNIC. Our helium and gas business accounted for 96% of our revenues in our last fiscal year as well as the nine-month period ended September 30, 2005. Because of the importance of these operations to our business, we are required by Delaware law to submit the proposed asset sale to our stockholders for their approval. A description of the helium and gas business that we are proposing to sell begins on page 29.

We signed a Purchase and Sale Agreement with Midstream Energy Services, LLC, on September 30, 2005 pursuant to which NEOHC and MCNIC will sell substantially all of the assets that comprise our helium and gas processing facilities and operations to Midstream. Midstream is a privately owned full service energy company engaged in the gathering, processing, treating, compression, dehydration, transportation and marketing of natural gas and natural gas liquids, based in Tulsa, Oklahoma. Midstream is not affiliated with Nathaniel. The terms of the Purchase and Sale Agreement are discussed further under the caption “The Purchase and Sale Agreement” below.

Background

Our helium and gas business includes a helium and gas processing facility in Keyes, Oklahoma and 130 miles of gathering pipeline that collects natural gas for the Keyes plant from over 50 gas wells. The helium and gas processing facility produces approximately 5,700 mcf (thousand cubic feet) of natural gas daily and 5,900 gallons of natural gas liquids daily.

Since April 2003, our helium and gas processing facilities and operations have accounted for almost all of our revenues. In 2004 and the nine month period ended September 30, 2005 we received 96% of our revenues from this business.

During the first quarter of 2004 we made approximately $600,000 of upgrades and improvements to our helium and gas plant in Keyes, Oklahoma to improve operating efficiencies and increase its performance and ultimately its cash flow, which we financed with additional debt.

Beginning in June 2004, following the resignation and retirement of Nathaniel’ s founder, and then Chairman of the Board and Chief Executive Officer, we began a rigorous review and analysis of our financial condition, cash flows, operating costs, business direction and business strategy and began developing strategies to address our negative cash flows from operations.

During the period June 30, 2004 through December 31, 2004, we completed the construction of our Thermal Gasifiers™ under contract to a customer in Cologna Veneta, Italy.

As of December 31, 2004 Nathaniel owed $462,800 to financial institutions which were secured by equipment. We also owed $8,892,151 of secured indebtedness to our largest shareholder and creditor Richard Strain, $759,577 unsecured notes to a vendor for services provided to us in building and installing our Thermal Gasifiers™ for our project in Cologna-Veneta Italy, and miscellaneous notes to unaffiliated third parties of $42,329.

Beginning in June 2004 and over the remainder of that year, we analyzed our need to upgrade, improve and expand the helium and gas processing facilities and operations to increase the recovery of helium and natural gas liquids in order to increase revenues and stay competitive. We believed that if we did not, or were not able to, make these improvements, our revenues would at best, remain flat, other than as a result of higher gas and helium prices, and could decrease if we lost customers due to our inability to remain competitive. We projected that under these circumstances NEOHC could experience a decrease in operating cash flow beginning in 2007. In the fourth quarter of 2004, we determined that we would need an estimated $5,000,000 to $8,000,000 just for the processing equipment necessary to upgrade and expand our helium and gas facility to a point that we could expand capacity to a level which would allow us to increase revenues and maintain our competitive position.

After further deliberation of needed upgrades and improvements at our gas and helium facility, we concluded that in order for us to increase capacity, maximize recoveries of helium and natural gas liquids, make pipeline quality gas while delivering a high purity nitrogen supply to CIG and remain competitive, we needed to upgrade and expand the processing facilities at the plant. Those improvements would include new processing equipment, piping, compression, installation and provide the infrastructure for scalability for future expansion. The current processing equipment and the new processing equipment we originally evaluated for $5,000,000 to $8,000,000 were considered to be insufficient and did not provide for scalability beyond a stated capacity. We determined that should we have additional gas supplies beyond the planned capacity in the future, we would want to be able to expand the facilities rather than rebuilding. Rebuilding the plant would have required an investment far in excess of the projected range to make the scalable improvements. In addition to the new equipment consideration we needed to factor piping, compression and installation costs. In the second quarter of 2005 following engineering reviews of our expansion requirements, we determined that to achieve this goal we would need funding ranging between $15,000,000 for a non-scalable solution to $23,000,000 for the necessary equipment, piping, increased compression and installation for the scalable improvements.

In January 2005 we determined that it would be in our stockholders’ best long-term interest to focus on the commercialization of our patented Thermal Gasifier™ technology. We also determined that our tire fuel processing operations, which creates tire derived fuel, a fuel source for our Thermal Gasifier™ as well as an alternative fuel to fossil fuels that could be used by third parties, should be improved by acquiring new equipment and repairing existing equipment and facilities. In addition, we concluded that the company needed to pay off a significant portion of its increasing debt while retaining capital to advance its business plan.

We evaluated both debt and equity financing alternatives to raise capital to upgrade and expand our helium and gas facility, service our mounting debt, provid e improvements to our tire fuel processing division and further the commercialization of our Thermal Gasifier™ technology. Potential lenders required collateral on our existing assets for moneys lent. Since the majority of our assets already served as collateral for Nathaniel’s indebtedness to Richard Strain, our primary creditor and major shareholder, we could not negotiate debt financing with a third party lender  favorable to us and that we felt would be acceptable to Mr. Strain. Due to the depressed value of our stock, and the limited number of authorized and unissued shares at the time, the issuance of additional shares would not have provided the funding we required.

During first quarter of 2005, we began negotiating with Mr. Strain to extend a $1,080,000 debt payment that was due on October 1, 2005, until after January 1, 2006. Mr. Strain agreed to extend the time for this payment to allow management additional time to seek capital to service our debt obligations to him and to avoid a default under our loan agreement with him and the related promissory notes. We explored various financing options with no success primarily due to our history of financial losses and negative operating cash flows and the fact that all of our assets secured our debt to Mr. Strain.

In January 2005, Superior Pipeline Services, Inc. approached us with their interest in purchasing or partnering with us to expand our helium and gas processing facilities and operations. We suggested that both companies evaluate increasing the capacity and efficiency of our helium and gas assets through a capital investment by Superior with a view to significantly increasing our recovery of natural gas liquids and resulting revenues and margins, a primary interest of Superior. We proposed that Superior invest their capital in new gas processing equipment to handle processing of increased gas streams and increase our yield of natural gas liquids, in which both companies would share the resulting increased operating results. Superior agreed to the concept, entered into non-disclosure and confidentiality agreements with us and undertook due diligence for further evaluation of our proposal.

Shortly into the due diligence process, Superior contacted us and requested that we consider the sale of our helium and gas assets to Superior instead of pursuing our joint venture proposal. Superior was concerned with the costs of the capital improvements, the percentage of revenue that would flow to Superior and the fact that they would not control the operations of the plant where the new processing equipment would be installed and integrated. We agreed to take Superior’s request under consideration as they continued their due diligence efforts.

In March 2005 our board of directors authorized us to explore and evaluate the potential sale of the helium and gas assets to Superior, in addition to considering joint-venture or partnering arrangements. In April 2005 Superior made an initial proposal for the purchase of the helium and gas assets for $15,500,000 with several contingencies that could have adjusted the price by varying amounts. The offer from Superior was considered, but we were concerned with the uncertainty of the contingent adjustments and their potentially negative impact on the final selling price. Since we could not assess whether Superior’s proposed purchase price was a true reflection of the value of our assets, we decided that we would explore other joint venture arrangements or asset purchase opportunities before further deliberating on the Superior proposal.

Over the next three months, we evaluated the strategic alternatives related to selling the helium and gas assets or joint venture expansion financing and solicited indications of interest for both alternatives from various parties. During May 2005, we visited Regency Gas Services, LLC of Dallas, Texas, one of our main crude helium gas suppliers, and discussed, among other business issues, their potential interest in investing in our helium and gas asset expansion. Regency indicated that they had an interest in evaluating a potential joint venture in, or the outright purchase of, the helium and gas assets. In June, 2005 Regency entered into a non-disclosure and confidentiality agreement with us and immediately began their due diligence process. Following two months of due diligence, Regency contacted management and proposed that we consider separating the helium plant assets from the gas plant, compression and gathering system assets and sell them only the non-helium assets. We discounted that proposal because the operations of the helium assets and the gas assets were too dependent on each other, and the helium plant, gas plant, compression and some of the gathering systems assets were all located on the same property making a separation of the assets and operations impractical. However, we kept our discussions with Regency open as we pursued other financing opportunities.

During the same three month period that management was exploring potential transactions with Superior and Regency, we continued seeking interested and qualified parties to evaluate our helium and gas assets for potential joint venture or an outright purchase. In June 2005 we were approached by Midstream Energy Services, LLC a newly formed Tulsa, Oklahoma based midstream gas processing company that was financially backed by a substantial energy fund from Dallas, Texas. Midstream expressed a very serious interest in our gas and helium assets from the outset either to become a joint venture partner providing capital for expansion or to acquire the assets. Midstream immediately entered into a non-disclosure and confidentiality agreement with us and began their due diligence process.

We conducted discussions with Superior, Regency and Midstream contemporaneously and continued seeking alternative ways to raise the capital necessary to service our debt while maintaining operations, advancing our business plan, and funding our proposed upgrades and expansions to the helium and gas processing facilities, estimated to be $23,000,000 for a scalable solution. We determined that the sale of the gas and helium processing facilities and operations assets was in the best interest of the company, and our shareholders given the following considerations:
  Our obligation to commence servicing principal and interest on indebtedness due Richard Strain; and
  Our need to expand our helium and gas processing facilities and operations and provide for scalability to maximize revenues, maintain our competitve position and avoid a potential negative impact to our operating cash flow beginning in 2007; and
  Our inability to raise additional operating capital or funding for improvements to our helium and gas plant; and
  Our stated long-term plan to focus on the commercialization of our patented Thermal Gasifier™ technology.
We determined that the net proceeds from a sale of the gas and helium processing facilities and operating assets needed to be sufficient to pay off our obligations to Mr. Strain and provide operating capital to pursue the commercialization of our Thermal Gasifier™ business.

We regarded Midstream as the most promising of the potential buyers, based on our belief that Midstream was considering all of the assets, not individual components of our assets, and would therefore place the best value on our gas and helium assets, and that they had the financial ability to consummate the asset sale without any financing contingency due to the financial backing of Energy Spectrum of Dallas, Texas. After in-depth negotiations with Midstream, we entered into a letter of intent with them in July 2005, that was later amended in August 2005 to extend the outside date to enter into a contract, for a price of $22,400,000 subject to adjustments from any issues arising in the course of due diligence.

During the course of its due diligence, Midstream reduced the proposed purchase price pursuant to their letter of intent to $15,900,000 because Colorado Interstate Gas Company (“CIG”) advised us during August 2005 that it would not renew our April 1, 2003 Operational Agreement when it expired in December 2006, under which we provided them blending services, and Regency advised us it was shutting down its Lakin plant, a major source of our crude helium gas at favorable prices.

We concluded that in order for us to deliver a high purity nitrogen supply to CIG and secure a renewal of the Operational Agreement or a new replacement agreement we would need to make the proposed upgrades and expansions to the processing facilities estimated to be $23,000,000 for a scalable solution. Nathaniel received legal counsel from four firms to assess the merits of suing Regency for the potential breach of a long term helium supply agreement. Nathaniel was advised by counsel that it only had a 50% chance of prevailing in a legal action at a cost that could potentially reach over $150,000, take two years or more, and then damages would be limited to an estimated $600,000.

Midstream advised us that their original $22,400,000 offer was based on a number of assumptions including the renewal of the CIG Operational Agreement and the sourcing of crude helium gas from the Lakin plant. After intensive negotiations which continued until September 30, 2005, the board of directors approved executive management to enter into an Asset Purchase Agreement with Midstream for $16,200,000 with the opportunity to increase the price by up to $1,800,000 if CIG entered into an agreement with Midstream which would replace the Operational Agreement expiring in December 2006.

Midstream and Nathaniel then began to explore and negotiate the proposed replacement ten-year Operational Agreement with Colorado Interstate Gas Company. This new Operational Agreement would limit the increase to the purchase price to $1,800,000 due to several factors. The proposed Operational Agreement would require Midstream to make substantial capital improvements, cover all operating costs for such improvements and begin paying CIG for the fuel to operate the helium and gas processing compression equipment at Keyes, an amount almost comparable to the fees that Midstream would collect from a new Operational Agreement with CIG. Midstream would receive a blending fee from CIG over a ten year period that would offset a reasonable amount of their costs from CIG for the purchase of fuel gas to operate the gas facilities.

Under the Operational Agreement between Nathaniel and CIG due to expire in December of 2006, CIG provided Nathaniel its natural gas fuel for the helium and gas processing compression equipment at no cost, in exchange for Nathaniel supplying CIG nitrogen for its use as a blending agent. CIG informed Nathaniel in August of 2005 that it did not intend to renew the agreement due to the escalating costs of natural gas but instead planned on constructing their own air plant to replace the use of nitrogen. Midstream’s net benefit over the ten year term under the proposed new contract was estimated to approximately $1,800,000 and represents an increase of this amount to the proposed purchase price should CIG and Midstream sign a new Operational Agreement with those provisions.

Midstream’s offer was the most attractive offer we received for the helium and gas processing facilities and operations. Superior’s proposal contained provisions to reduce their proposed purchase price of $15,500,000 to an estimated $10,000,000 if the CIG Operational Agreement was not renewed. Although we expect a new Operational Agreement between Midstream and Colorado Interstate Gas Company will be signed prior to closing of the asset sale, we cannot guarantee that it will be signed as it is currently being negotiated and a final agreement may not be reached.

Purposes of the Asset Sale

We believe that it is in our best interest to exit the gas and helium processing business and focus our resources in the emerging alternative energy industry through the commercialization of our proprietary patented Thermal Gasifier™ technology. Management always believed that Nathaniel’s entry into the gas and helium processing business in 2003 was a means of generating cash to develop and further our Thermal Gasifier™ technology and business and that eventually we would concentrate our resources to become a leader in waste-to-energy solutions that would ultimately provide increased stockholder value. We believe that the proceeds from the asset sale, after paying off our indebtedness to Richard Strain and covering closing costs and taxes related to the sale of the gas and helium assets, will place us in a better position to:

  Implement the marketing and business development activity to move from proof of process of our patented Thermal Gasifier™ technology to commercialization of waste-to-energy projects;
  secure the necessary engineering and technical resources to advance our business plan;
  improve our current tire fuel processing operation and advance it toward a full service fuel procurement operation;
  commit financial resources to support our corporate overhead and administration; and
  obtain equity or debt financing and project financing for any Thermal Gasifier™ projects that we develop.
We can offer no assurance that we will be able to develop any Thermal Gasifier™ projects or that we will succeed in getting the project funding necessary to implement any projects we do develop, or that we will be able to secure any equity or debt financing which we will need to sustain our operations until our Thermal Gasifier™ and tire fuel processing business generate meaningful revenues. Even if we are able to complete the development and marketing of our Thermal Gasifier™ technology we cannot guarantee that our Thermal Gasifier™ business will prove successful. We do not expect that you will have an opportunity to vote separately to approve our projects or business that we may choose to pursue following the asset sale. The purposes of the asset sale are discussed further under the caption “Approval of the Asset Sale -- Reasons for Asset Sale; Recommendation of the Board of Directors” beginning on page 31.

Sale Price

If the asset sale is closed, we will receive a cash purchase price of $16,200,000 at the closing which may be adjusted as follows:
  upward for any capital expenditures made by Nathaniel relating to the helium and gas operations from August 1, 2005.
  upward for expenses incurred by Nathaniel from August 1, 2005 to operate the gas and helium assets.
  upward for all amounts owed to Nathaniel or its affiliates as of the closing under the contracts which are included in the assets to be sold.
  upward by up to $1,800,000 if Nathaniel or Midstream and CIG enter into an agreement for nitrogen and/or air services which commences on or near January 1, 2007. This agreement, if entered into, is expected to replace an Operational Agreement between Nathaniel and CIG, which expires in December 2006 and is included in the assets being transferred. It is expected that any new Operational Agreement will provide less of a financial benefit than that obtained under the expiring Operational Agreement.
  downward for any expenses relating to the operation of the helium and gas assets which are attributed to the period before closing that are unpaid at the closing, the liability for which is transferred to Midstream.
  downward for amounts due under the contracts which are included in the helium and gas assets to be sold that are unpaid as of the closing, the liability for which is transferred to Midstream.
  downward for all funds, receivables and the like, that are attributable to the gas assets being sold, for all periods from August 1, 2005 to the extent retained by Nathaniel.
Midstream will assume all the liabilities under the contracts included in the gas assets being sold that arise after the closing date.

The terms of the consideration to be received are discussed further under the caption “The Asset Purchase Agreement - - The Purchase Price.”

Our Planned Use of Proceeds

We do not plan to distribute any of the proceeds from the asset sale to our stockholders. Rather, we expect to reinvest the proceeds in our business by:

  satisfying indebtedness to our largest creditor and stockholder, Richard Strain;
  providing initial working capital, primarily to advance our Thermal Gasifier™ business, for administration and overhead, and for costs associated with the closing of the Purchase and Sale Agreement; and
  paying taxes, if any, that will be owed as a result of the asset sale.
Our cash and equity position will be substantially improved after completion of the asset sale. We estimate that by satisfying our indebtedness to Richard Strain, our total liabilities will be reduced by approximately $13,270,074, from approximately $17,364,824, as of September 30, 2005 to $4,094,750. Our stockholders’ equity is expected to increase by $5,918,803, from a deficit of $3,540,437 as of September 30, 2005 to $2,378,366 after giving pro forma effect to the asset sale and the satisfaction of the indebtedness to Mr. Strain as of September 30, 2005.

The proposed sale of our helium and gas processing facility and operation is subject to several contingencies. We cannot assure you that the transactions will be successfully concluded or that, if they are, that the asset sale will have the intended beneficial effects on our financial condition and operations. For additional description on the use of proceeds see the discussion under the captions “Proposal 1: Approval of the Asset Sale – Our Business after the Asset Sale.”

Conditions to Closing

Closing the transactions contemplated by the Purchase and Sale Agreement, including the asset sale, is subject to customary closing conditions, including approval of the asset sale by our stockholders, the truth of the representations and warranties in the Purchase and Sale Agreement and the delivery of the assets being sold free and clear of liens, including liens in favor of our largest creditor and stockholder Richard Strain, other than certain “permitted liens” which are provided for in the Purchase and Sale Agreement. For a detailed description of conditions to closing, see the discussion under the heading “Purchase and Sale Agreement - - Conditions to Closing” beginning on page 49.

No Interest of Management in the Asset Sale

Our officers and directors will not benefit from the asset sale in any manner that will not be shared ratably with the other stockholders.

A majority of the sale proceeds from the sale of the assets will be used to satisfy indebtedness owed by Nathaniel to Richard Strain. Two of Nathaniel’s directors, Karen Smythe and William Mulrow, are Mr. Strain’s daughter and son-in-law respectively. (Ms. Smythe and Mr. Mulrow are not married to each other.)

 For further information pertaining to interests of management, see the discussion under the caption “Proposal 1: Approval of the Asset Sale – Interests of Certain Members of Management in the Transaction” beginning on page 35.

 Estimated Closing Date

If our stockholders approve the asset sale, we expect that the closing of the asset sale will take place on or about December 15, 2005 or at such other time we and Midstream may agree upon.

Vote Required For Approval Of The Asset Sale

You may vote “FOR” or “AGAINST” or abstain from voting on the Purchase and Sale Agreement. The affirmative vote of a majority of the outstanding shares of common stock at the close of business on the record date for the annual meeting is required to approve the asset sale. Abstentions and broker non-votes will have the same effect as a vote “Against” the Purchase and Sale Agreement.

No Fairness Opinion

Our board of directors chose not to obtain a “fairness” opinion from an investment banking firm in making its recommendation “FOR” the approval of the Purchase and Sale Agreement.

No Dissenters’ Rights

Under the Delaware General Corporation Law, stockholders do not have dissenters’ or appraisal rights in connection with the asset sale.

Material Federal Income Tax Consequences

We will recognize taxable gain on the asset sale, which will result in corporate taxable net income, however we expect to utilize our federal and state income tax loss carryforwards to offset all of the gain on the asset sale. Our taxable gain will be equal to the amount realized by us in the transaction, less the adjusted tax basis of the assets sold. Consummation of the transaction will not result in any federal or state income tax consequences to stockholders. If the asset sale had occurred at December 31, 2004, the federal income tax on the asset sale would have been nominal. For further description, see the discussion under the caption “Proposal 1: Approval of the Asset Sale – Material Federal Income Tax Consequences.”

Accounting Treatment

The asset sale will be accounted for as a sale of assets in accordance with generally accepted accounting principles. We will recognize a gain from the asset sale based upon the excess net proceeds we receive over the net book value of the assets sold. If the asset sale had occurred at December 31, 2004, the gain on the asset sale, net of taxes, for financial accounting purposes would have been approximately $5,384,965.

Recommendation of the Board of Directors

Our board of directors has approved the asset sale and the Purchase and Sale Agreement and has determined that the asset sale and the Purchase and Sale Agreement are fair to, and in the best interests of our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the proposal to approve the asset sale.

CAUTIONARY STATEMENT ABOUT
FORWARD-LOOKING STATEMENTS

Certain information contained in this proxy statement may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. The safe harbor created by the Securities Litigation Reform Act will not apply to certain “forward looking statements” because we issued “penny stock” (as defined in Section 3(a)(51) of the Securities Exchange Act of 1934 and Rule 3a51-1 under the Exchange Act) during the three year period preceding the date(s) on which those forward looking statements were first made, except to the extent otherwise specifically provided by rule, regulation or order of the Securities and Exchange Commission. We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this proxy statement or which are otherwise made by or on behalf of us. For this purpose, any statements contained in this proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “will”, “expect”, “believe”, “explore”, “consider”, “anticipate”, “intend” , “could”, “estimate”, “plan”, “hope” or “continue” or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties associated with:

  Risks that the Purchase and Sale Agreement will not close.
  Risks that reductions in the purchase price for our gas and helium assets as a result of adjustments provided for in the Purchase and Sale Agreement will result in less funds to Nathaniel.
  Our ability to raise capital or obtain financing necessary to implement our business plan.
  Our ability to execute our business plan and commercialize the Thermal Gasifier™ technology, including building Thermal Gasifiers™ that meet customers’ specifications and that meet local regulatory environmental and permit requirements.
  Risks related to our ability to secure contracts for Thermal Gasifier™ projects.
  Our ability to satisfy our customers’ expectations.
  Our ability to employ and retain qualified management and employees.
  Changes in government regulations which are applicable to our business.
  The availability of a consistent, economically viable, and sustainable waste stream supply to fuel the Thermal Gasifier™ operations.
  Changes in the demand for our products and services, including the impact from changes in governmental regulation and funding for alternative energy.
  The degree and nature of our competition, including the reliability and pricing of traditional energy sources, economic viability of other alternative energy sources such as wind and solar power.
  Our ability to pay debt service on loans as they come due.
  Our ability to generate sufficient cash to pay our creditors.
  Disruption in the economic and financial conditions primarily from the impact of terrorist attacks in the United States and overseas, threats of future attacks, police and military activities and other disruptive worldwide political events.

We are also subject to other risks detailed from time to time in other Securities and Exchange Commission filings and elsewhere in this proxy statement. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

ASSET SALE RISK FACTORS

You should carefully consider the following risk factors relating to the asset sale before you decide whether to vote to approve the asset sale proposal. You should also consider the other information in the proxy statement and the additional information in our other reports on file with the Securities and Exchange Commission. For further discussion, you should read “Where You Can Find More Information” on page 72.

By completing the proposed asset sale, we will be selling the assets that generate most of our revenue.

For the year ended December 31, 2004 and the nine months ended September 30, 2005, our helium and gas operations accounted for approximately 96% of the company’s total revenues. Following the asset sale, the company will need to compensate for the loss of the revenues generated by our gas and helium operations. We expect that the funds from the sale of our helium and gas assets, after satisfying indebtedness to our major stockholder and creditor , covering closing costs and taxes related to the sale of the assets:
  will replace the cash flow generated by our helium and gas processing business in the near term, and
•	will provide operating capital funds for, among other things,

•	furthering the commercialization of our Thermal Gasifier™,

•
advancing our mission to become an environmental partner with municipalities and commercial and industrial businesses for the diversion of solid waste from landfills, while providing an economically cost effective, clean energy alternative to fossil fuels worldwide,

•	improving our current tire fuel processing operation and further advancing it toward a full service fuel procurement operation, and

•	administration and overhead.

We plan to seek financing for the Thermal Gasifier™ projects that we develop, if any. We are currently exploring Thermal Gasifier™ projects with several third parties, but we have not reached any terms or agreements for any projects. If we do not develop any projects for our Thermal Gasifier™ technology and generate revenue from those projects, or obtain project financing for any projects in the next 12 to 18 months, we expect we will need additional financing to continue to advance our Thermal Gasifier™ business and our tire fuel processing operation. We cannot assure we will be able to develop any Thermal Gasifier™ projects or procure any needed capital in the foreseeable future.

Following the sale of our gas and helium operations, our remaining business operations will produce significantly less revenues.

For the year ended December 31, 2004 and the nine months ended September 30, 2005, our gas and helium operations accounted for 96% of our revenues. After the closing of the asset sale, our tire fuel processing operation and our Thermal Gasifier™ business will comprise our remaining business. These businesses generated four percent of our revenues in 2004 and in the nine months ended September 30, 2005. We expect revenues from our tire fuel processing operations will increase following recent upgrades and improvements to our tire fuel processing facilities. We also expect that we will develop projects for our Thermal Gasifier™ technology in the future. We cannot assure that we will experience increases in revenues from our tire fuel processing operations or the Thermal Gasifier™ business in the foreseeable future. We expect that our remaining business operations will be substantially smaller than our business operations with our gas and helium operations for the foreseeable future. Our smaller size will result from the recognition of less revenues from our Thermal Gasifier™ and tire fuel processing business operations compared to the revenues we recognized from our helium and gas operations. Our inability to generate larger revenues following the asset sale may negatively affect our overall net earnings or losses and our ability to develop or sustain our operations.

If we do not sell our helium and gas assets we probably will be unable to pay our indebtedness to Richard Strain as it comes due.

As of September 30, 2005, Nathaniel is indebted to Richard Strain in the amount of $13,270,074, including unpaid interest. Of this amount:
  $2,160,000 is due upon demand after January 1, 2006, and $1,080,000 is due on each of April 1 and July 1, 2006 respectively.
  Installments of $572,876 are due quarterly beginning on March 31, 2007 and ending on December 31, 2009.
  $3,354,210 is due under a promissory note for the purchase of 4,900 shares of common stock, or 49% of the shares of common stock, of NEOHC, which is payable upon demand at any time after January 1, 2006.

We do not expect that we will have funds from operations or that we will be able to obtain debt or equity financing in order to make payments of the $2,160,000 installment of indebtedness that is due after January 1, 2006 on a timely basis. Accordingly, we believe that we have no viable alternative other than using the proceeds from the sale of our gas and helium assets under the Purchase and Sale Agreement to repay the indebtedness. Mr. Strain has a security interest in all of our assets as collateral for our debt obligations to him. If we are unable to meet our payment obligations to Mr. Strain when payment is due, Mr. Strain will have the right to declare the loan in default and commence collection proceedings against us, including foreclosure proceedings against our assets which include the assets that comprise our helium and gas processing facility and operations.

The Purchase and Sale Agreement will expose us to contingent liabilities.

Under the Purchase and Sale Agreement, we have agreed to indemnify Midstream for a number of matters including the breach of our representations, warranties, and covenants contained in the Purchase and Sale Agreement for a limited time. For further discussion, you should read “The Purchase and Sale Agreement – Purchase and Sale Agreement Survival of Indemnification and Representations and Warranties” beginning on page __. For example, an indemnification claim by Midstream might result if our representations made in the Purchase and Sale Agreement are later proven to be incorrect.

We will be liable for a substantial termination fee and certain substantial expenses if we wrongfully terminate the Purchase and Sale Agreement before closing.

The Purchase and Sale Agreement provides that if we terminate the agreement for reasons other than certain permissible reasons, we will have to pay Midstream a termination fee of $2,000,000 as liquidated damages. Additionally, we will have to reimburse Midstream up to $3,000,000 of expenses they incur for services or equipment relating to their performance under an agreement between Midstream and CIG which will replace an Operational Agreement between Nathaniel and CIG that expires in December 2006, which is included in the assets being transferred. Although we expect the agreement between Midstream and CIG will be signed before the asset sale is closed, we can not guarantee that it will be signed as it is currently being negotiated and a final agreement may not be reached. See the Purchase and Sale Agreement – Termination Fees; Expense Reimbursement” beginning on page 51 for further discussion about this.

The Purchase and Sale Agreement precludes us from negotiating with any other person for the sale of our helium and gas assets.

Under the terms of the Purchase and Sale Agreement, Nathaniel cannot negotiate with any third person for the sale of its helium and gas assets which are covered by the Purchase and Sale Agreement, unless and until the Purchase and Sale Agreement terminates, pursuant to the terms of the Purchase and Sale Agreement, before closing. If a closing has not taken place by March 31, 2006 because conditions to closing have not been met, either party may terminate the agreement.

If we breach our covenant not to negotiate with third parties for sale of the helium and gas assets and Midstream terminates the Purchase and Sale Agreement, we will be liable to Midstream for $2,000,000 in liquidated damages plus any expenses incurred by Midstream for services or equipment relating to their performance on their agreement with Colorado Interstate Gas Company which is expected to replace an Operational Agreement between Nathaniel and CIG that expires in December 2006, which is included in the assets being transferred. Although we expect the agreement will be signed before the asset sale closes, we can not guarantee that it will be signed as it is currently being negotiated and a final agreement may not be reached. As a result, we will be unable to negotiate any offers or proposals that we receive for the sale of our helium and gas assets with any third party prior to the closing or termination of the Purchase and Sale Agreement, even if those offers or proposals we receive are substantially more favorable to us than the transaction reflected in the Purchase and Sale Agreement, without incurring significant liability to Midstream.

We may not be able to obtain necessary third party consents to the transfer of certain assets for closing of the asset sale.

In addition to the other conditions that must be satisfied prior to closing the asset sale, we are obligated to obtain certain third party consents, including some of our clients and customers, to the transfer of certain contracts or assets as part of the asset sale. If we are unable to obtain these consents, the asset sale may not be consummated. The receipt of these consents depends upon parties other than us over which we have no control.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:	Why did you send me this proxy statement?

A:
We sent you this Proxy Statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our annual meeting. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

Q:	What will I be voting on at the annual meeting?

A:
You will be asked to consider a proposal to approve:
  the Purchase and Sale Agreement, under which we will sell our helium and gas processing facilities and operations; and
  to elect a board of four directors.

Q:	Will anything else be voted on at the annual meeting?

A:
We do not know of any other matters to be presented or acted upon at the meeting. If you submit a signed proxy card without specifying your vote, your shares will be voted “FOR” the approval of the Purchase and Sale Agreement for the sale of our helium and gas processing facilities and operations indicated under Proposal 1 in this proxy statement and the election of the four directors indicated under Proposal 2 in this proxy statement.

Q:	Who can vote?

A:
Stockholders of record of common stock at the close of business on November 11, 2005 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, 90,698,263 shares of the common stock were outstanding. Each outstanding shares of common stock entitles its holder to one vote on each matter that is considered at the meeting.

Q:	What determines a quorum?

A:
The presence at the meeting, in person or by proxy, of holders of a majority of the outstanding common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares using the enclosed proxy card, your shares will be counted toward a quorum, even if you abstain from voting. Broker non-votes will count for quorum purposes.

Q:	What happens if a quorum is not present?

A:	If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.

Q:	How do I vote?

A:
You can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. By giving us your proxy, you will be directing us on how to vote your shares at the meeting. If you do attend the meeting, you can change your vote at that time. You can vote by completing the enclosed proxy card or voting instruction form and returning it in the enclosed U.S. postage prepaid envelope.

Q:	Can I change my vote?

A:
You may change your proxy voting instructions at any time prior to the vote at the Annual Meeting. For shares held of record, you may change your vote by any of the following:
  providing written notice to the Corporate Secretary;
  granting a new proxy; or
  voting in person at the Annual Meeting.
Unless you attend the meeting and vote your shares in person, you should change your vote using the same method that you first used to vote your shares.

Q:	What does the board of directors recommend?

A:
The board of directors recommends that you vote “FOR” approval of the asset sale and the Purchase and Sale Agreement indicated under Proposal 1 in this proxy statement, and the election of the four directors indicated under Proposal 2 in this proxy statement.

Q:	Will I have dissenters’ rights?

A:	Under Delaware law, you do not have dissenters’ or appraisal rights in connection with the sale of our helium and gas processing facilities and operations.

Q:	What will happen to Nathaniel if the asset sale and the Purchase and Sale Agreement are approved?

A:
As a result of the approval of the Purchase and Sale Agreement, our helium and gas processing facilities and operations, which represents approximately 96% of our revenues, will be sold to Midstream Energy Services, LLC. After the sale of our helium and gas processing facilities and operations, our objective will be focused on three major business models in the commercialization of our Thermal Gasifier™ technology: licensing; creating energy infrastructures; and building, owning and operating small hydrocarbon-based waste-to-energy plants. We plan to seek project financing for the Thermal Gasifier™ projects that we develop. We are currently exploring Thermal Gasifier™ projects with several third parties, but we have not reached any terms or agreements for any projects. We also plan to continue to improve our tire fuel processing operation and further advancing it toward a full-service fuel procurement operation. We may cease to pursue any of these business objectives, and may consider other alternatives.

Furthermore, if we sell the gas and helium assets under the Purchase and Sale Agreement, we will be able to pay our indebtedness to Richard Strain out of the proceeds from the sale which will reduce the company’s indebtedness and accrued interest by approximately $13,270,074 or approximately 91% as of September 30, 2005.

Q.	What will happen to Nathaniel if the asset sale and the Purchase and Sale Agreement are not approved?

A.
If the asset sale and the Purchase and Sale Agreement are not approved, we will continue to operate the helium and gas processing facilities and operations, which in 2004 and the nine-months ended September 30, 2005 accounted for 96% of our revenues. In August of 2005 we were advised by one of our customers, Colorado Interstate Gas Company that it does not intend to renew the contract with us when our Operational Agreement with them for blending services we provide them expires in December 2006. In addition, in August of 2005 we were advised by Regency of their intent to shut down their Lakin helium plant which provides us approximately 65% of our crude helium, which we process and liquefy in our helium plant. As a result of these two events, we would realize a significant increase in our operating expenses, because if the Operational Agreement is not renewed, we would be required to purchase natural gas at market value for our compression equipment, and we will have to toll process crude helium gas from other supplies at significantly reduced margins.
  we will have to toll process crude helium gas from other supplies at significantly reduced margins.

We believe that if we continue our helium and gas operations we will be unable to focus, or we will be delayed in focusing, on our goal of advancing our Thermal Gasifier™ business and obtaining financing for Thermal Gasifier™ projects or raising capital to fund this business. Additionally, in order for us to operate the helium and gas operations to increase the recovery of helium and natural gas liquids to generate maximum revenues, and to maintain our competitive position, we believe we would have to improve our gas and helium processing facilities and operations and acquire new equipment which would cost between approximately $15,000,000 for a non-scalable solution to $23,000,000 for a scalable solution. We currently do not have funds, and do not expect to generate revenues or obtain debt or equity financing in the foreseeable future to fund these improvements. We would probably continue to seek alternative buyers or joint venture partners for the helium and gas assets in the future.

Additionally, as of September 30, 2005, Nathaniel is indebted to Richard Strain in the amount of $13,270,074. Of this amount:

  $2,160,000 is due upon demand after January 1, 2006, and $1,080,000 is due on each of April 1 and July 1, 2006 respectively.
  Installments of $572,876 are due quarterly beginning on March 31, 2007 and ending on December 31, 2009.
  $3,354,210 is due under a promissory note for the purchase of 4,900 shares of common stock, or 49% of the shares of common stock, of NEOHC, which is payable upon demand at any time after January 1, 2006.

We do not expect that we will have funds from operations or that we will be able to obtain debt or equity financing in order to make payments of the $2,160,000 installment of indebtedness that is due after January 1, 2006 on a timely basis. Accordingly, we believe that we have no viable alternative other than using the proceeds from the sale of our gas and helium assets under the Purchase and Sale Agreement to repay the indebtedness. Mr. Strain has a security interest in all of our assets as collateral for our debt obligations to him. If we are unable to meet our payment obligations to Mr. Strain when payment is due, Mr. Strain will have the right to declare the loan in default and commence collection proceedings against us, including foreclosure proceedings against our assets which include the assets that comprise our helium and gas processing facility and operations.

What do I need to do now?

A:
After carefully reading and considering the information contained in this Proxy Statement, please complete and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. In addition, you may attend and vote at the annual meeting in person, whether or not you have completed, signed and mailed your proxy card.

Q:	Whom should I call with questions?

A:	If you have any questions about the Purchase and Sale Agreement or this Proxy Statement, please call George A. Cretecos, Chief Executive Officer, at (303) 690-8300.

PROPOSAL 1: APPROVAL OF THE ASSET SALE

Background of Asset Sale

Our Business and Financial Needs

We have operated a tire fuel processing operation in Hutchins, Texas since 1997 and a helium and gas facility and processing operation in Key es, Oklahoma since April 2003. Our helium and gas business has historically generated most of our revenues, and in 2004 and the nine months ended September 30, 2005, our gas and helium operations generated 96% of our revenues. While we have operated our helium and gas and tire fuel processing businesses, we have continued the development and testing of our Thermal Gasifier™ technology. To date we have one contract for two Thermal Gasifier™ units in Cologna-Veneta, Italy.

During first quarter of 2004 we made significant upgrades to our helium and gas plant further improving operations and increasing performance and the resultant cash flow, which we financed with additional debt. Even though we have made upgrades, our helium plant upgrader is at capacity and our gas plant is nearing its rated capacity, and the two plants do not maximize the recovery of helium and natural gas liquids.

Beginning in June 2004, following the resignation and retirement of Nathaniel’s founder, and then Chairman of the Board and Chief Executive Officer, we began a rigorous review and analysis of our financial condition, business direction and business strategy. During the period June 30, 2004 through December 31, 2004, we completed the construction of our Thermal Gasifiers™ under contract to a customer in Cologna Veneta, Italy, and began developing strategies to address our negative cash flows from operations.

Beginning in June 2004 and over the remainder of that year, we analyzed our need to upgrade, improve and expand the helium and gas processing facilities and operations to increase the recovery of helium and natural gas liquids in order to increase revenues and stay competitive. Competition has increased over the last two years because there has been considerable exploration and development drilling underway within reach of our Keyes helium and gas operation. Other gas gatherers and processors covet these gas supplies. Many of our producers have options to contract with other gas gathering and processing operations and we believed that these producers would respond favorably to us if we were able to provide improved services, which could result in higher income to them. We believed that if we did not, or were not able to, make these improvements, our revenues would decrease or at best, remain flat, other than as a result of higher gas and helium prices, and could further decrease if we lost customers due to our inability to remain competitive. We projected that under these circumstances, NEOHC could experience a decrease in operating cash flow beginning in 2007.

In the fourth quarter of 2004, we initially determined that we would need approximately $5,000,000 to $8,000,000 for equipment necessary to upgrade and improve our helium and gas facility to a point that we could expand our helium and liquid gas recovery capacity to a level which would allow us to increase revenues and maintain our competitive position in the near term.

As of December 31, 2004 Nathaniel owed $462,800 to financial institutions which were secured by equipment. We also owed $8,892,151 of secured indebtedness to our largest shareholder and creditor Richard Strain, $759,577 unsecured notes to a vendor for services provided to us in building and installing our Thermal Gasifiers™ for our project in Cologna-Veneta Italy, and miscellaneous notes to unaffiliated third parties of $42,329.

In January 2005 we determined that it would be in our stockholders’ best long-term interest to focus on the commercialization of our patented Thermal Gasifier™ technology. Management also determined that our tire fuel processing operations, which creates tire derived fuel, a fuel source for the Thermal Gasifier ™ as well as an alternative fuel to fossil fuels that could be used by third parties, should be improved by acquiring new equipment and repairing existing equipment and facilities.

We spent several months analyzing our financial alternatives. The company needed to pay off a significant portion of its increasing debt while retaining capital to advance its business plan. We evaluated both debt and equity financing alternatives to raise capital to service our mounting debt, provide improvements to our tire fuel processing division and further the commercialization of our Thermal Gasifier™ technology. Potential lenders required collateral on our existing assets for moneys lent. Since the majority of our assets already served as collateral for our indebtedness to Richard Strain, we could not negotiate a loan favorable to us and which we believed would be acceptable to Mr. Strain.

We also considered the possibility of seeking equity financing through the sale of our common stock. During that time in 2004 and up to October 12, 2005 when we increased the number of our authorized common stock, we had 75,000,000 shares authorized for issuance and had approximately 70,698,263 outstanding. Therefore, we had only 4,301,737 shares issued and available to issue. Additionally, since our purchase of the helium and gas assets in April 2003, we have seen the price of our common stock steadily decline in spite of increases in our revenues. We believe this can be attributed to:
  our inability to increase and sustain a level of profits from our helium and gas operations that is sufficient to eliminate operating losses and maintain investor interest;
  our inability to provide adequate financial and management resources to commercially develop our Thermal Gasifier™ business; and
  the perceived inability to service our debt ; and
  additionally, we have not been able to exploit favorable changes in the regional gas industry and capitalize on our existing and new contracts with producers due to the lack of expansion capital available to us, contributing to our inability to maintain investor interest.
We concluded that due to the limited number of authorized and unissued shares at the time, the depressed value of our stock, the issuance of additional shares would not have provided the funding we required.

After further deliberation of needed upgrades and improvements at our helium and gas facility, we also concluded that in order for us to increase capacity, maximize recoveries of helium and natural gas liquids, make pipeline quality gas while delivering a high purity nitrogen supply to CIG and remain competitive, we needed to upgrade and expand the processing facilities at the plant. Those improvements would include new processing equipment, piping, compression, installation and provide the infrastructure for scalability for future expansion. The current processing equipment and the new processing equipment we initially evaluated for $5,000,000 to $8,000,000 (excluding piping, compression and installation) were considered to be insufficient and did not provide for scalability beyond a stated capacity. We determined that should we have additional gas supplies beyond the planned capacity in the future, we would want to be able to expand the facilities rather than rebuilding. Rebuilding the plant would have required an investment far in excess of the projected range to make the scalable improvements. In addition to the new equipment consideration we needed to factor piping, compression and installation costs. In the second quarter of 2005 following engineering reviews of our expansion requirements, we determined that to achieve this goal we would need funding ranging between $15,000,000 for a non-scalable solution to $23,000,000 for the necessary equipment, piping, increased compression and installation for the scalable improvements.

Our Efforts to Address our Business Needs

In January 2005, Superior approached us with their interest in purchasing or partnering with us to expand our helium and gas processing facilities and operations. We suggested that both companies evaluate increasing the capacity and efficiency of our helium and gas assets through a capital investment by Superior with a view to significantly increasing our recovery of natural gas liquids and resulting revenues and margins, a primary interest of Superior. We proposed that Superior invest their capital in new gas processing equipment to handle processing of increased gas streams and expand our yield of natural gas liquids, in which both companies would share the resulting increased operating results. Superior agreed to the concept, entered into non-disclosure and confidentiality agreements with us and undertook due diligence for further evaluation of our proposal.

Shortly into the due diligence process, Superior contacted us and requested that we consider the sale of our helium and gas assets to Superior instead of pursuing our joint venture proposal. Superior was concerned with the costs of the capital improvements, the percentage of revenue that would flow to Superior and the fact that they would not control the operations of the plant where the new processing equipment would be installed and integrated. We agreed to take Superior’s request under consideration as they continued their due diligence efforts.

We analyzed our need to build a larger more efficient plant to expand our natural gas, helium and natural gas liquids recovery to increase revenues and effectively compete in the helium and gas business, and the resultant need for significant capital improvements to continue to develop and grow the gas and helium business. With our current debt, we did not believe we could continue to compete with other gathering and processing operators for new natural gas and helium volumes. We also realized that we would need significant investment or other financial support to effectively develop and commercialize our Thermal Gasifier™ technology and have the resources to manufacture Thermal Gasifier™ units for future projects.

In March 2005 our board of directors authorized us to explore and evaluate the potential sale of the helium and gas assets to Superior, in addition to considering joint-venture or partnering arrangements. In April 2005 Superior made an initial proposal for the purchase of the helium and gas assets for $15,500,000 with several contingencies that could have adjusted the price by varying amounts. The offer from Superior was considered, but we were concerned with the uncertainty of the contingent adjustments and their potentially negative impact on the final selling price. We determined at that time that we would solicit additional offers before further deliberating on the Superior proposal. Since we could not assess whether Superior’s proposed purchase price was a true reflection of the value of our assets, we decided that we would explore other joint venture arrangements or asset purchase opportunities.

Over the next three months, we evaluated the strategic alternatives related to selling the helium and gas assets or joint venture expansion financing and solicited indications of interest for both alternatives from various parties. During May 2005, we visited Regency Gas Services, LLC of Dallas, Texas, one of our main crude helium gas suppliers, and discussed, among other business issues, their potential interest in investing in our helium and gas assets expansion. Regency indicated that they had an interest in evaluating a potential joint venture in, or the outright purchase of, the helium and gas assets. In June 2005 Regency entered into a non-disclosure and confidentiality agreement with us and immediately began their due diligence process. Following two months of due diligence, Regency contacted management and proposed that we consider separating the helium plant assets from the gas plant, compression and gathering system assets and sell them only the non-helium assets. We discounted that proposal because the operations of the helium assets and the gas assets were too dependent on each other, and the helium plant, gas plant, compression and some of the gathering system assets were all located on the same property making a separation of the assets and operations impractical. However, we kept our discussions with Regency open as we pursued other financing opportunities.

During first quarter of 2005, we began negotiating with Richard Strain to extend a $1,080,000 debt payment that was due on October 1, 2005, until after January 1, 2006. Mr. Strain agreed to extend the time for this payment to allow management additional time to seek capital to service our debt obligations to him and to avoid a default under the loan agreement and related promissory notes. We explored various financing options with no success primarily due to our history of financial losses and negative operating cash flows and the fact that all of our assets secured our debt to Mr. Strain.

Additionally starting in March 2005, while we were exploring the possible sale of our helium and gas facilities and operations, we also began engaging in discussions with funding groups to evaluate raising the necessary capital for the improvements to the helium and gas plant as well as to advance our Thermal Gasifier™ business. Shortly into this process, we moved away from investors and re-directed our focus on operating companies in the gas processing and gathering industry because:

•	new potential investors only considered debt or convertible debt financing which would be secured by the assets of the Company that were already encumbered as collateral for existing debt;

•	our cash flow was relatively limited and could not attract capital at favorable terms; and

•	we could not justify an increase in the significant debt burden already carried by us.

    Given the existing value of our common stock, our debt service requirements, changes to the regional gas conditions which we could not exploit, and our early stage of development of our Thermal Gasifier™ business, we determined that we would not be able to raise the capital on terms and conditions favorable to us to finance our development in the emerging alternative energy and renewable energy industries through the public or private capital markets or by incurring additional debt. As discussed above, based on these factors, in March 2005, our board of directors authorized us to consider the sale of our helium and gas assets in addition to exploring relationships with established helium, gas processing and gathering operators to have them consider a joint venture to maximize the value of our helium and gas processing facilities and operations.

The Midstream Energy Transaction

    During the same three month period that we explored potential transactions with Superior and Regency, we continued seeking interested and qualified parties to evaluate our helium and gas assets for potential joint venture or an outright purchase. In June 2005 we were approached by Midstream Energy Services, LLC a newly formed Tulsa, Oklahoma based midstream gas processing company that was financially backed by a substantial energy fund from Dallas, Texas.

We held preliminary discussions with Midstream regarding a potential joint venture or a sale of our helium gas facilities and pr ocessing business assets. We entered into a non-disclosure and confidentiality agreement with Midstream to conduct due diligence. On July 7, 2005, we received a letter of intent from Midstream to pursue an acquisition of our helium and gas processing facilities and operations assets.

We considered two deal structures for Midstream’s acquisition of the helium and gas processing facilities and operations assets. One structure proposed the following:

•	Midstream and Nathaniel would form a new LLC, 70% of which would be owned by Midstream and 30% of which would be owned by Nathaniel;

•	Midstream would be the manager of this new LLC. Nathaniel would contribute the helium and gas processing facilities and operations to the new LLC;

•
Midstream would have the option, to purchase Nathaniel’s 30% interest of the new LLC within 36 months on mutually agreeable terms to be negotiated in good faith, consistent with the valuation methodology used to make the initial purchase;

•	Midstream would provide capital for all future improvements to, expansions of, and requirements of, the helium and gas processing facilities and operations; and

•
Nathaniel would have the option to provide additional capital to the LLC in proportion to Nathaniel’s then-effective percentage of ownership. If Nathaniel elected not to participate in capital expansion/expenditure, then its percentage of ownership in the LLC would be reduced, accordingly.

    The other proposed transaction was an asset sale in which we would sell the helium and gas processing facilities and operations to Midstream. We favored this transaction because we determined that we would not have the resources to participate in the necessary expansion and related expenditures as proposed in the first structure. We believed that would result in an unacceptable reduction in our percentage of ownership and of the overall value that we would receive for the helium and gas processing facilities and operations assets. Additionally, under the first structure, we would have received only 70% of the purchase price in this transaction prior to any adjustments, which would not have provided enough capital to timely satisfy our debt, maintain operations and advance our Thermal Gasifier™ business plan. Midstream preferred an asset sale because it considered a joint ownership relationship as too complicated and time consuming.

On July 7, 2005 we convened a special meeting of the board of directors to further deliberate on the offers from Midstream and Superior and the proposal from Regency. At the meeting, the board of directors determined that an asset sale to Midstream was the most viable of the alternatives and authorized management to enter into a letter of intent to pursue the potential sale of the helium and gas processing facilities and operations to Midstream, and to proceed with the due diligence and negotiation for the sale of the helium and gas assets.

On July 27, 2005, we convened a special meeting of the board of directors to further consider a purchase price acceptable to us and terms of a purchase and sale agreement. The board again considered the proposals from Midstream, Regency and Superior. The board was advised that Regency had an interest only in our non-helium assets and therefore, their proposal was not considered viable. The board concluded that the value of the helium and gas assets represented in Midstream’s letter of intent, represented the highest and best offer presented by the interested parties. The board determined that a fairness opinion on the value of the helium and gas assets was not necessary, based on competitive offers provided by these independent interested parties.

We continued negotiations on a purchase and sale agreement with Midstream over the next two months to determine if an acceptable purchase price on reasonable terms for the helium and gas assets could be reached.

On August 2, 2005 the board held a special meeting at which the status of the negotiations with Midstream were discussed, among other matters, including notice we received from Regency regarding the shut down of their Lakin facility and cessation of crude helium gas deliveries to our Keyes facility. The board was also advised that Regency had notified us in writing of their efforts to obtain replacement gas for us.

On September 13, 2005, we convened a special meeting of the board of directors to consider the terms of the Asset Purchase Agreement with Midstream as negotiated to that point. The board of directors considered and analyzed a notice from Colorado Interstate Gas Company regarding our Operational Agreement for blending services with them that provides natural gas fuel to operate the helium and gas assets in exchange for our nitrogen they use for blending, which expires on December 31, 2006. CIG had advised us in August 2005 that they did not intend to renew this contract when it expired. Midstream had also advised Nathaniel that it had assumed this agreement could be renewed when they valued our assets at $22,400,000. Midstream further advised us that if this contract was not renewed it would, in their opinion, have a materially negative effect on the cash flow from the helium and gas operations. As a result, Midstream reduced their offer by $5,900,000 from $22,400,000 to $16,500,000. During the September 13, 2005 board meeting, management informed the board that it was working to secure an extension of the Operational Agreement or obtain a new blending services agreement with CIG to regain some or all of the purchase price amount impaired by Midstream, but that the probability of success was minimal. The board of directors advised management to take all reasonable steps to reach an agreement with CIG for blending services in order to increase Midstream’s offered purchase price for the helium and gas assets.

On September 29, 2005, a special meeting of the board of directors was convened to consider the actions taken by management to increase the sales price of the helium and gas assets to Midstream. Management informed the board of directors that pursuant to their discussions with us in August 2005, Regency, Nathaniel’s primary vendor supplying 65% of Nathaniel’s crude helium for processing and sale, could not replace the helium gas resulting from the shut down of its Lakin plant, and therefore, would eliminate that gas supply indefinitely. The Lakin plant shut down meant that Nathaniel would have to toll process gas from other sources. As a result of the impending loss of supply of crude helium at favorable prices from the Lakin plant, Midstream indicated that the purchase price should be further reduced $600,000 to $15,900,000. We advised the board of directors that we had received legal counsel from four firms to assess the merits of suing Regency for the potential breach of a long term helium supply agreement, and that counsel had advised us that in their view, we had only a 50% chance of prevailing in a legal action at a cost that could potentially reach over $150,000, the action could take two years or more, and then damages would be limited. Due to the high costs of litigation, the uncertainty of the outcome of legal action, our interest in working with Regency to replace that crude helium supply and potential new natural gas supplies becoming available from Regency in the near term, the board decided not to pursue legal action. After several rounds of intensive negotiations with Midstream, management negotiated the price up from $15,900,000 to $16,200,000 with up to a potential increment in the purchase price of $1,800,000, for a total purchase price of $18,000,000 if Nathaniel could secure a new Operational Agreement between Colorado Interstate Gas Company and Midstream.

Midstream and Nathaniel then began to explore then negotiate the proposed replacement ten-year Operational Agreement with Colorado Interstate Gas Company. This new Operational Agreement would limit the increase to the purchase price to $1,800,000 due to several factors. The proposed Operational Agreement would require Midstream to make substantial capital improvements, cover all operating costs for such improvements and begin paying CIG for the fuel to operate the helium and gas processing compression equipment at Keyes an amount almost comparable to the fees that Midstream would collect from a new Operational Agreement with CIG. Midstream would receive a blending fee from CIG over a ten year period that would offset a reasonable amount of their costs from CIG for the purchase of fuel gas to operate the compression facilities.

Under the Operational Agreement between Nathaniel and CIG due to expire in December of 2006, CIG provided Nathaniel its natural gas fuel for the helium and gas processing compression equipment at no cost, in exchange for Nathaniel supplying CIG nitrogen for its use as a blending agent. CIG informed Nathaniel in August of 2005 that it did not intend to renew the agreement due to the escalating costs of natural gas but instead planned on constructing their own air plant to replace the use of nitrogen. Midstream’s net benefit over the ten year term under the proposed new contract was estimated to be approximately $1,800,000 and represents an increase of this amount to the proposed purchase price should CIG and Midstream sign a new Operational Agreement with those provisions.

At that time, the board of directors determined that in light of the facts and circumstances, the consideration and terms of the Asset Purchase Agreement were fair and in the best interests of the stockholders and unanimously approved the execution and delivery of the Asset Purchase Agreement.

Following execution and delivery of the Asset Purchase Agreement on September 30, 2005, Midstream agreed to work with us in a combined effort to secure a new blending services agreement with CIG. We were successful in setting up meetings with executive management at CIG and engaged in aggressive negotiations for an agreement to secure a ten-year blending services agreement that would be entered into prior to the closing of the asset sale but would go into effect in September 2006. This agreement was to replace the existing Operational Agreement between Nathaniel and Colorado Interstate Gas Company that expires in December 2006. After several rounds of negotiations, CIG agreed in principle to the terms of a new blending services agreement and Nathaniel began contract development and engineering design on October 14, 2005. Although we expect a new blending services agreement between Midstream and Colorado Interstate Gas Company will be signed prior to the closing of the asset sale, we can not guarantee that it will be signed as it is currently being negotiated and a final agreement may not be reached.

Midstream owns a gas gathering system and has substantial capital resources to make the necessary upgrades and improvements to our assets.

The gas and helium assets being sold to Midstream

The helium and gas processing facilities and operations that we are selling to Midstream under the Purchase and Sale Agreement include a helium and gas processing facility in Keyes, Oklahoma and 130 miles of gathering pipeline that collects natural gas from over 50 gas wells. The helium and gas processing facility produces approximately 5,700 mcf of natural gas daily and 5,900 gallons of natural gas liquids daily. The natural gas liquids recovered by the plant are sold primarily to ONEOK Hydrocarbon, LP.

Nathaniel has an agreement with Nexus Energy Company, a third party gatherer, for the gathering and processing of new volumes of natural gas from additional wells and gathering fields.

There are currently four main suppliers for the helium and gas processing operations. Nexus Energy Company supplies natural gas under a 10-year agreement, executed January 9, 2004, which renews for an additional 10-year term if Nexus can produce commercial quantities of natural gas. Additionally, Nexus pays fees for transporting the natural gas from a central delivery point to the Keyes gas and helium plant and a fee for compressing the gas at the central delivery point. There is a life of lease contract with EOG Resources, Inc. for all gas produced. NEOHC has an agreement with Regency Gas Services, LLC to supply us with crude helium which requires us to purchase all crude helium produced from the Lakin Processing Plant until 2021 at which time either party may terminate the agreement. If it is not terminated at that time, it may be terminated subsequently at any time upon two years’ advance notice by either party. This contract can be terminated in 2008 and 2015 if either party requests pricing that is not agreed to by the other party. In late July, 2005 Regency advised us that it would be temporarily shutting down the Lakin plant and no crude helium would be available from that plant until further notice  but that they were trying to replace that supply within the next 30 days. On or about August 10, 2005, the Lakin plant was shut down. Regency notified us in September 2005 that they were unable to obtain an alternate supply of crude helium for our helium processing facility in Keyes and therefore, would provide us crude helium in the future should they obtain helium gas supply and reopen the Lakin plant at a future date. After analyzing Nathaniel’s legal rights under the Regency contract with counsel, management and the board of directors did not believe it was in the best interest of the company or its shareholders to pursue legal action against Regency for a potential breach of their supply agreement due to the high costs of litigation, the uncertainty of the outcome of legal action, our interest in working with Regency to replace that crude helium supply and potential new natural gas supplies becoming available from Regency in the near term.

As discussed above, NEOHC has an Operational Agreement with CIG expiring in December 2006, to provide blending services and as part of that agreement, CIG provides the helium and gas operations with fuel gas and we supply natural gas containing nitrogen. Either Nathaniel or CIG may terminate this agreement upon six months notice if Nathaniel deems the continued operation of its helium plant to be uneconomical. Alternatively in this case, CIG can choose to assume the operation of our helium plant at CIG’s cost, upon six months notice. CIG also has the right to terminate the agreement upon three months notice if the volume of gas which we supply to CIG under this agreement falls below specified standards for a period of 90 days.

In August 2005 CIG advised us that it did not intend to renew this agreement when it expires. As discussed above, we expect CIG and Midstream will enter into an agreement which will replace the existing agreement with CIG, however, such agreement may not be reached. It i s expected that any new agreement with CIG will provide less of a financial benefit than that obtained under the expiring agreement. If we do not close the Purchase and Sale Agreement and Midstream has paid for services and equipment necessary to implement a new Operational Agreement with CIG, on our behalf, for which we would reimburse Midstream by promissory notes, we do not believe we will be able to pay those promissory notes when they come due. In that case, Midstream will be able to commence collection activities against us, including foreclosing on the assets utilized or built in connection with the implementation of that contract, subject to any prior liens which may exist in favor of our largest creditor and stockholder, Richard Strain.

The loss of any of these contracts will have a negative affect on Keyes Helium’s ability to profitably continue the operations of the natural gas and crude helium business. The loss of any of these contracts could substantially affect the volume of helium and natural gas liquids which we are able to produce for our own account. Our existing contracts provide for processing crude helium for third parties to the capacity of the helium plant (which is known as toll processing). As a result of Regency’s shut down of the Lakin plant, Keyes Helium is toll processing crude helium for third parties and the helium plant is running at capacity. Although we anticipate that toll processing operations will keep Keyes Helium processing operations at capacity, it will have an adverse effect on our helium revenue and our helium profit margins.

Approximately 96% of our sales stem from helium, natural gas liquids and natural gas sales. We currently do most of our helium and gas business with three major customers. Because Keyes Helium offers several different products, it has reduced dependency on any one customer. Air Products and Chemicals, Inc. purchases all of the helium produced under contract through 2021 at which time either party may terminate the agreement. If it is not terminated at that time, it may be terminated subsequently at any time upon two years' advance notice by either party. This contract can be terminated in 2008 and 2015 if either party requests pricing that is not agreed to by the other party. Should this contract expire or be terminated early, we believe there are other major companies which have a stated interest in purchasing the helium and our toll processing services. NEOHC has short term agreements with Tenaska Marketing, Inc. for the sale of processed natural gas. Additionally, NEOHC has a month-to-month agreement with ONEOK Hydrocarbon, LP for the sale of natural gas liquids. NEOHC’s top three customers accounted for 74% and 86% of our total revenue in 2004 and the nine months ended September 30, 2005. We believe that the loss of any of these customers would not cause a material disruption to Keyes Helium’s overall sales volume because we believe Keyes Helium would be able to replace them in a relatively short time, however, we can not guarantee that Keyes Helium will be able to replace those contracts with contracts whose terms will generate revenue or margins equivalent to revenue or margins we currently recognize.

A description of our proposed business after the asset sale, if it is approved, begins on page 39 under the heading “Our Business After the Asset Sale.”

Reasons for Asset Sale; Recommendation of the Board of Directors

We believe that it is in our best interest to exit the gas and helium processing business and focus our resources in the emerging alternative energy industry through the commercialization of our proprietary patented Thermal Gasifier™ technology. Management always believed that Nathaniel’s entry into the gas and helium processing business in 2003 was a means of generating cash to develop and further our Thermal Gasifier™ technology and business and that eventually we would concentrate our resources to become a leader in waste-to-energy solutions that would ultimately provide increased stockholder value. We believe that the proceeds from the asset sale after paying off our indebtedness to Mr. Strain and covering closing costs and taxes related to the sale of the gas and helium assets, will place us in a better position to:
  implement the marketing and business development activity to move from proof of process to commercial deployment of our patented Thermal Gasifier™ technology for use in waste-to-energy projects;
  improve our current fuel processing operation and advance it toward a full service fuel procurement operation;
  secure the necessary engineering and technical resources to advance our business plan;
  commit financial resources to support our corporate overhead and administration; and
  obtain equity or debt financing and project financing for any Thermal Gasifier™ projects that we develop.

We can offer no assurance that we will be able to develop any Thermal Gasifier™ projects or that we will succeed in getting the project funding necessary to implement any projects we do develop, or that we will be able to secure any equity or debt financing which we will need to sustain our operations until our Thermal Gasifier™ and tire fuel processing business generate meaningful revenues. Even if we are able to complete the development and marketing of our Thermal Gasifier™ technology we cannot guarantee that our Thermal Gasifier™ business will prove successful. We do not expect that you will have an opportunity to vote separately to approve our projects or business that we may choose to pursue following the asset sale.

The board has determined that the terms of the proposed sale of our helium and gas processing facility and operations are fair to, and in the best interest of, the stockholders, and has approved the purchase and sale agreement. Accordingly, the board unanimously recommends that the stockholders vote to approve the asset sale and the purchase and sale agreement.

In reaching its conclusion, our board of directors considered a number of factors, including:

•	management vigorously negotiated the purchase price with representatives of Midstream over a period of three months.

•	the amount and nature of the consideration to be received;

•
that Midstream will pay cash for the assets purchased, eliminating the credit risk related to a promissory note and the investment risk associated with receiving stock or other securities as consideration.

•
the advantages of selling the helium and gas processing facility and operations in a negotiated transaction without conducting an auction, such as avoiding instability among employees and customers, and Midstream’s ability to consummate the purchase of the helium and gas processing facility and operations business without a financing contingency. These advantages outweighed the possible advantages of an auction, which might have resulted in a higher price or more favorable terms.

•	that the terms and conditions of the Purchase and Sale Agreement were favorable to us and our stockholders;

•	that based on our efforts in seeking potential acquirors and management’s assessment of the marketplace, a sale on better terms or price could not be structured with another buyer;

•	the possibility that we may be able to generate returns for stockholders in the future through the implementation of a post-sale strategy;

•	the current and historical prices of our common stock;

•
during the six month period prior to the execution of the Asset Purchase Agreement, we received indications of interest from two other companies regarding an investment in us, a joint venture with us, or an acquisition of the helium and gas processing facility and operations;

•
an extensive analysis of the proposal from Midstream and from Superior and Regency, and extensive negotiations with Midstream as well as Superior and Regency regarding a variety of proposals relating to an investment in us, a joint venture with us, or an acquisition of our helium and gas processing facility and operations; and

•	the proceeds from the sale of our helium and gas assets will allow us to satisfy our indebtedness to Richard Strain, reducing Nathaniel’s indebtedness by approximately 91%.

WE DID NOT OBTAIN, AND OUR BOARD OF DIRECTORS DID NOT RELY ON, ANY REPORT, OPINION OR APPRAISAL IN MAKING ITS RECOMMENDATION TO VOTE “FOR” THE PURCHASE AND SALE AGREEMENT.

  The foregoing discussions of the factors considered by our board of directors is not intended to be a complete analysis, though it does include all material factors considered by our board of directors. The board of directors did conclude that each of these material factors supported its conclusion regarding the fairness of the transaction. The board of directors did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. In addition, individual members of the board of directors may have given different weight to different factors or may have concluded that some of the factors did not support the board of directors’ position and recommendations. A determination of various weight would, in the view of the board of directors, be impractical. The board of directors viewed its position and recommendations as being based on the totality of the information presented to, and considered by, the board of directors.

Accounting Treatment of the Asset Sale

The asset sale will be accounted for as a sale of assets in accordance with generally accepted accounting principles. We will recognize a gain from the asset sale based upon the excess net proceeds we receive over the net book value of the assets sold. If the asset sale had occurred at December 31, 2004, the gain on the asset sale for financial accounting purposes would have been approximately $5,384,965.

Material Federal Income Tax Consequences

We will recognize taxable gain on the asset sale, which will result in corporate taxable net income, however we expect to utilize our federal and state income tax loss carryforwards to offset all of the gain on the asset sale. Our taxable gain will be equal to the amount realized by us in the transaction, less the adjusted tax basis of the assets sold. The amount realized for income tax purposes is the sum of the liabilities assumed by Midstream and the cash paid. Consummation of the transaction will not result in any federal or state income tax consequences to stockholders. If the asset sale had occurred at December 31, 2004, the federal income tax on the asset sale would have been nominal. See “Pro Forma Financial Statements” beginning on page 53.

No Government and Regulatory Approvals

The asset sale is not subject to any government or regulatory approvals.

Arm’s Length Transaction

The terms of the Purchase and Sale Agreement were the result of arm’s length negotiations. Neither Midstream nor us nor any of our or their respective officers and directors holds an interest in, or is affiliated with, the other.

No Dissenters Rights

Under Delaware General Corporation, stockholders do not have dissenters’ rights or appraisal rights in connection with the asset sale.

Required Vote

The asset sale and the Purchase and Sale Agreement are required to be approved by the holders of a majority of our shares of common stock issued and outstanding as of the Record Date.

Interests of Certain Members of Management in the Transactions

Our officers and directors will not benefit from the asset sale in any manner that will not be shared ratably with the other stockholders.

A majority of the sale proceeds from the sale of the assets will be used to satisfy indebtedness owed by Nathaniel to Richard Strain. Two of Nathaniel’s directors, Karen Smythe and William Mulrow, are Mr. Strain’s daughter and son-in-law respectively. (Ms. Smythe and Mr. Mulrow are not married to each other).

Planned Use of Sale Proceeds

Nathaniel does not plan to distribute any of the proceeds from the asset sale to our stockholders. We plan to use the proceeds in our business as follows:

Repayment of indebtedness to Richard C. Strain

We plan to use a portion of the sale proceeds to repay approximately $ 13,270,074, plus interest, of indebtedness which Nathaniel owes to Richard C. Strain, a 54.3% stockholder of Nathaniel. $9,915,864 of this amount is the remainder of unpaid debt and interest which the company borrowed from Mr. Strain over the period from August 1999 to March 2004. $3,354,210 of this amount is the principal of a company promissory note to Mr. Strain for the purchase of 49% of the stock of NEOHC, which is described in more detail below under the heading “Payment of Promissory Note to Richard Strain”. Following is a discussion of the debt that the company borrowed from Mr. Strain from August 1999 to March 2004.

The company borrowed the total principal amount of $21,397,215 from Mr. Strain which was originally memorialized in the following promissory notes and agreements:
  $600,000 Note dated August 25, 1999, bearing interest at the annual rate of 12%. The Note contained no repayment schedule and matured on August 25, 2000.
  $250,000 Note dated February 4, 2000, calling for repayment at 200% of the outstanding borrowed principal amount as of February 3, 2001.
  $250,000 Note dated February 4, 2000, calling for repayment at 200% of the outstanding borrowed principal balance as of February 3, 2001.
  $800,000 Note dated May 19, 2002, bearing interest at the annual rate of 8%. The Note provided for accrued interest only for the first four months to be paid on September 19, 2002 and principal plus interest to be paid monthly in installments of $36,181.83 commencing on September 15, 2002. The Note represents funds that were loaned to Nathaniel which were used to fund operations of its Hutchins, Texas based tire fuel processing facility.

•
$850,000 Note dated May 19, 2002, bearing interest at the annual rate of 8%. The Note provided for accrued interest only for the first four months to be paid on September 19, 2002 and principal plus interest to be paid monthly in installments of $38,469.52 commencing on September 15, 2002. The Note represents funds that were loaned to Nathaniel which were used to satisfy the company’s $850,000 Promissory Note to Alternate Capital, LLC dated April 23, 2002.

•
$1,388,360 NEOHC promissory note dated March 29, 2003 bearing interest at the annual rate of 8%. The Note provided for principal and interest to be paid quarterly in installments equal to quarterly payments received by the NEOHC, under a promissory note made by Colorado Interstate Gas Company. The loan was secured by the assets of the Sturgis gas processing plant which is part of the assets being sold to Midstream under the Purchase and Sale Agreement. The Note represents funds that were loaned to Nathaniel which were used to fund the acquisition of the gas and helium processing facility and operations that are now being sold to Midstream under the Purchase and Sale Agreement.

•
$2,300,000 Note dated August 26, 2002, bearing interest at the annual rate of prime plus 2%. The Note provided for quarterly payments of principal and accrued interest in an amount up to $69,600, but in no event less than 80% of the gross production cash flow received by MCNIC with respect to MCNIC’s interest in Keyes Helium, LLC.

•
$10,958,855 NEOHC promissory note dated March 29, 2003 bearing interest at the annual rate of 8%. The Note provided for principal and interest to be paid quarterly in installments of $500,000 over a 72 month period. After the end of the first year, the total yearly payment amount was to be adjusted up if 80% of NEOHC’s profits in any year was more than $2,000,000. In that case, the Company would pay an amount equal to the difference between (a) 80% of NEOHC’s annual profit, and (b) $2,000,000. The Note represents funds that were loaned to the company which were used to fund the acquisition of the gas and helium processing facility and operations that are now being sold to Midstream under the Purchase and Sale Agreement.

•
In September and October, 2003 Mr. Strain loaned us $1,000,000 and $1,000,000 respectively, each bearing interest at the rate of 8% per year. In October, 2003 we consolidated an aggregate of $6,892,151 in principal into two promissory notes in the principal amounts of $2,000,000 and $4,892,151 respectively. The note for the $2,000,000 loaned to us in September and October 2003 bears interest at the rate of 3.33% per year and is payable in four quarterly principal and interest payments of $540,000 each on October 1, 2005 and January 1st, April 1st and July 1st 2006. The note for the principal amount of $4,892,151 bears interest at the rate of 8% per year. No payments will be due on this note until March 31, 2007, at which time the principal and accrued interest will be repaid in quarterly payments of $572,876 through December 31, 2009.

•
On March 17, 2004 the Company borrowed $2,000,000 from Mr. Strain under a promissory note which provides a fixed effective interest rate of 3.49% and is payable in equal installments of $540,000 due on October 1, 2005, January 1, 2006, April 1, 2006 and July 1, 2006.

    Mr. Strain has the right, at any time, to convert all or any portion of all the outstanding principal indebtedness of $8,892,151 plus accrued interest into shares of our common stock for the five trading days prior to March 17, 2004, which was $0.78 per share. The conversion price exceeded the market value of the stock on March 17, 2004.

    Effective April 19, 2002, the Company converted $1,650,000 of the debt representing the August 25, 1999 Notes and the two February 4, 2000 Notes, together with accrued interest under those Notes, into 8,250,000 shares of common stock.

    Effective October 3, 2003, the Company converted $10,000,000 of the debt into 50,000,000 shares of common stock. At the time of the conversion, Mr. Strain beneficially owned 5,718,333 shares of Nathaniel common stock representing approximately 14.9% of Nathaniel’s outstanding common stock at that time.

    At that time, Nathaniel did not have a sufficient number of shares of common stock authorized to issue all of the shares of common stock required to convert the debt. Therefore, Nathaniel issued 30,000,000 shares of common stock to an affiliate of Mr. Strain, and Mr. Strain had the irrevocable right to an additional 20,000,000 shares of common stock. Effective on June 1, 2005, Mr. Strain’s affiliate distributed 22,500,000 Nathaniel shares to Mr. Strain and 7,500,000 to Como Group, LLC which is beneficially owned by Corey Morrison. On October 12, 2005, Nathaniel amended its Certificate of Incorporation to increase its authorized shares of common stock from 75,000,000 to 200,000,000. On October 31, 2005 Nathaniel issued the remaining 20,000,000 shares in connection with the debt conversion to Mr. Strain.

    On April 14, 2005, Mr. Strain agreed to restructure payment terms of $4,000,000 of the outstanding debt plus accrued interest which was due in four quarterly payments of $1,080,000 each on October 1, 2005 and January 1, April 1 and July 1, 2006, such that the October 1, 2005 payment was extended until after January 1, 2006.

    Nathaniel’s debt obligations to Mr. Strain are secured by a first priority security interest in all of Nathaniel’s assets including the assets that comprise the helium and gas processing facility and operations, and a pledge of the NEOHC shares that Nathaniel purchased. As a condition to closing the sale of gas and helium assets to Midstream under the Purchase and Sale Agreement, this lien must be released by Mr. Strain.

    As of September 30, 2005 the Company owed Richard Strain $13,270,074, inclusive of $9,915,864 principal and interest, and $3,354,210 under a promissory note which paid for the 49% in NEOHC that Nathaniel purchased from Mr. Strain, which is discussed below.

    The terms of the notes and other loan documents relating to Nathaniel’s indebtedness to Mr. Strain allow for prepayment without penalty.

    We do not expect that we will have the necessary funds to meet our payment obligations with indebtedness that comes due after January 1, 2006, the time when Mr. Strain may demand the first installment payment of the indebtedness, from operations, nor do we anticipate we will be able to obtain any equity or debt financing in that time period to meet our loan payment obligations to Mr. Strain on a timely basis. At this time, we believe that we have no viable alternative than to use the proceeds that we will receive from the sale of our gas and helium assets to repay this indebtedness. Accordingly, we plan to use the major portion of the sale proceeds to repay our indebtedness to Mr. Strain.

    If we are unable to meet our payment obligations to Mr. Strain when payment is due, Mr. Strain will have the right to declare the loans in default and commence collection proceedings against us, including foreclosing on his security interest in all our assets, including the assets that comprise our helium and gas processing facility and operations.

Payment of Promissory Note to Richard Strain Which Was Used to Purchase 49% of NEOHC.

    Effective September 29, 2005 Nathaniel and Richard C. Strain entered into and closed a Stock Purchase Agreement pursuant to which Nathaniel purchased 4,900 shares of common stock of NEOHC, which prior to this acquisition was our 51% subsidiary. The NEOHC shares purchased represented 49% of NEOHC. As a result of this acquisition, NEOHC became a wholly-owned subsidiary of Nathaniel. The value of the 4,900 NEOHC shares that NEOHC purchased from Mr. Strain was determined by subtracting the amount of the $9,354,674 intra-company loan owed by NEOHC to Nathaniel from the $16,200,000 purchase price for the helium and gas assets, then multiplying the result of $6,845,326 by 49%. The purchase price for the 4,900 NEOHC shares shall be increased by 49% of the price received by Nathaniel from Midstream under the Purchase and Sale Agreement in excess of $16,200,000. The purchase price was paid by a $3,354,210 promissory note from Nathaniel to Mr. Strain, which is payable on demand by Mr. Strain at any time after December 31, 2005, or earlier on the date of the commencement of any bankruptcy or insolvency proceedings against Nathaniel, if any. Nathaniel has the right to prepay the promissory note at any time without penalty. The promissory note bears interest at the prime rate plus 1.5% annually. Nathaniel’s payment obligations under this Note are secured by a lien in all of Nathaniel’s assets, including the helium and gas assets which are being sold to Midstream under the Purchase and Sale Agreement.

    We acquired the 49% of NEOHC from Mr. Strain to enable us to sell our helium and gas assets, which are beneficially owned by NEOHC, to Midstream and to reduce our exposure to significant federal income tax. Prior to our acquisition of 49% of NEOHC from Mr. Strain, we could not consolidate our tax losses for federal income tax purposes with NEOHC’s taxable income or loss as we owned less than 80% of NEOHC which represents the ownership percentage required for us to elect to file a consolidated federal income tax return and combine our tax losses with NEOHC’s expected gain on the sale of its assets. As a result of our acquisition of 49% of NEOHC from Mr. Strain, we own 100% of NEOHC and may elect, for federal income tax purposes, to include NEOHC’s taxable gain on the sale of its assets on the closing date with our expected federal net operating loss for the fiscal year. In addition, we have federal and state tax net operating loss carryforwards from prior years which we expect to be able to use, subject to certain limitations imposed by the Internal Revenue Code, to offset the remainder of NEOHC’s taxable gain on the sale of its assets.

           Nathaniel does not believe that it will have funds from operations, or have the ability to raise funds in the foreseeable future to pay this promissory note if Mr. Strain demands payment of the promissory note after December 31, 2005.

    Nathaniel believes that by satisfying its indebtedness to Mr. Strain and the promissory note for the NEOHC stock, it will reduce its indebtedness and accrued interest by approximately $13,270,074 or approximately 91% as of September 30, 2005.

Working Capital

    Nathaniel plans to use the remaining sale proceeds:

•	as initial working capital, primarily to advance its Thermal Gasifier™business and tire fuel processing operations,

•	for improving our current fuel processing operation and advancing it toward a full service fuel procurement operation;

•	for administration and overhead,

•	for costs associated with the closing of the Purchase and Sale Agreement, and

•	for taxes, if any, that are owed as a result of the asset sale.

    We believe that once we have repaid our indebtedness to Mr. Strain, sold our helium and gas assets and have working capital to fund our Thermal Gasifier™ and tire fuel processing operations, we will be in a position to seek equity or debt financing to fund the continued development and improvements of these businesses as well as Thermal Gasifier™ projects which we may develop in the future.

Our Business After the Asset Sale

    If the proposed sale of helium and gas processing facility and operations is approved, assets representing approximately 96% of our revenues will be sold to Midstream, and certain of our liabilities will be assumed by Midstream. We will retain the remaining components of our business, namely our Thermal Gasifier™ business and tire fuel processing operations.

Thermal Gasifier™ Business

    Over the last three years Nathaniel has positioned itself as a hydrocarbon-based waste-to-energy company that provides municipalities and industries with solutions that divert waste from landfills while providing a clean alternative energy comparable to that of fossil fuels. Nathaniel’s main focus is on its proprietary patented technology, the Thermal Gasifier™, which is a 2-stage gasification system designed to convert waste, biomass, tires and any other solid, hydrocarbon-based materials into economical electrical and thermal energy, while exceeding the most stringent EPA and European Union emission regulations.

    Nathaniel focuses its patented technology in three main areas: licensing, creating energy infrastructures and building, owning and operating small hydrocarbon-based waste-to-energy plants.

    We plan to license the Thermal Gasifier™ technology to qualified companies, joint venture partners, and distributorships. Our primary plan is to seek qualified joint venture partners to build, own and operate small power plants or utilize our technology under a license where we will become a participant in the project. Our joint venture percentage ownership will vary with each joint venture. We are focused on forming joint ventures with partners who possess one or more of the following attributes: financial capability, governmental resources, technical expertise, and host business applications that will support a successful operation. We have not generated any revenue from licensing or joint ventures to date.

    Our short term objective is to complete the start up and testing of our two Thermal Gasifiers™ recently constructed in Cologna Veneta, Italy. We have been utilizing the operating Thermal Gasifiers™ units in Italy in our sales, marketing and research efforts during 2005. Upon completion and acceptance of the second of the two Thermal Gasifiers™ and payment by our customer in Italy, we will recognize revenue on those units. We have recognized no revenue from the sale or delivery of our Thermal Gasifier™ through the nine months ended September 30, 2005 and have recorded all payments received from our customer as a reduction in the Thermal Gasifier™ construction in process inventory.

Description of Thermal Gasifier™ Technology

    The Thermal Gasifier™ uses waste, such as waste tires (tire-derived fuel - TDF), fuel derived from municipal and industrial waste streams (refuse-derived fuel - RDF), wood waste and agricultural waste (biomass). Fuel for the Thermal Gasifier™ is placed on a moving grate in a chamber where it is subjected to high temperatures and gasified. The resulting gas is withdrawn into a separate chamber where it is combusted at temperatures of approximately 3,000 degrees fahrenheit, and produces heat, elemental carbon, carbon dioxide, low levels of carbon monoxide, sulfur dioxide, and nitrogen oxides. The process also generates two forms of ash. The first is bottom ash, the unburnable solids remaining in the fuel, such as metals, rock and sand. The second is fly ash, small particles commonly known as particulate, which is captured in filters.

         As a result of the pre-combustion gasification and high temperatures achieved in the Thermal Gasifier™, pollutants are in very small quantities, well below current EPA environmental standards. The Thermal Gasifier’s™ high temperatures destroy 99.9% of hazardous air pollutants emitted from refuse-derived fuel and tire-derived-fuel, including PCBs, dioxins, and furans. Most gaseous pollutants are captured by scrubbers or catalytic converters and the remaining pollutants fall well below EPA standards.

    The construction of the Thermal Gasifier™ is relatively straightforward and, our process control system features modern computer technology. The process control system monitors and controls all aspects of fuel and air volume to maintain optimal gasification and combustion. This system provides for semi-automated functionality lessening the manpower needed to supervise the Thermal Gasifier™ operation. The process control system features self-diagnostic and corrective action functions prompting the operator to take action if a problem occurs which is beyond the ability of the computer system to correct. Potential weak spots can be pinpointed through the predictive failure analysis function so that preventative maintenance can be done before costly failure occurs.

Tire Fuel Processing Business

    We have been in the alternative fuel processing business, including used tire recycling and collection services, since 1997. We have operated a 27 acre tire fuel processing facility in Hutchins, Texas since 1999. Under Texas state regulations we are licensed as a tire processor and tire storage facility where we process tire derived fuel (TDF) which is used as an alternative fuel to traditional fuel sources. We are paid a tipping fee (fee paid per tire received) for accepting waste tires and we sell the shredded tire material which we process from the waste tires as TDF.

    We intend to increase the processing capability of our tire fuel processing business during 2005, and have negotiated new contracts that will justify our financing arrangements for capital improvements and operations. We are also seeking additional contracts. Should we be successful in increasing our operating capacity and improving the quality of the tire-derived-fuel with the addition of new equipment, we would expect to increase the volume of waste tires we accept, the resultant tipping fee revenue (fee paid per tire received) and improve the pricing for and volume of processed Tire Derived Fuel sold.

More Information About Our Business After the Asset Sale

    For further information about our Thermal Gasifier™ business and our tire fuel processing business, reference is made to Item 1 of Nathaniel’s Annual Report on Form 10-KSB/A Amendment No. 1 for the year ended December 31, 2004, which item is incorporated into this Proxy Statement by reference.

THE PURCHASE AND SALE AGREEMENT

    The following is a summary of the material provisions of the Purchase and Sale Agreement. The terms and conditions of the proposed sale of our helium and gas processing facility and operation are contained in the Purchase and Sale Agreement. The description of the Purchase and Sale Agreement set forth in this proxy statement does not purport to be complete; however, all material terms of the agreement are summarized below. Stockholders should review the Purchase and Sale Agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated in this proxy statement by reference. You are urged to carefully read the Purchase and Sale Agreement in its entirety.

Assets to Be Sold

    Under the terms of the Purchase and Sale Agreement, we propose to sell substantially all of the assets associated with our helium and gas processing facilities and operations to Midstream Energy Services, LLC. The assets that comprise our helium and gas processing facilities and operations are owned by our wholly-owned subsidiary NEOHC and its wholly-owned subsidiary MCNIC. The assets being sold include, among other things:

•
100% of the membership interests in Keyes Helium Company, LLC, which operates the helium plant in Keyes, Oklahoma, owns the real property where the Keyes helium plant is located, owns the assets that comprise the Keyes helium plant, and is the contracting party in certain of the contracts being assigned to Midstream;

•	the Sturgis compression facilities;

•	the Keyes gathering system and gas plant;

•	the Spelunker gathering system;

•	the Lakin Pipeline;

•	all personal property on the premises of, or associated with, the Keyes helium plant, Sturgis compression facilities, Keyes gathering system and gas plant, and the Spelunker gathering system;

•	the real property on which the Keyes helium plant, Sturgis compression facilities, Keyes gathering system and gas plant, Spelunker gathering system, and Lakin pipeline are located;

•
all rights of way, easements and other surface rights used in connection with the Keyes helium plant, Sturgis compression facilities, Keyes gathering system and gas plant, Spelunker gathering system and Lakin pipeline;

•	all natural gas and helium inventory, and natural gas used as line pack in connection with the helium and gas facility and operations;

•	all cash and other funds attributable to the assets being sold; and

•	any causes of action that Nathaniel may have relating to the assets being sold, for which Midstream will assume liability under the Purchase and Sale Agreement.

Liabilities Assumed

    Midstream will assume all of our liabilities under all contracts included in the assets to be sold that arise after the closing of the proposed asset sale. In addition, Midstream will assume all liabilities related to the assets to be sold that arise as a result of Midstream’s actions or omissions after the completion of the proposed asset sale, except for those liabilities that are retained by Nathaniel.

The Purchase Price

    The purchase price is $16,200,000 payable in cash at the closing, subject to adjustment as follows:

•	upward for any capital expenditures made by us relating to the helium and gas operations from August 1, 2005.

•	upward for expenses incurred by us from August 1, 2005 to operate the helium and gas assets.

•	upward for all amounts owed to us or our affiliates as of the closing under the contracts which are included in the assets to be sold.

•
upward by up to $1,800,000 if Midstream and Colorado Interstate Gas Company enter into an agreement for nitrogen and/or air services which commences on or near January 1, 2007. This agreement, if entered into, is expected to replace the Operational Agreement between us and CIG, which expires in December 2006 that is included in the assets being transferred. It is expected that any new Operational Agreement will provide less of a financial benefit than that obtained under the expiring Operational Agreement.

•
downward for any expenses relating to the operation of the helium and gas assets which are attributed to the period before closing that are unpaid at the closing, the liability for which is transferred to Midstream.

•	downward for amounts due under the contracts which are included in the helium and gas assets to be sold that are unpaid as of the closing, the liability for which is transferred to Midstream.

•	downward for all funds, receivables and the like, that are attributable to the helium and gas assets being sold, for all periods from August 1, 2005 to the extent retained by us.

Any purchase price adjustment that is not finally determined at the closing will be determined after the closing by procedures set forth in the Purchase and Sale Agreement.

Representations And Warranties

    Nathaniel’s Representations and Warranties. Under the Purchase and Sale Agreement, we made certain customary representations and warranties to Midstream, including representations and warranties related to:

•	our corporate organization and good standing and other similar corporate matters;

•	our corporate power and authority to enter into the Purchase and Sale Agreement and complete the proposed asset sale;

•	the binding nature and enforceability of the Purchase and Sale Agreement;

•	the absence of any conflict between the Purchase and Sale Agreement (and the completion of the proposed asset sale) and contracts to which we are a party and laws that apply to us;

•	our compliance with applicable laws;

•	the authorizations, approvals and consents that we are required to obtain in connection with the Purchase and Sale Agreement and the completion of the proposed asset sale;

•	our valid title to the tangible property that is included among the assets to be sold;

•	the condition of the assets to be sold and the disclosure of all information in our possession related to such assets;

•
our interest in Keyes Helium Company, LLC , the organization and good standing of Keyes Helium Company, the assets owned by Keyes Helium Company and other information regarding Keyes Helium Company and its interest in the assets to be sold;

•	the contracts that are included among the assets to be sold;

•	our valid title to the real property, facilities and intellectual property included among the assets to be sold and our surface rights included in those assets;

•	compliance with applicable environmental laws and other environmental matters relating to the assets being transferred;

•	the preparation and fair presentation of NEOHC’s financial condition in certain financial statements related to NEOHC and its assets;

•
the absence of our receipt of prepayments relating to the assets being transferred which would require Midstream to deliver products or services after the closing without receiving full payment for such services or which would be subject to refund;

•	certain matters with respect to gas imbalances and suspense funds;

•	certain employee matters, employee benefits, and agreements relating to our employees who render service primarily in connection with the helium and gas processing facility and operations;

•	pending or threatened litigation affecting the assets to be sold, the Purchase and Sale Agreement or any agreement to be entered in to, or in connection with, the Purchase and Sale Agreement;

•	certain tax matters relating to the assets being transferred;

•	the absence of brokers, finders or investment bankers entitled to a fee in connection with the proposed asset sale;

•	the absence of preferential or similar rights to purchase the assets being transferred other than those specified in the Purchase and Sale Agreement, which have been waived; and

•	the manner of operation of the assets to be sold, since August 1, 2005.

    Midstream’s Representations and Warranties. Under the Purchase and Sale Agreement, Midstream made certain customary representations and warranties to us, including representations and warranties related to:

•	its corporate organization and good standing, and other similar corporate matters;

•	its corporate power and authority to enter into the Purchase and Sale Agreement and complete the proposed asset sale;

•	the binding nature and enforceability of the Purchase and Sale Agreement;

•	the absence of any conflict between the Purchase and Sale Agreement (and the completion of the proposed asset sale) and contracts to which it is a party and laws that apply to it;

•	the authorizations, approvals and consents that it is required to obtain in connection with the Purchase and Sale Agreement and the completion of the proposed asset sale;

•	pending or threatened litigation affecting the Purchase and Sale Agreement or any other agreement to be entered into in connection with the Purchase and Sale Agreement;

•	the sufficiency of its funds to pay the purchase price at closing and complete the proposed asset sale; and

•	the absence of brokers, finders or investment bankers entitled to a fee in connection with the proposed asset sale.

Covenants

    The Purchase and Sale Agreement contains covenants which obligate each party to the agreement to take various actions in contemplation of closing the proposed asset sale, including, among other things:

•
until the closing Nathaniel agrees to operate the assets to be sold in a good and workman-like manner, consistent with industry standards and the historical routine operation of those assets, and in compliance with all applicable laws;

•	prior to the closing Nathaniel agrees to timely complete

•	projects for which Midstream Gas has authorized expenditures,

•	the Sturgis Compressor Station engine overhaul being performed by Endyne, Incorporated, and

•	moving certain inventory or spare parts that are stored offsite to the Keyes helium plant site.

Except for certain capital expenditures paid by us and approved by Midstream, we agree to bear all costs associated with these projects, without any upward purchase price adjustment;

•	until the closing, if instructed by Midstream, Nathaniel agrees

•
to initiate the design, procurement and installation of necessary land and equipment to provide for the delivery of air and/or nitrogen to Colorado Interstate Gas Company pursuant to any agreement for that service,

•	to initiate the design, procurement and installation of certain equipment to provide for the removal of nitrogen from the inlet natural gas stream, and

•	to enter into contracts for these projects;

•
we will receive an upward purchase price adjustment for capital expenditures paid by us which are associated with the projects described in the above bullet point and which are approved by Midstream. However, in the event we do not have the funds available for these projects, Midstream has agreed to directly pay third parties for necessary services and equipment in connection these projects and we have agreed (subject to the terms further outlined in the Purchase and Sale Agreement) to

•	execute promissory notes in favor of Midstream to reimburse Midstream for those payments, and

•
grant Midstream a first priority security interest in the assets and real property relating to any projects to secure our promissory notes to Midstream which reimburse Midstream for any payments Midstream makes to third parties in connection with these projects.

Upon closing of the Purchase and Sale Agreement, there will not be any upward adjustment of the purchase price for the payments made by Midstream, and any promissory notes issued by Nathaniel to Midstream to reimburse Midstream for costs to third party suppliers borne by Midstream, will be extinguished;

•
until the closing, we agree to submit requests for capital expenditures that involve individual commitments of more than $10,000 or individual commitments that aggregate more than $50,000 to Midstream for prior approval, except for certain expenditures that relate to actions taken that we, in our reasonable discretion, deem to be an emergency;

•	until the closing, we agree not to enter into, amend or terminate any contract that is included among the assets to be sold and to keep those contracts in force;

•	we agree to keep any permits we have relating to the helium and gas assets in full force and effect and to cooperate with Midstream to:

•	make application for assignment of any permits to be effective with the conveyance of the assets being transferred to Midstream, and

•	have new permits issued relating to the assets being transferred after the conveyance of such assets to Midstream;

•	we agree to give Midstream access to the assets to be sold and to our helium and gas facility and processing operations employees during normal business hours;

•	we agree that the risk of loss to the assets being transferred will remain with us until the closing;

•
the parties agree that for tax and accounting purposes, all income attributable to the assets being transferred for the periods prior to the closing shall belong to us, and all income attributable to those assets for the periods after the closing shall belong to Midstream;

•
certain taxes and operating costs attributable to the assets being transferred for the period prior to the closing shall be our responsibility, and certain taxes and operating costs attributable to those assets for the period after the closing shall be Midstream ’s responsibility;

•	each party agrees to pay 50% of any sales tax owed on the proposed asset sale;

•
the parties agree that, until five business days prior to the closing, they can supplement the schedules to the Purchase and Sale Agreement for matters arising after the date of the agreement. If there is a material adverse effect, as determined in the Purchase and Sale Agreement, resulting from any matter in the supplement or schedules, the parties will enter into good faith negotiations to resolve that material adverse effect. In the event the parties can not reach a mutually agreeable resolution, Midstream may terminate the Purchase and Sale Agreement;

•
we agree not to negotiate with any third party for the sale of the assets covered by the Purchase and Sale Agreement until March 31, 2006 if the transaction has not closed by then, unless the Purchase and Sale Agreement is terminated earlier in accordance with its terms;

•	we agree to use our good faith efforts to obtain all the consents that are required to consummate the transaction contemplated by the Purchase and Sale Agreement, prior to the closing;

•
as soon as practicable after the execution of the Purchase and Sale Agreement, we agree to take all action necessary to convene a meeting of stockholders to vote on proposed sale of the assets and the Purchase and Sale Agreement;

•
as soon as practicable after the execution of the Purchase and Sale Agreement, we agree to file a preliminary proxy statement or information statement relating to our seeking our stockholders’ approval of the transaction with the Securities and Exchange Commission;

•
the parties agree that if Midstream finds certain defects relating to the assets being transferred within six months after the closing, Midstream shall report those defects in excess of $22,400 to us. In the event we can not cure those defects within six months, we agree to pay Midstream

•	with respect to certain title defects in surface rights that are transferred to Midstream, at the rate of $60 per rod (which is a measurement of 16.5 linear feet);

•	with respect to any other defects, the value associated with the negative financial impact of those defects on the transferred assets, as determined by Midstream in its reasonable good faith judgment.

Customer, Supplier and Employee Matters

We agree to cooperate with Midstream to insure a smooth transfer of the assets covered by the Purchase and Sale Agreement to Midstream. At Midstream’s request, we will contact our suppliers and customers to inform them of the proposed sale and encourage them to continue to transact business with Midstream. We have also agreed to introduce Midstream to some of our customer and supplier contacts.

Under the terms of the Purchase and Sale Agreement, Midstream may (but is not obligated to) convey offers of employment to our employees who render services primarily in connection with the assets to be sold whom Midstream desires to employ on terms which Midstream may determine. Midstream anticipates that it will make offers to all those employees on terms substantially similar as such employees now receive from us.

For a period of two years after the closing, we agree not to solicit the employment of any transferred employee. Midstream agrees that the transferred employees may participate in its employee benefit plans and that those employees shall be given credit by Midstream for years of service with us prior to the closing for purposes of vesting and participation in those plans. We agree to be responsible for all liabilities for our employees arising out of services rendered prior to the closing or arising by reason of actual, constructive or deemed termination at closing. On the date of the closing, we agree to pay all of our employees performing services in relation to the assets being transferred their regular compensation and accrued benefits without any increase in the purchase price or reimbursement by Midstream. Midstream is not assuming any of our obligations under any employee benefit plan or employment contract.

Conditions to Closing

    Conditions for Nathaniel to Close. Our obligation to close the proposed asset sale is subject to satisfaction or waiver of the following conditions:

•	Midstream’s representations and warranties being accurate in all material respects as of the closing of the proposed asset sale;

•	Midstream having performed and satisfied in all material respects all of its covenants and obligations under the Purchase and Sale Agreement prior to the closing of the proposed asset sale; and

•	our receipt of the purchase price, as adjusted.

    Conditions for Midstream to Close. Midstream’s obligation to complete the proposed asset sale is subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties being accurate in all material respects as of the closing of the proposed asset sale;

•	our performance and satisfaction in all material respects of all of our covenants and obligations under the Purchase and Sale Agreement prior to the closing of the proposed asset sale;

•	other than as specified in the Purchase and Sale Agreement, we shall have received all consents required to consummate the transactions contemplated by the Purchase and Sale Agreement;

•	the assets to be transferred shall not have been materially damaged where the cost to replace such assets to the condition prior to such damage exceeds 5% of the purchase price; and

•
the preferential rights that Colorado Interstate Gas Company has under our current Operational Agreement with them to purchase the gas and helium assets from us will not have been exercised (CIG has waived these rights through December 31, 2005, however, if we close the asset sale before that date, this preferential right will cease to exist).

Termination

    The Purchase and Sale Agreement provides that it may be terminated at any time before the closing for any of the following:

•	by the mutual written consent of Midstream and us;

•	by either us or Midstream if the closing has not occurred by March 31, 2006;

•	by either us or Midstream if a government authority has issued a final non-appealable order permanently restraining or otherwise prohibiting the closing;

•	by Midstream if the assets to be transferred have been materially damaged where the cost to replace such assets to the condition prior to such damage exceeds 5% of the purchase price; and

•	by either us or Midstream as otherwise specified under the Purchase and Sale Agreement.

Termination Fees; Expense Reimbursement

    If either party wrongfully terminates the Purchase and Sale Agreement, the breaching party will pay the other party a termination fee of $2,000,000. Additionally, if we are the breaching party that wrongfully terminated the Purchase and Sale Agreement, we will reimburse Midstream for the expenses Midstream incurs, up to $3,000,000, in performing under projects relating to a proposed agreement between Midstream and Colorado Interstate Gas Company for certain nitrogen and/or air services, and the removal of nitrogen from the inlet natural gas stream, should such an agreement be entered into by Midstream and Colorado Interstate Gas Company prior to the closing of the asset sale.

Indemnification

    Our Indemnification Obligations. We have agreed to indemnify Midstream, its affiliates and their respective officers, directors, employees, agents and representatives, from and against any losses resulting from the following:

•	our liabilities which were not assumed by Midstream under the Purchase and Sale Agreement;

•	our breach of any of our representations, warranties, covenants or agreements contained in the Purchase and Sale Agreement;

•	the ownership, operation, maintenance, occupancy, use or condition of the assets being transferred, prior to the closing;

•	any matters relating to the breach of environmental laws, the release of materials into the environment, or protection of the environment, prior to the closing; or

•	any liability for taxes related to the assets being transferred for the period prior to the closing.

    Midstream’s Indemnification Obligations. Under the terms of the Purchase and Sale Agreement, Midstream has agreed to indemnify us and our affiliates’ respective officers, directors, employees, agents and representatives from and against any losses resulting from the following:

•	the assumed liabilities;

•	Midstream’s breach of any of its representations, warranties, covenants or agreements contained in the Purchase and Sale Agreement;

•	the ownership, operation, maintenance, occupancy, use or condition of the assets being transferred on and after the closing;

•	any matters relating to the breach of environmental laws, the release of materials into the environment, or protection of the environment, that occurs after the closing;

•	any liability for taxes the responsibility for payment of which was assumed by Midstream pursuant to the Purchase and Sale Agreement.

    Indemnification Offsets and Limitations.

    The indemnification obligations of either party shall be generally offset against

•	any third party recoveries and insurance proceeds that the indemnified party receives;

•	the present value of tax benefits the indemnified party receives which is attributable to the loss being indemnified.

    Generally, each party is only required to indemnify the other or any other indemnified party for losses that exceed $100,000 in the aggregate. Furthermore, both parties generally are not required to indemnify the other or any other indemnified party for losses that exceed $8,100,000.

Survival of Representations

    The representations and warranties made in the Purchase and Sale Agreement, will survive for three years after the closing, except that our representations and warranties relating to

•	contracts included among the assets to be sold;

•	title to the real property, facilities and intellectual property included among the assets to be sold and rights to the surface rights included in those titles;

•	certain environmental matters; and

•	taxes

shall, in each case, survive for the applicable statute of limitations.

PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Consolidated Financial Statements

    The unaudited pro forma consolidated balance sheets as of September 30, 2005 and December 31, 2004 give effect to the proposed sale of the helium and gas processing assets of our wholly owned subsidiary, Nathaniel Energy Oklahoma Holdings Corporation as if it had occurred on the balance sheet date. For purposes of the unaudited pro forma statements of operations, the operations of the helium and gas processing assets are excluded as of the beginning of each period presented. The unaudited pro forma consolidated financial statements have been prepared from, and should be read in conjunction with, our historical consolidated financial statements as reported in our quarterly report on Form 10-QSB/A Amendment No. 1 for the period ended June 30, 2005 and our annual report on Form 10-KSB/A Amendment No. 1 for the year ended December 31, 2004.

    We evaluate the performance of our reportable segments based on operating income. As a result, the determination of operating income of the helium and gas processing business segment has been presented in the unaudited pro forma consolidated statements of operations for the period ended September 30, 2005 and for the year ended December 31, 2004.

    The pro forma adjustments which give effect to the transaction described above are based upon currently available information and upon certain assumptions that management believes are reasonable. There can be no assurances that the actual adjustments will not vary from those reflected in the unaudited pro forma consolidated financial statements.

    The unaudited pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that may occur in the future if the transaction described had occurred as presented in such statements.

NATHANIEL ENERGY CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	Historical As of September 30, 2005	Pro Forma Adjustments	Pro Forma
	Unaudited
Assets

Current assets:
Cash	$412,108	$2,664,926 a	$3,077,034
Accounts receivable	1,441,656	-	1,441,656
Inventory	400,452	(400,452) b	-
Prepaid expenses	286,812	(11,524) b	275,288
Total current assets	2,541,028	2,252,950	$4,793,978

Property, plant and equipment, net of accumulated depreciation	10,950,903	(9,707,697) b	1,243,206

Intangible assets, net	500,438	(153,728) b	346,710
Deposits and other receivables	89,222	-	89,222
Total Assets	$14,081,591	$(7,608,475)	$6,473,116
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,215,852	-	$2,215,852
Accrued compensation and payroll liabilities	43,158	-	43,158
Accrued interest	1,037,835	$(1,023,713) c	14,122
Accrued property tax	127,982	-	127,982
Accrued income taxes	282,888	-	282,888
Other accrued expenses	58,377	-	58,377
Notes payable, current portion	1,062,266	-	1,062,266
Notes payable, stockholder	-	- d	-
Total current liabilities	4,828,358	(1,023,713)	3,804,645

Long-term debt	290,105	-	290,105
Long-term debt, stockholder	12,246,361	(12,246,361) c	-
Total liabilities	17,364,824	(13,270,074)	4,094,750
Minority interest	257,204	(257,204) e	-
Stockholders’ equity:
Preferred stock, 2,000,000 shares of $.001 par value authorized, none issued or outstanding	-	-	-
Common stock, 75,000,000 shares of $.001 par value authorized 70,698,263 shares
issued and outstanding	70,698	-	70,698
Common stock to be issued	20,318	-	20,318
Additional paid-in capital	61,584,446		61,584,446
Accumulated deficit	(65,215,899)	5,918,803 e, f	(59,297,096)
Total stockholders’ equity	(3,540,437)	5,918,803	2,378,366
Total Liabilities and Stockholders’ Equity	$14,081,591	$(7,608,475)	$6,473,116

a. Expected proceeds from the transaction are calculated using the following assumptions:
Cash to be received from purchaser at closing:
Proceeds from sale of inventory	$374,104
Proceeds from sale of fixed assets	14,019,394
Proceeds from sale of intangible assets	1,806,502
Total cash to be received	16,200,000
Less: Estimated expenses of sale and purchase
price adjustments	(265,000)
Repayment of stockholder notes and accrued interest	(13,270,074)(1)
Expected net proceeds	$2,664,926

(1) Repayment of stockholder notes and interest payable are assumed as follows:
Existing notes payable	$8,892,151
Accrued interest on existing notes payable through September 30, 2005	1,023,713
Notes payable arising from purchase of shareholder’s
49% stock interest in NEOHC	3,354,210
Repayment of stockholder notes and accrued interest	$13,270,074

b. Represents the sale of the helium and gas processing assets to Midstream Energy Services, LLC.

c. Represents repayment of stockholder notes payable of $12,246,361 and accrued interest of $1,023,713.

d. Represents purchase of stockholder’s 49% ownership of Nathaniel Energy Oklahoma Holdings Corporation, and issuance of note on purchase and repayment of that note from cash to be received at closing:

Note payable issued to purchase stockholder’s
49% stock interest in Nathaniel Energy
Oklahoma Holdings Corporation	$3,354,210
Repayment of note payable	(3,354,210)
Net notes payable, stockholder	$--

e. Represents gain on proposed transaction calculated as follows:
Sales price		$16,200,000
Less:
Net book value of property and equipment	$9,707,697
Cost of inventory	400,452
Net book value of intangible assets	153,728
Cost of prepaid expenses	11,524
Estimated expense of sale and purchase
price adjustment	265,000	10,538,401
Pretax gain on sale		5,661,599
Estimated income tax expense		--(1)
Estimated gain on proposed transaction		5,661,599
Elimination of minority interest in NEOH		257,204
Estimated change in accumulated deficit		$5,918,803

(1) We expect to utilize our tax net operating loss carry forward to offset the estimated gain on the proposed transaction.

f. In the event that positive price adjustments totaling $1,800,000 are achieved, of which there can be no assurance, pro forma stockholders’ equity will be $3,296,366, which is net of $882,000 due Mr. Strain for his 49% interest in NEOHC that we purchased from him in September 2005.

NATHANIEL ENERGY CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Historical For the Nine Months Ended September 30, 2005	Pro Forma Adjustments	Pro Forma

Revenue	$11,143,640	$(10,719,185) g.	$424,455
Cost of revenue	9,528,041	(8,912,905) g.	615,136
Gross profit (loss)	1,615,599	(1,806,280)	(190,681)
Selling, general and administrative expenses	1,589,157	(114,710) h.	1,474,447
Research and development expense	117,125	--	117,125
Total operating expenses	1,706,282	(114,710)	1,591,572
Income (loss) from operations	(90,683)	(1,691,570)	(1,782,253)

Other income (expense)
Interest expense	(432,893)	395,889 i.	(37,004)
(Loss) gain on disposal of equipment	19,957	-	19,957
Income from settlement of debt	133,047	-	133,047
Other income	7,973	(131)	7,842
Loss before income taxes and minority interest	(362,599)	(1,295,812)	(1,658,411)
Income tax expense	(259,304)	259,304 j	-
Loss before minority interest	(621,903)	(1,036,508)	(1,658,411)
Minority interest	(202,578)	202,578 k.	-
Net loss from continuing operations	(824,481)	(833,930)	(1,658,411)
Income from sale of assets, net of tax	-	5,661,599 l. m.	5,661,599
Net income (loss)	$(824,481)	$4,827,669	$4,003,188
Loss per share from continuing operations, basic and diluted	$(0.01)	$(0.01)	$(0.02)
Income from sale of assets	-	0.08	0.08
Net income (loss) per share, basic and diluted	$(0.01)	$0.07	$0.06
Weighted average common shares outstanding	70,687,213	70,687,213	70,687,213

g. Represents revenue and associated cost of revenue, including operating personnel, relating to the proposed disposition of our helium and gas gathering and processing assets.
h. Represents selling, general and administrative expenses, including personnel, relating to the proposed disposition of our helium and gas gathering and processing assets.
i. Represents the elimination of interest expense for the period related to stockholder notes payable in the principal amount of $12,246,361. The stockholder notes payable are assumed to be repaid from the proceeds of the proposed transaction as of the beginning of the period.
j. Represents the elimination of income tax expense solely related to the net income from the helium and gas gathering and processing business segment assets which we propose to sell. Nathaniel Energy Corporation and NEOHC, the owner of the assets we propose to sell, were not eligible to file consolidated corporate income tax returns for the period and therefore, we could not offset Nathaniel Energy Corporation tax net operating losses for the period against Nathaniel Energy Oklahoma Holdings Corporation’s taxable income and resulting tax expense.
k. Represents the elimination, as of the beginning of the period, of a stockholder’s 49% minority interest in the net income of the business segment assets we propose to sell. On September 29, 2005, we entered into an agreement with Richard Strain, our majority stockholder and creditor (or debtholder), to acquire his minority interest in NEOHC which represented 49% of its outstanding common stock, in exchange for a note payable in the amount of $3,354,210. At that time, NEOHC became our wholly owned subsidiary.
l. Income from the sale of assets, net of tax, is computed as follows:

Sales price		$16,200,000
Less:
Net book value of property and equipment	$9,707,697
Cost of inventory	400,452
Net book value of intangible assets	153,728
Net book value of prepaid expenses	11,524
Estimated expense of sale and purchase price adjustments	265,000	10,538,401
Pretax gain on sale		5,661,599
Estimated income tax expense		--(1)
Estimated gain on proposed transaction		$5,661,599

(1)	We expect to utilize our tax net operating loss carry forward to offset the estimated gain on the proposed transaction.

m. In the event that positive price adjustments totaling $1,800,000 are achieved, of which there can be no assurance, pro forma net income will be $4,921,188, which is net of $882,000 due Mr. Strain for his 49% interest in NEOHC that we purchased from him in September 2005.

NATHANIEL ENERGY CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	Historical as of December 31, 2004	Pro Forma Adjustments	Pro Forma
Assets
Current assets:
Cash	$568,151	$2,967,316 a.	$3,535,467
Accounts receivable	1,340,229	-	1,340,229
Inventory	1,019,028	(337,905) b	681,123
Prepaid expenses	136,022	(39,000) b	97,022
Advances receivable	529	--	529
Total current assets	3,063,959	2,590,411	5,654,370
Property, plant and equipment, net of accumulated depreciation	10,304,828	(9,908,044) b	396,784
Intangible assets, net	597,014	(171,586) b	425,428
Restricted cash	237,000	--	237,000
Deposits	85,477	--	85,477
Total assets	$14,288,278	$(7,489,219)	$6,799,059
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,686,524	--	$2,686,524
Accrued compensation and payroll liabilities	97,300	--	97,300
Accrued interest	640,033	$(627,823) c	12,210
Accrued property tax	37,080	--	37,080
Accrued income tax	23,584	--	23,584
Other accrued expenses	41,520	--	41,520
Notes payable, current portion	536,135	--	536,135
Notes payable - stockholder, current portion	1,080,000	(1,080,000) c., d.	--
Total current liabilities	5,142,176	(1,707,823)	3,434,353
Long-term debt	728,571	--	728,571
Long-term debt, stockholder	7,812,151	(7,812,151) c.	--
Total liabilities	13,682,898	(9,519,974)	4,162,924
Minority interest	54,626	(54,626) e.	--
Stockholders' Equity:
Preferred stock, 2,000,000 shares of $.001 par value authorized, none issued or outstanding Common stock, 75,000,000 shares of $.001 par value authorized, 70,198,263 shares issued and outstanding	70,198	-- --	-- 70,198
Common stock to be issued	20,318	--	20,318
Additional paid-in capital	64,851,656	(3,354,210) d.	61,497,446
Accumulated deficit	(64,391,418)	5,439,591 e.	(58,951,827)
Total Stockholders' Equity	550,754	2,085,381	2,636,135
Total Liabilities and Stockholders' Equity	$14,288,278	$(7,489,219)	$6,799,059

a. Expected proceeds from the transaction are calculated using the following assumptions:
Cash to be received from purchaser at closing:
Proceeds from sale of inventory		$374,104
Proceeds from sale of fixed assets		14,019,394
Proceeds from sale of intangible assets		1,806,502
Total cash to be received		16,200,000
Less: Estimated expenses of sale		(358,500)
Repayment of stockholder notes and accrued interest		(12,874,184)(1)
Expected net proceeds		$2,967,316

(1) Repayment of stockholder notes and interest payable are assumed as follows:
Existing notes payable:
Current portion	$1,080,000
Long term portion	7,812,151	$8,892,151
Accrued interest on existing notes payable		627,823
Notes payable arising from purchase of shareholder’s
49% stock interest in NEOHC		3,354,210
Repayment of stockholder notes and accrued interest		$12,874,184

b. Represents the sale of the helium and gas processing assets to Midstream Energy Services, LLC.

c. Represents repayment of stockholder notes payable of $8,892,151and accrued interest of $627,823.

d. Represents purchase of stockholder’s 49% ownership of Nathaniel Energy Oklahoma Holdings Corporation and issuance of note on purchase and repayment of that note from cash to be received at closing:
Note payable issued to purchase shareholder’s
49% stock interest in Nathaniel Energy
Oklahoma Holding Corporation	$3,354,210
Repayment of note payable	(3,354,210)
Net notes payable, stockholder	$--

e. Represents gain on proposed transaction calculated as follows:
Sales price		$16,200,000
Less:
Net book value of property and equipment	$9,908,044
Cost of inventory	337,905
Net book value of intangible assets	171,586
Cost of prepaid expenses	39,000
Estimated expense of sale	358,500	10,815,035
Pretax gain on sale		5,384,965
Estimated income tax expense		--(1)
Estimated gain on proposed transaction		5,384,965
Elimination of minority interest in NEOHC		54,626
Estimated change in accumulated deficit		$5,439,591
(1) We expect to utilize our tax net operating loss carry forward to offset the estimated gain on the proposed transaction.
f. In the event that positive price adjustments totaling $1,800,000 are achieved, of which there can be no assurance, pro forma stockholders’ equity will be $3,554,135, which is net of $882,000 due Mr. Strain for his 49% interest in NEOHC that we purchased from him in September 2005.

NATHANIEL ENERGY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Historical for the year ended December 31, 2004	Pro Forma Adjustments		Pro Forma
Revenue	$14,036,793	$(13,508,706)	g.	$528,087
Cost of revenue	12,135,472	(11,297,017)	g.	838,455
Gross profit	1,901,321	(2,211,689)		(310,368)
Selling, general and administrative expenses	2,661,531	(183,508)	h.	2,478,023
Research and development expense	68,729	--		68,729
Write down of inventory	2,595,213	--		2,595,213
Impairment of assets	1,403,046	--		1,403,046
Total operating expenses	6,728,519	(183,508)		6,545,011
Loss from operations	(4,827,198)	(2,028,181)		(6,855,379)
Other income (expense)
Interest expense	(564,061)	513,310	i.	(50,751)
Loss on disposal of equipment	(16,794)	--		(16,794)
Write off of related party receivable	(276,025)	--		(276,025)
Other income	71,805	--		71,805
Loss before income taxes and minority interest	(5,612,273)	(1,514,871)		(7,127,144)
Income tax expense	(23,584)	23,584	j.	--
Loss before minority interest	(5,635,857)	(1,491,287)		(7,127,144)
Minority interest	(20,487)	20,487	k.	--
Net loss from continuing operations	(5,656,344)	(1,470,800)		(7,127,144)
Income from sale of assets, net of tax	--	5,384,965	m. l.	5,384,965
Net income (loss)	$(5,656,344)	$3,914,165		$(1,742,179)
Loss per share from continuing operations, basic and diluted	$(0.08)	$(0.02)		$(0.10)
Income per share from sale of assets	--	0.08		0.08
Net income (loss) per share, basic and diluted	$(0.08)	$0.06		$(0.02)
Weighted average common shares outstanding	69,950,156	69,950,156		69,950,156

g.	Represents revenue and associated cost of revenue, including operating personnel, relating to the proposed disposition of our helium and gas gathering and processing assets.
h.	Represents selling, general and administrative expenses, including personnel, relating to the proposed disposition of our helium and gas gathering and processing assets.
i.
Represents the elimination of interest expense for the period related to stockholder notes payable in the principal amount of $8,892,151. The stockholder notes payable are assumed to be repaid from the proceeds of the proposed transaction as of the beginning of the period.

j.
Represents the elimination of income tax expense solely related to the net income from the helium and gas gathering and processing business segment assets which we propose to sell. Nathaniel Energy Corporation and Nathaniel Energy Oklahoma Holdings Corporation, the owner of the assets we propose to sell, were not eligible to file consolidated corporate income tax returns for the period and therefore, we could not offset Nathaniel Energy Corporation tax net operating losses for the period against Nathaniel Energy Oklahoma Holdings Corporation’s taxable income and resulting tax expense.

k.
Represents the elimination, as of the beginning of the period, of a stockholder’s 49% minority interest in the net income of the business segment assets we propose to sell. On September 29, 2005, we entered into an agreement with Richard Strain, our majority stockholder and debtor, to acquire his minority interest in Nathaniel Energy Oklahoma Holdings Corporation which represented 49% of its outstanding common stock, in exchange for a note payable in the amount of $3,354,210. At that time, Nathaniel Energy Oklahoma Holdings Corporation became our wholly owned subsidiary.

l.	Income from the sale of assets, net of tax, is computed as follows:

Sales price		$16,200,000
Less:
Net book value of property and equipment	$9,908,044
Cost of inventory	337,905
Net book value of intangible assets	171,586
Net book value of prepaid expenses	39,000
Estimated expense of sale	358,500	10,815,035
Pretax gain on sale		5,384,965
Estimated income tax expense		--(1)
Estimated gain on proposed transaction		$5,384,965

(1)	We expect to utilize our tax net operating loss carry forward to offset the estimated gain on the proposed transaction.

m.
In the event that positive price adjustments totaling $1,800,000 are achieved, of which there can be no assurance, pro forma net loss will be $(824,179), which is net of $882,000 due Mr. Strain for his 49% interest in NEOHC we purchased from him in September 2005.

EXPLANATORY NOTE

The information under the headings “Executive Compensation”, “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions is provided in connection with Proposal 2: Election of a Board of Four Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid during the last three fiscal years to Stanley Abrams, our Chief Executive Officer until June 25, 2004, and George Cretecos, our current Chief Executive Officer. We did not pay any non-cash current compensation or long term compensation to such officers during the listed years. No other executive officer’s remuneration exceeded $100,000 per year.

Annual Compensation
Name and Principal Position	Year		Salary			Other Compensation
Stanley Abrams(1) Chief Executive Officer	2004 2003 2002	$ $ $	85,577 (2 125,000(2 250,000(3	) ) )	$ $ $	-- -- --
George Cretecos(4) Chief Executive Officer	2004 2003 2002	$ $ $	99,765 61,606 -0-		$ $ $	-- -- --

(1) Stanley Abrams’ employment with Nathaniel terminated on June 25, 2004 at which time he ceased to be the Chief Executive Officer of Nathaniel.

(2) The entire amount was paid in cash.

(3) This entire amount was accrued. In September 2003, Mr. Abrams waived his right to $125,000. The remaining amount was paid in 2003 with a combination of $87,500 in cash and 37,500 shares of common stock valued at $37,500.

(4) George Cretecos became our Chief Executive Officer in July 2005 and served as our Chief Operating Officer from February 2003 to July 2005.

Compensation of Directors

We currently have no standard arrangements pursuant to which our directors are compensated for services provided to us as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 31, 2005 regarding the beneficial ownership of Nathaniel’s common stock by

•	each person who we believe to be the beneficial owner of more than 5% of our outstanding shares of common stock,
•	our current directors and nominees,
•	each person named in the Summary Compensation Table above, and
•	our current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class

Richard Strain 417 Manchester Road Poughkeepsie, New York 12603	49,218,333(1)	54.3%

Corey Morrison 26 Railroad Ave, #332 Babylon, New York 11702	12,367,223(2)	13.6%

Stanley Abrams(3) 4871 North Mesa Drive Castle Rock, Colorado 80104	1,263,249(4)	1.4%

Russell “ Gene” Bailey(5)	372,082(6)	*

George Cretecos(5)	None	-

Karen Smythe 417 Manchester Road Poughkeepsie, New York 12603	500,000	*

William J. Mulrow 7 Northway Bronxville, New York 10708	None	-

All directors and executive officers as a group (4 persons)(7)	872,082(6)	1.0%

___________________
*Less than 1%
1 Information based upon a Schedule 13D, Amendment No. 2 filed by Richard Strain with the Securities and Exchange Commission.
2 Information based on information provided by Corey Morrison and the records of the company’s transfer agent. Includes 7,500,000 shares held by Como Group, LLC, 1,586,000 shares held by Strong Wilken, Inc. and 3,280,673 held by Werbler Townsend, LLC, each of which is, to the company’s knowledge, beneficially owned by, or an affiliate of, Corey Morrison.
3 Mr. Abrams’ employment with Nathaniel terminated on June 25, 2004 at which time he ceased to be the Chief Executive Officer of Nathaniel.
4 Based on information obtained from the records of the company’s transfer agent.
5 The address of this person is 8001 South InterPort Blvd., Englewood, Colorado 80112.
6 Includes 205,882 shares held by Mr. Bailey’s wife.
7 Addresses for Mr. Cretecos, Mr. Bailey, Ms. Smythe and Mr. Mulrow are as set forth under their respective names.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In September and October, 2003 Richard Strain, our largest beneficial shareholder and creditor, loaned us $1,000,000 and $1,000,000 respectively, each bearing interest at the rate of 8% per year.

    In October, 2003 we consolidated an aggregate of $6,892,151 in principal indebtedness to Mr. Strain into two promissory notes in the principal amounts of $2,000,000 and $4,892,151 respectively. The note for the $2,000,000 loaned to us in 2003 bears interest at the rate of 3.33% per year and is payable in four quarterly principal and interest payments of $540,000 each on October 1, 2005 and January 1st, April 1st and July 1st 2006. The note for the principal amount of $4,892,151 bears interest at the rate of 8% per year. No payments will be due on this note until March 31, 2007, at which time the principal and accrued interest will be repaid in quarterly payments of $572,876 through December 31, 2009.

    On March 16, 2004, Mr. Strain loaned a total of $2,000,000 to us. The note for the $2,000,000 loaned to us bears interest of 3.49% per year and is payable in four quarterly principal and interest payments of $540,000 each on October 1, 2005 and January 1st, April 1st and July 1st 2006. The loan agreement provides that the outstanding principal plus interest under the March 16, 2004 loan, and the $6,892,151 outstanding indebtedness under previous loans from Mr. Strain to the Company may be converted, at Mr. Strain's option, into shares of our common stock at a conversion rate equal to 103% of the average closing price on the five trading days prior to March 17, 2004. Additionally, we agreed to register the resale of the shares of common stock issuable upon conversion of these loans within 180 days of the funding of the March 16, 2004 $2,000,000 loan. Resale of these shares have not been registered. Furthermore, the repayment under this loan, plus the repayment of $6,892,151 indebtedness under previous loans, are secured by a security interest in all of our and our subsidiaries' assets, including the shares of stock of our subsidiaries.

    On April 14, 2005, Mr. Strain agreed to restructure payment terms of $4,000,000 of the outstanding debt plus accrued interest which was due in four quarterly payments of $1,080,000 each on October 1, 2005 and January 1, April 1 and July 1, 2006, such that the first payment is extended until after January 1, 2006.

    On October 3, 2003, pursuant to a Conversion Agreement between Nathaniel and Mr. Strain, $10,000,000 of our indebtedness to Mr. Strain was converted into an aggregate of 50,000,000 shares of our common stock. NEC Energy, LLC, a designee of Mr. Strain, received 30,000,000 shares, and an irrevocable right to receive 20,000,000 shares at the time that number of shares is authorized and available for issuance.

    On May 19, 2005, Mr. Strain and Nathaniel amended the October 3, 2003 Conversion Agreement to provide that 20,000,000 shares of Nathaniel common stock issuable under the Conversion Agreement will be issued to Mr. Strain when sufficient shares of common stock were authorized for issuance, instead of being issued to NEC Energy, LLC as Mr. Strain’s designee, as was provided for in the original Conversion Agreement. On October 31, 2005 the 20,000,000 shares were issued to Mr. Strain.

    Contemporaneously with amending the Conversion Agreement, NEC Energy, LLC, the owner of 30,000,000 shares of our common stock, instructed Nathaniel’s transfer agent to distribute 22,500,000 of those shares to Mr. Strain and 7,500,000 of those shares to Como Group, LLC. Mr. Strain and Como Group are the members of NEC Energy, LLC. To management’s knowledge, Corey Morrison, the beneficial owner of approximately 13.6% of our common stock, is the principal of Como Group.

    On July 7, 2005, Mr. Strain guaranteed up to $500,000 of third party debt incurred by the company for purposes of improving its operations at its Hutchins, Texas tire processing facility. Mr. Strain secured this guarantee by posting a $500,000 letter of credit in favor of the company’s institutional lender. On September 13, 2005, Mr. Strain guaranteed up to an additional $500,000 of third party debt incurred by the Company for purposes of settling a dispute between Nathaniel and Merrick & Company who had provided installation and start up services for us on our Thermal Gasifier™ Project in Cologna Veneta, Italy. To secure this guarantee, Mr. Strain increased the supporting letter of credit posted by him to $1,000,000.

    Mr. Strain owns 49,218,333 shares of Nathaniel’s common stock, or approximately 54.3% of Nathaniel’s issued and outstanding shares of common stock.

    Nathaniel and Mr. Strain entered into and closed a Stock Purchase Agreement effective September 29, 2005 pursuant to which Nathaniel purchased 4,900 shares of common stock of its 51% subsidiary NEOHC for $3,354,210. The purchase price shall be increased if Nathaniel sells substantially all of its assets within 12 months following the date of the stock purchase agreement, by 49% of the price for Nathaniel’s assets in excess of $16,200,000. The NEOHC shares purchased represent 49% of NEOHC. As a result of this acquisition, NEOHC became a wholly-owned subsidiary of Nathaniel.

    The purchase price was paid by a $3,354,210 promissory note from Nathaniel to Mr. Strain, which is payable on demand by Mr. Strain at any time after December 31, 2005, or earlier on the date of the commencement of any bankruptcy or insolvency proceedings against Nathaniel, if any. Nathaniel has the right to pre-pay the promissory note at any time without penalty. The promissory note bears interest at the prime rate plus 1.5% annually.

    Nathaniel’s obligations under the promissory note are secured by a first priority security interest in all of Nathaniel’s assets and a pledge of the NEOHC shares that Nathaniel purchased.

    During the year ended December 31, 2003, we paid $750,000 in cash and issued 233,333 shares of common stock for corporate marketing and communication services to Strong Wilken, Inc., a company affiliated with Corey Morrison. During the year ended December 31, 2004, the Company accrued $250,000 related to services provided by Strong Wilken, Inc. for corporate marketing and communication services which was paid in January 2005. We terminated our relationship with Strong Wilken on April 12, 2005.

    We were a party to a 25-year Consulting Agreement with Alternate Capital, LLC (formerly known as Alternate Energy, LLC), an affiliate of Corey Morrison, which was entered into as of March 1, 2002. Under this agreement, Alternate Capital agreed to secure financing to purchase or lease equipment or for other projects in the amount of $650,000 or more. Alternate Capital also agreed to provide consulting services relating to business projects, financing opportunities and strategic planning. In consideration of these services Nathaniel Energy issued 13,500,000 shares of common stock to Alternate Capital and its designees, valued at $800,000. The Consulting Agreement also provided that Nathaniel Energy would pay Alternate Capital a fee for its services equal to 10% of Nathaniel’s quarterly pre-tax profits, if any. No such fees were paid under this agreement. This agreement was mutually terminated on June 1, 2005.

    On October 1, 2004 Nathaniel Energy entered into a Consulting Agreement with CJM Group, LLC which is affiliated with Corey Morrison under which CJM Group provided senior management consulting services, contract negotiation and deal structure services and business structure and planning services for a consulting fee of $12,500 per month. The agreement had a 24 month term and was terminable by either party for any reason. On April 12, 2005 we terminated this Consulting Agreement.

    On June 1, 2005, all agreements and understandings between Nathaniel Energy on the one hand, and each of Corey Morrison, Steven Cantor and their respective affiliates, on the other hand, were terminated. General releases were exchanged between Corey Morrison, Steven Cantor and their respective affiliates on the one hand, and Nathaniel Energy on the other hand.

    The amendment of the Conversion Agreement and the termination of agreements between Nathaniel Energy on the one hand and affiliates of Corey Morrison and Steven Cantor on the other hand arose in the context of a settlement of disputes between Mr. Strain on the one hand and Mr. Morrison and Mr. Cantor on the other hand.

PROPOSAL 2: ELECTION OF A BOARD OF FOUR DIRECTORS

Nominees

    Four directors are to be elected at the meeting to serve until the next annual meeting of stockholders and until their respective successors have been duly elected and have qualified or until their earlier resignations or removal.

    The following table sets forth the positions and offices presently held with us by each nominee for election as director, his or her age as of October 31, 2005, and the year in which he or she became a director. Proxies not marked to the contrary will be voted in favor of their election.
Name	Age	Positions and Offices Presently Held with Nathaniel	Year Became Director
George Cretecos	52	Chief Executive Officer, Secretary and Director	2003
Russell “Gene” Bailey	66	Vice President and Director	2000
William J. Mulrow	49	Director	2005
Karen Smythe	44	Director	2005

       George Cretecos has served as our Chief Executive Officer since July 2005 and was our Chief Operating Officer from April 2003 until July 2005. He has been a director since April, 2003. Mr. Cretecos has over 25 years of proven operating and business management experience. Most recently, he served as Director of Marketing and Sales at a multi-million dollar corporation, Commtract Corporation, a privately held systems integration and information technology company, from December 2001 to January 2003, where he spearheaded profitable new sales and marketing turn-around programs. From 1997 to 2001 he served as a management consultant setting up corporate infrastructure for startup and early stage companies. Prior to that, as Director of Sales and Marketing at Schlumberger Technologies from August 1994 to January 1997, Mr. Cretecos developed all marketing and promotional materials, managed divisional personnel and had full profit and loss responsibility for all aspects of product roll-out, from design to distribution. Mr. Cretecos' versatile business expertise includes working as Product Manager for a company developing an energy management "load shedding" technology that was acquired by then Bell Atlantic (now Verizon). Following this success he was promoted to Vice President overseeing operations for a consortium of companies including Teletimer International, Bell Atlantic, Square D Corporation and Honeywell. Mr. Cretecos holds a B.A. from the State College of Westfield, Massachusetts with Master's courses from Boston State College and has received extensive training in sales, management, leadership and public speaking.

    Russell "Gene" Bailey has served as our Vice President since 1998 and as a director since 2000. Mr. Bailey brings 35 years of finance, technical and consulting experience to us. From February 2000 to April 2003 Mr. Bailey served as our Chief Financial Officer. From 1976 to 2000, Mr. Bailey served as a merger and acquisition consultant with Bailey and Associates on an as needed basis. In addition to his merger and acquisition role, from 1994 to 2000 Mr. Bailey has been an adjunct professor at Pikes Peak Community College teaching geology and physical geography. Mr. Bailey earned a B.S. degree in geology in 1962 from the University of New Mexico. He completed the course work for a Ph.D. degree in geology in 1965 at the University of New Mexico and completed a year of graduate studies at the University of Arizona in finance and mining economics in 1974.

    William J. Mulrow has served as a director since June 2005. Mr. Mulrow is a senior Vice-President of Gabelli Asset Management, a position he has held since 1999. He was Managing Director, Corporate Finance of Rothschild, Inc. from 1995 to 1999, and Managing Director and Head of Public Finance Banking of Donaldson, Lufkin & Jenrette Securities Corp. from 1982 to 1995. Before that, Mr. Mulrow held various other positions. He received a B.A. Cum Laude from Yale University and an M.P.A. from Harvard University John F. Kennedy School of Government.

    Karen Smythe has served as a director since June 2005. Ms. Smythe is a Vice-President of C.B. Strain & Son, Inc., a mechanical contracting company, a position she has held since 1998. She was Vice-President of Marketing for The Dannon Company, a division of the Danone Group, from 1997 to 1998. Before that, Ms. Smythe held various other positions. She received a B.A. from Vassar College and an M.B.A. from the University of Virginia, Colgate Darden Graduate School of Business.

Other Executive Officers

    Timothy A. Peach, age 54, has served as our Chief Financial Officer since July, 2005, was our Vice President Finance from March 1, 2005 until July, 2005 and has been an employee of ours since October 2004. Mr. Peach has over 25 years of proven experience in finance, administration and operations. Mr. Peach spent over ten years with PriceWaterhouse Coopers in the Pittsburgh and Denver offices, from 1974 to 1985, providing consulting and advisory services to international, publicly traded companies in technology, refining, manufacturing and banking business sectors. Mr. Peach’s background includes senior executive financial positions in medical equipment and telecommunications industries. Most recently, Mr. Peach was Vice President Finance and Chief Accounting Officer for Convergent Group Corporation, a large scale systems integration and consulting firm in the utility industry, from 1997 to 2000, where he was an integral participant in that company’s redesign and implementation of internal management systems and financial reporting, restructuring and improving operating structures, and its successful initial public offering. In 2000, that company was acquired by SchlumbergerSema, an oil and gas information and operating support company. Mr. Peach served as Chief Accounting Officer and Vice President Finance of SchlumbergerSema North American Operations from 2000 to 2002 where among other things, he managed the integration of Convergent Group Corporation and two other business units focused on the manufacture of utility meters and technologically advanced remote meter reading systems for the utility industry. Prior to joining us, from 2002 to October 2004 Mr. Peach provided the technical accounting support for a successful initial public offering by Affordable Residential Communities, Inc., a real estate investment trust, and he was also engaged as an advisor to Duke Energy Field Services, Inc., an oil and gas processing company, in the development of and overview of their Sarbanes-Oxley compliance programs during that time. Mr. Peach holds a B.S and an M.B.A. from the University of Pittsburgh and is a member of the AICPA and the Pennsylvania Institute of Public Accountants.

Family Relationships

    Mr. Mulrow is the son-in-law of Richard Strain, the company’s largest beneficial shareholder and creditor, and Ms. Smythe is Mr. Strain’s daughter. Mr. Mulrow and Ms. Smythe are not married to each other. There are no other family relationships among any of our executive officers and directors.

Term of Office

    Each director will hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Committees

Audit Committee

We do not have an audit committee, and accordingly we do not have an audit committee financial expert. Currently our entire Board of Directors is acting as our audit committee. None of the current members of our Board of Directors are independent. The Board of Directors plans to seek qualified candidates for election as independent board and audit committee members. We cannot anticipate when we will have independent board members elected or will establish an audit committee.

Nominating Committee

We do not have a nominating committee, and accordingly we do not have a nominating committee charter or any independent nominating committee members. Since we do not have any independent director on the board at this time, and the size of our board is relatively small, we believe it in the company’s best interests for all the directors to participate in the nominating process. The Board of Directors plans to seek qualified candidates for election as independent board and nominating committee members. We cannot anticipate when we will have independent board members elected or will establish a nominating committee. The Board of Directors will consider qualified director candidates recommended by stockholders if such recommendations for director are submitted in writing to our Secretary at c/o Nathaniel Energy Corporation, 8001 South InterPort Blvd., Suite 260, Englewood, Colorado 80112 provided that such recommendation has been made in accordance with our By-Laws.

At this time, no additional specific procedures to propose a candidate for consideration by the Board of Directors, or any minimum criteria for consideration of a proposed nomination to the Board, have been adopted.

Compensation Committee

On November 4, 2005, the board of directors established a compensation committee comprised of William Mulrow and Karen Smythe, who are Nathaniel’s outside directors. Mr. Mulrow and Ms. Smythe are the son-in-law and daughter respectively of Richard Strain, our largest stockholder and creditor (Mr. Mulrow and Ms. Smythe are not married to each other). A compensation committee charter has not been established at this time. The Board of Directors plans to seek qualified candidates for election as independent board and compensation committee members in the future. We cannot anticipate when we will have independent board members elected or will have independent board members on our compensation committee. The compensation committee will determine, and make recommendations to the board about, compensation of executive officers.

Meetings

Our Board of Directors held 9 meetings during the fiscal year ended December 31, 2004. Each of our directors attended all meetings held during the fiscal year. Additionally, the board took action by unanimous written consent 24 times.

Communications with the Board of Directors

Any security holder who wishes to communicate with our Board of Directors or a particular director should send the correspondence to the Board of Directors, Nathaniel Energy Company, 8001 South InterPort Boulevard, Suite 260, Englewood, Colorado 80112, Attn: Secretary. Any such communication so addressed will be forwarded by the Secretary to the members or particular member of the Board.

We do not have a formal policy regarding director attendance at our annual meeting of stockholders. However, all directors are encouraged to attend.

Compliance with Section 16(a) of the Exchange Act

Directors, officers, and beneficial owners of more than ten percent of our common stock are required to file reports of ownership as required by Section 16(a) of the Exchange Act. Russell “Gene” Bailey, Vice President of the Company, and Timothy Peach, the Chief Financial Officer of the Company, have not filed Forms 3. George Cretecos, a director and the Chief Executive Officer of the Company and three non officer or director affiliates, NEC Energy, LLC, Richard Strain and Corey Morrison, filed their respective Forms 3 late.

INDEPENDENT PUBLIC ACCOUNTANTS

Comiskey & Company, P.C., our independent auditors, has served as such since January 12, 2004 and was selected as our independent accountants with respect to the fiscal year ended December 31, 2003. We have not yet selected our auditors for the current fiscal year. Our Board will review Comiskey’s proposal with respect to the audit prior to making a determination regarding the engagement.

It is not expected that a representative from Comiskey and Company, P.C. will attend the meeting.

Principal Accountant Fees and Services

Fee Category	Fiscal 2004 Fees	Fiscal 2003 Fees
Audit Fees (1)	$23, 572	$25,790
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$23, 572	$25,790
__________

(1) Audit Fees consist of aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2004 and December 31, 2003, respectively.

        Our Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditors and approves in advance any services to be performed by the independent auditors, whether audit-related or not. The Board reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors.

STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the Company's next annual meeting of stockholders pursuant to the provisions of Rule 14a-8 of the SEC, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Secretary of the Company at the principal executive offices of the Company by __________, 2006, for inclusion in the Company's Proxy Statement and form of Proxy relating to such meeting. The Company, however, intends to hold next year's annual meeting earlier in the year. Accordingly, the Company suggests that stockholder proposals intended to be presented at next year's annual meeting be submitted well in advance of June 1, 2006, the earliest date upon which the Company anticipates the Proxy Statement and form or Proxy relating to such meeting will be released to stockholders.

WHERE CAN YOU FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

    We filed a proxy statement with the SEC for the Annual Meeting. As allowed by SEC rules, this proxy statement does not contain all the information you may consider important.

INCORPORATION BY REFERENCE

    This proxy statement is accompanied by a copy of Nathaniel’s Annual Report on Form 10-SB/A, Amendment No. 1 for the year ended December 31, 2004.

    The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the information set forth below that is contained in documents which we have previously filed with the SEC. These documents contain important information about our company and its finances. The following information is incorporated by reference into this proxy statement our Annual Report on Form 10-KSB/A Amendment No. 1, for the year ended December 31, 2004.

•	Description of Business included in Part 1 of the 2004 Annual Report.

•	“Management’s Discussion and Analysis or Plan of Operation,” included in Item 6 of the 2004 Annual Report;

•	the consolidated financial statements of the Company as of December 31, 2004 and for the year ended December 31, 2004, included in Item 7 of the 2004 Annual Report; and

•	“Changes in and Disagreements with Accountants,” included in Item 8 of the 2004 Annual Report.

    If you are a stockholder, we may have sent you some of the documents that include the information that is incorporated by reference, but you can obtain any of them through us or the SEC. Documents that include the information that is incorporated by reference are available from us without charge, excluding all exhibits. Stockholders may obtain documents which include information that is incorporated by reference in this proxy statement by requesting them in writing or by telephone from:

Nathaniel Energy Corporation
8001 South InterPort Boulevard, Suite 260
Englewood, Colorado 80112
Attn: George A. Cretecos, Chief Executive Officer

    If you would like to request documents from us, please do so by ________, 2005 to receive them before the Annual Meeting.

You should rely only on the information by reference in this proxy statement to vote on each of the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated ________________, 2005. You should not assume that the information contained in the proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

OTHER BUSINESS

    The board of directors does not intend to bring any matters before the annual meeting other than those set forth in the accompanying notice. The board of directors knows of no other matters to be brought before the annual meeting by others. However, if any other matters are brought before the meeting, the proxies named in the enclosed form of proxy will vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

George A. Cretecos
Chief Executive Officer
___________, 2005

APPENDIX A

PURCHASE AND SALE AGREEMENT

By and Between

Nathaniel Energy Corporation

Nathaniel Energy Oklahoma Holdings Corporation

and

MCNIC Rodeo Gathering, Inc.
Seller

and

Midstream Energy Services, LLC
Buyer

Entered into September 30, 2005

TABLE OF CONTENTS

1.	PURCHASE AND SALE.	1
1.1.	Purchase And Sale	1

2.	PURCHASE PRICE	1
2.1	Purchase Price	1
2.2.	Adjustments To Purchase Price	1
2.3.	Closing Statement	2
2.4.	Final Settlement	2
2.5.	Allocated Values	3

3.	CLOSING	3
3.1.	Time And Place Of Closing	3
3.2.	Assumed Liabilities	3
3.3.	Closing Obligations	3

4.	SELLER’S REPRESENTATIONS AND WARRANTIES	4
4.1.	Organization And Good Standing	4
4.2.	Binding Agreement, Authority, And No Affiliate Ownership	4
4.3.	No Breach And Compliance	4
4.4.	Governmental Consents And Approvals	5
4.5.	Title	5
4.6.	Condition Of Assets And Disclosure Of Information	5
4.7.	Keyes Helium Company, LLC	5
4.8.	Contracts	5
4.9.	Properties	5
4.10.	Environmental Matters And Permits	6
4.11.	Financial Statements And Prepayments	6
4.12.	Gas Imbalances	6
4.13.	Suspense Funds	6
4.14.	Employees	7
4.15.	Litigation	7
4.16.	Taxes	7
4.17.	Brokers' Fees	7
4.18.	Preferential Rights	7
4.19.	Operation of Assets Since Effective Time	7

5.	BUYER’S REPRESENTATIONS AND WARRANTIES	7
5.1.	Organization And Good Standing.	7
5.2.	Binding Agreement And Authority.	8
5.3.	No Breach And Compliance..	8
5.4.	Governmental Consents And Approvals..	8
5.5.	Litigation.	8
5.6.	Buyer’s Commitment Not Subject To Financing.	8
5.7.	Brokers’ Fees	8

6.	COVENANTS	8
6.1.	Operation Of The Assets Prior To The Closing Date	8
6.2.	Permits	9
6.3.	Access	9
6.4.	Risk Of Loss; Casualty Loss	10
6.5.	Income And Expense From Assets And Receipt Of Funds.	10
6.6.	Allocation of Taxes.	10
6.7.	Supplements To Schedules.	11
6.8.	Other Negotiations.	11
6.9.	Records.	11
6.10.	Names.	11
6.11.	Consents And Contract Matters.	11
6.12.	Shareholders’ Meeting/Vote.	11
6.13.	Further Assurances.	12
6.14.	Post-Closing Adjustment For Defects	12

7.	TRANSITION AND EMPLOYEE MATTERS.	13
7.1.	Transition	13
7.2.	Offers Of Employment	13
7.3.	Benefits	13
7.4.	Retained Employee Liabilities	13

8.	CONDITIONS TO CLOSING	13
8.1.	Seller’s Conditions	13
8.2.	Buyer’s Conditions	14

9.	TERMINATION	14
9.1.	Termination Rights	14
9.2.	Effect Of Termination	14

10.	INDEMNIFICATION	15
10.1.	Indemnification By Buyer	15
10.2.	Indemnification By Seller	15
10.3.	Limitations On Indemnification	15
10.4.	Collateral Sources	15
10.5.	Limitations On Damages; Survival Of Representations	15
10.6.	Notice Of Asserted Liability; Opportunity To Defend	16
10.7.	Exclusive Remedy	16
10.8.	Negligence And Strict Liability Waiver	16

11.	MISCELLANEOUS	17
11.1.	Applicable Law	17
11.2.	Expenses	17
11.3.	Independent Investigation	17
11.4.	Disclaimer Regarding Assets	17

11.5.	No Third-Party Beneficiaries	17
11.6.	Waiver	17
11.7.	Entire Agreement, Amendment	17
11.8.	Notices	18
11.9.	No Assignment	18
11.10.	Severability	18
11.11.	Press Release; Publicity	18
11.12.	Construction	18
11.13.	Counterparts	18
11.14.	Time Is Of The Essence	18
11.15.	Confidentiality	18

EXHIBITS
Exhibit A	Defined Terms
Exhibit B	Assignment And Bill Of Sale
Exhibit C	Transition Services Agreement
Exhibit D	CIG Proposal

SCHEDULES
Schedule 1.1	Assets
Schedule 2.5	Allocated Values
Schedule 4.7	Liens
Schedule 4.8	Contracts And Consents
Schedule 4.9(A)	Real Property
Schedule 4.9(B)	Facilities
Schedule 4.9(C)	Surface Rights
Schedule 4.10	Environmental Matters And Permits
Schedule 4.12	Gas Imbalances
Schedule 4.13	Suspense Funds
Schedule 4.14	Employees
Schedule 4.15	Litigation
Schedule 4.16	Taxes

PURCHASE AND SALE AGREEMENT

Nathaniel Energy Corporation, a Delaware corporation (“NEC”), Nathaniel Energy Oklahoma Holdings Corporation, an Oklahoma corporation (“NEOHC”) and MCNIC Rodeo Gathering, Inc., a Michigan corporation (“MCNIC”) (NEC, NEOHC, and MCNIC collectively, “Seller”) and Midstream Energy Services, LLC, an Oklahoma limited liability company (“Midstream” or “Buyer”) enter into this Purchase And Sale Agreement (“PSA”) as of September 30, 2005. Buyer and Seller may be referred to in this PSA individually as a “Party” or collectively as the “Parties”. Unless otherwise defined in the body of this PSA, all capitalized will have the meaning given to them in Exhibit A. All Exhibits and Schedules referenced and attached to this PSA are incorporated herein by reference and are made a part of this PSA.

For and in consideration of the premises and the mutual covenants and agreements set forth in this PSA, the Parties agree as follows:

1.	PURCHASE AND SALE.

1.1.
Purchase And Sale. Subject to the terms and conditions of this PSA, at the Closing, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will purchase and acquire from Seller, the assets described on Schedule 1.1 (“Assets”). Any assets which are not described on Schedule 1.1 will be excluded from the sale described in this PSA.

2.	PURCHASE PRICE.

2.1.
Purchase Price. In full consideration for the purchase of the Assets, Buyer agrees to pay an aggregate purchase price to Seller of Sixteen Million Two Hundred Thousand Dollars and no/100 ($16,200,000) (“Purchase Price”), as adjusted at Closing pursuant to Section 2.2 (“Adjusted Purchase Price”), by means of a completed Federal Funds wire transfer of immediately available funds to an account designated by Seller.

2.2.	Adjustments To Purchase Price. The Purchase Price will be adjusted as follows:

(A)	Increased by

(1)
all capital expenditures reasonably paid or incurred by Seller and approved by Buyer that are attributable to the Assets and attributable to the period of time from August 1, 2005 (“Effective Time”) to the Closing Date; and

(2)
an amount equal to the costs, expenses, and other expenditures (but only to the extent expensed and not capitalized in accordance with GAAP) reasonably and in the ordinary course of business paid by Seller in accordance with this PSA that are directly related to the Assets from the Effective Time until the Closing Date; and

(3)
all amounts owed to Seller by third parties as of the Closing Date under the Contracts, including Gas Imbalances (as defined in this Section 2.2(A)(3)) existing at the Closing Date, and for the amounts that Seller receives an increase to the Purchase Price, the receivables and other rights attributable to such amounts will be deemed transferred to Buyer at Closing. “Gas Imbalances” will be the actual financial value of any gas imbalances incurred; and

(4)
one million eight hundred thousand dollars and no/100 ($1,800,000) if a binding contract is entered into between CIG and Buyer for nitrogen and/or air services beginning on or near January 1, 2007, with commercial terms that are substantially similar to the proposal sent to CIG set forth in Exhibit D; provided, that, if a binding contract is entered into between CIG and Buyer for nitrogen and/or air services beginning on or near January 1, 2007, and the commercial terms of such agreement differ from those set forth in Exhibit D such that there is a negative impact to Buyer, then the Parties will negotiate in good faith to proportionally reduce this one million eight hundred thousand dollar ($1,800,000) adjustment to reasonably reflect such negative impact.

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(B)	Decreased by

(1)
an amount equal to the costs, expenses, and other expenditures (whether capitalized or expensed) relating to the Assets that are unpaid as of the Closing Date and assessed for or attributable to periods of time prior to the Closing Date regardless of how such costs, expenses, and other expenditures are calculated, provided that, to the extent the actual amounts cannot be determined prior to the Closing, a reasonable estimate of such costs, expenses, and other expenditures will be used (and for any such costs, expenses, or other expenditures that Buyer receives a decrease to the Purchase Price, Buyer will assume the liability and responsibility for payment thereof at Closing to the extent of such downward adjustment);

(2)
all amounts owed by Seller to third parties as of the Closing Date under the Contracts, including Gas Imbalances existing at the Closing Date, and for the amounts that Buyer receives a downward adjustment to the Purchase Price, Buyer will assume the liability and responsibility for payment of such amounts at Closing; and

(3)
to the extent retained by Seller (if any), all monies, proceeds, receipts, credits and income attributable to the Purchased Assets for all periods of time from and after, or attributable to the periods of time from and after, the Effective Time.

(C)	The Purchase Price will be increased or decreased by any other amount as provided for in this PSA or agreed upon in writing by Buyer and Seller.

(D)
Notwithstanding any other provision of this Agreement, (i) in no event will there be a duplication of adjustments to the Purchase Price which would result in a specific amount being double counted; (ii) the Purchase Price will not be increased pursuant to Section 2.2(A) (1), (2) or (3) by any amount which is paid by Buyer; and (iii) the Purchase Price will not be decreased pursuant to Section 2.2(B) (1) or (2) by any amount paid by Seller.

(E)
The adjustments described above are referred to as “Purchase Price Adjustments”. Except as specifically set forth above in this Section 2.2, the Purchase Price Adjustments will not modify any of Buyer’s or Seller’s representations, warranties, or covenants specified elsewhere in this PSA.

2.3.
Closing Statement. No later than five (5) business days before the Closing Date Seller will prepare and deliver to Buyer in writing its proposed Purchase Price Adjustments. Then, no later than three (3) business days before the Closing Date, Buyer will prepare and deliver to Seller a statement (“Closing Statement”) of all Purchase Price Adjustments and the Adjusted Purchase Price to be used for Closing (“Closing Amount”), which will be subject to final settlement as set forth in Section 2.4.

2.4.	Final Settlement.

(A)
As soon as practicable after the Closing, but on or before fifteen (15) days after Closing, Seller will prepare and deliver to Buyer a final settlement statement (“Final Settlement Statement”) setting forth each Purchase Price Adjustment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (“Final Purchase Price”). As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but on or before fifteen (15) days after receipt of Seller’s proposed Final Settlement Statement, Buyer will deliver to Seller a written report, containing any changes that Buyer proposes to make to the Final Settlement Statement. The Parties will endeavor to agree with respect to the changes proposed by Buyer, if any, no later than ten (10) days after receipt by Seller of Buyer’s comments to the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established will be called the “Final Settlement Date”.

(B)
If the Final Purchase Price is more than the Closing Amount, Buyer will pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller will pay to Buyer the amount of such difference. Any payment(s) by Buyer or Seller will be by wire transfer in immediately available funds. Any such payment(s) will be made within five (5) days of the Final Settlement Date.

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(C)
If the Parties are unable to resolve disputes concerning the Final Settlement Statement or Final Purchase Price on or before thirty (30) days after the Final Settlement Statement is received by Buyer, such disputes will be resolved by a mutually agreeable nationally recognized certified public accounting firm (“Reviewing Accountant”). If the Parties are unable to agree on the designation of a Reviewing Accountant within forty five (45) days after the Final Settlement Statement is received by the Buyer, the Buyer and Seller will each designate a nationally recognized certified public accounting firm (each a “Designating Accountant”) within such forty five (45) day period, and such Designating Accountants will designate the Reviewing Accountant within fifteen (15) days after the date on which the last Designating Accountant is appointed. The Parties will make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in dispute regarding the Final Settlement Statement and the Final Purchase Price. The Reviewing Accountant will be instructed by the Parties to use its best efforts to deliver its determination to the Parties as promptly as practicable after submission of the dispute to the Reviewing Accountant. The determination of the Reviewing Accountant will be final and binding on the Parties; and the Final Settlement Statement and the Final Purchase Price as modified (if at all) by agreement of the Parties or by the Reviewing Accounting in accordance with this Section 2.4 will be the Final Settlement Statement and the Final Purchase Price.

(D)
Each Party will bear its own expenses and the fees and expenses of its own representatives and experts, including without limitation, the Designating Accountant chosen by such party, in connection with the preparation, review, dispute (if any) and final determination of the Final Settlement Statement and the Final Purchase Price. In the event the Reviewing Accountant agrees in all material respects with the computation presented by either Seller or Buyer, the fees charged by the Reviewing Accounting will be paid by the other. In the event the Reviewing Accountant does not agree in all material respects with the computations presented by the Seller or Buyer, the fees of the Reviewing Accountant will be paid equally by Seller and Buyer.

2.5.
Allocated Values. The Parties agree to allocate the Adjusted Purchase Price among the Assets for all purposes (including financial accounting and tax purposes) in the manner set forth on Schedule 2.5 (“Allocated Values”). Seller and Buyer each agree that they will not take any position inconsistent with such allocation in preparing all tax returns and tax reports to governmental authorities or otherwise. The Parties will timely furnish each other their tax identification numbers, non-foreign affidavits and other reasonably requested tax compliance information.

3.	CLOSING.

3.1.
Time And Place Of Closing. Subject to satisfaction of all of the Conditions To Closing contained in Section 3.3, the consummation of the transactions contemplated by this PSA (“Closing”) will take place at 10:00 a.m. in the offices of Seller at 8801 South InterPort Boulevard, Suite 260, Englewood, Colorado on December 31, 2005, or such earlier date that Seller has completed the matters set forth in Section 6.12 or on another date that the Parties agree to in writing (“Closing Date”).

3.2.
Assumed Liabilities. Buyer will assume the liabilities of Seller under the express terms of the Contracts after the Closing Date and Buyer will assume liabilities related to the Assets that occur and accrue as the result of Buyer’s action or omission after the Closing Date (“Assumed Liabilities”). However, Buyer does not assume any obligation or liability relating to or arising out of the performance or non-performance by Seller (or its predecessors) under the Contracts that occurred or accrued on or before the Closing Date nor does Buyer assume any liabilities related to the Assets that occurred or accrued on or after the Closing Date as the result of Seller’s (or its predecessors’) action or omission which are expressly retained by Seller, nor any other liabilities and obligations relating to the Assets not included in the Assumed Liabilities and/or not otherwise specifically assumed by Buyer under this PSA (“Retained Liabilities”).

3.3.	Closing Obligations. At Closing:

(A)	Seller will deliver to Buyer:

(1)	an Assignment And Bill Of Sale in substantially similar form as Exhibit B duly executed by Seller by which the Assets are assigned to Buyer free and clear of all Liens, except Permitted Liens;

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(2)	a Transition Services Agreement (“Transition Services Agreement”) in substantially similar form as Exhibit C duly executed by Seller;

(3)	the Consents, in a form reasonably acceptable to Buyer, as set forth in Schedule 4.8, subject to Section 6.11 (Consents And Contract Matters);

(4)
a Waiver of Right of First Refusal of Colorado Interstate Gas Company’s right of first refusal pursuant to Section 10 of the Operational Agreement by and between Colorado Interstate Gas Company and NEOC;

(5)	the Resignation of the manager and all officers of Keyes Helium Company, LLC;

(6)
an Officer’s Certificate dated the Closing Date and executed on behalf of Seller by a Responsible Officer of Seller to the effect that each of the representations of Seller contained in this PSA are true and correct as of the Closing Date as if made on and as of the Closing Date;

(7)
a Certificate of the Secretary of Seller certifying to the truth, correctness, and completeness of copies of resolutions duly adopted by Seller’s Board of Directors and shareholders respectively, approving the transactions contemplated by this PSA and any other agreements related hereto; and

(8)	such other certificates and documents as may be called for under this PSA or as Buyer reasonably requests.

(B)	Buyer will deliver to Seller:

(1)	the Closing Amount in immediately available funds, by wire transfer to the accounts designated by Seller;

(2)	a Transition Services Agreement in substantially similar form as Exhibit C duly executed by Buyer;

(3)
an Officer’s Certificate dated the Closing Date and executed on behalf of Buyer by a Responsible Officer of Buyer to the effect that each of the representations of Buyer contained in this PSA are true and correct as of the Closing Date as if made on and as of the Closing Date;

(4)
a Certificate of the Secretary of Buyer certifying to the truth, correctness, and completeness of copies of resolutions duly adopted by Buyer’s Executive Committee approving the transactions contemplated by this PSA and any other agreements related hereto; and

(5)	such other certificates and documents as may be called for under this PSA or as Seller reasonably requests.

4.	SELLER’S REPRESENTATIONS AND WARRANTIES. NEC, NEOHC, and MCNIC each represent and warrant to Buyer as of the date of this PSA and as of the Closing Date that:

4.1.
Organization And Good Standing. NEC, NEOHC, and MCNIC are each corporations duly organized, validly existing, and in good standing under the laws of the jurisdictions of their respective incorporations with full power and authority to own, lease, and operate their respective assets and to carry on their respective businesses as now conducted.

4.2.
Binding Agreement, Authority, And No Affiliate Ownership. This PSA has been duly authorized, executed, and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller enforceable in accordance with its terms. The performance by Seller of this PSA and the transactions contemplated herein will be at the time required to be performed, duly and validly authorized by all requisite corporate action on the part of Seller. No Affiliate of Seller owns any interest in any of the Assets.

4.3.
No Breach And Compliance. Neither the execution and delivery of this PSA, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Authority to which such Seller is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent (except as set forth on Schedule 4.8) under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party, or to which the Assets are subject, or by which Seller is bound or to which any of such Seller’s assets are subject. The Assets, and Seller’s ownership, use, and operation of the Assets, are in compliance in all material respects, with all applicable Laws.

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4.4.
Governmental Consents And Approvals. No consent, approval, order, or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this PSA or the consummation of the transactions contemplated hereby.

4.5.	Title. The Assets are owned by Seller, and will be conveyed to Buyer, free and clear of any Lien other than Permitted Liens.

4.6.
Condition Of Assets And Disclosure Of Information. The Assets are in good operating condition and repair, subject to normal wear and tear, are usable in the regular and ordinary course of business, and have been maintained in accordance with normal industry practice. Seller has disclosed or made available to Buyer all of the information in Seller’s possession, custody, or control pertaining to the Assets.

4.7.	Keyes Helium Company, LLC.

(A)
Seller owns 100% of the ownership interest in the Keyes Helium Company, LLC, a Colorado limited liability company (“Keyes Helium Company”) free and clear of all Liens (“Keyes Interests”) except as set forth in Schedule 4.7 which will be paid in full and released at Closing so that the Keyes Interests are transferred at Closing free and clear of all Liens, and Keyes Helium is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation with full power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Those assets as listed in Schedule 1.1 (designated as the Keyes Helium Company Assets) are the only assets owned by Keyes Helium Company and the contracts listed on Schedule 4.8 (designated as the Keyes Helium Company Contracts) are the only contracts to which Keyes Helium Company is a party or is obligated. All obligations, liabilities, and contingencies of Keyes Helium Company are reflected and reserved against in the Financial Statements. Seller has delivered to Buyer true and correct copies of the organizational documents of Keyes Helium Company (including its certificate of formation and its limited liability company operating agreement) as currently in effect. No changes will be made to such organizational documents prior to Closing.

(B)
The Keyes Interests constitute all of the outstanding ownership interests in Keyes Helium Company and are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any pre-emptive rights.

(C)
There are no existing rights, agreements, or commitments of any character obligating Keyes Helium Company to issue, transfer or sell any additional ownership rights or interests in Keyes Helium Company or any other securities (debt, equity, or otherwise) convertible into or exchangeable for such ownership rights or interests. Keyes Helium Company does not have any subsidiaries or own any equity interest in any other Person.

(D)	Keyes Helium Company has no accounts or safe-deposit boxes with banks, trust companies, savings, and loan associations, or other financial institutions.

4.8.
Contracts. Schedule 4.8 is a true, correct, and complete list of all of the contracts and agreements relating to the Assets and all such contracts and agreements are included in the definition of “Assets” (“Contracts”) and Schedule 4.8 identifies all the consents required in order to assign, transfer, or convey the Assets to Buyer (“Consents”). Each of the Contracts is in full force and effect, and there is no breach, or claimed breach, of any of the Contracts.

4.9.	Properties.

(A)
The Real Property listed in Schedule 4.9(A) includes all the real property related to the Assets. Seller owns the Real Property in fee simple, and, upon the consummation of the transactions contemplated by this PSA, Buyer will acquire title to the Real Property held in fee simple, free and clear of all Liens, other than Permitted Liens.

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(B)
The Facilities listed in Schedule 4.9(B) includes all the personal property related to the Assets. Seller owns the Facilities, and, upon the consummation of the transactions contemplated by this PSA, Buyer will acquire title to the Facilities, free and clear of all Liens, other than Permitted Liens. Seller holds all patents, trademarks, licenses, copyrights and other intangible rights necessary for the ownership and operation of the Assets, all of which are included in the Assets.

(C)
The Surface Rights listed on Schedule 4.9(C) include all of the rights of way, easements, surface use agreements, and surface leases related to the Assets. Upon the consummation of the transactions contemplated hereby, Buyer will acquire all Surface Rights so identified in Schedule 4.9(C) free and clear of all Liens, other than Permitted Liens. All Surface Rights have been acquired in the ordinary course of business and are valid, binding, and enforceable in accordance with their respective terms and there exists no default thereunder.

(D)
The Real Property and the Surface Rights constitute all of the fee property, rights of way, easements, surface use agreements, and surface lease agreements as of the Effective Time and as of the Closing necessary in the ownership and operation of the Assets.

4.10.	Environmental Matters And Permits. Except as set forth in Schedule 4.10 (which are Retained Liabilities):

(A)	To Seller’s knowledge, the Assets are currently operating in all material respects in compliance with all Environmental Laws and Permits;

(B)
Seller has not been notified by any Governmental Authority or other third party that any of the operations of the Assets are the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance in violation of any Environmental Law or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Substance in violation of any Environmental Law; and

(C)
Seller has not filed any written notice under any Environmental Law indicating that (i) it is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Substance, or (ii) any Hazardous Substance is improperly stored or disposed of upon or from the Assets.

4.11.
Financial Statements And Prepayments. Seller has delivered to Buyer (A) NEOHC balance sheets, statement of operations and cash flows for the nine-month period ended December 31, 2003, the twelve-month period ended December 31, 2004, and seven-month period ended August 31, 2005; (B) monthly operating income, cost of sales, and operating expenses for the Assets for the period April 1, 2003, through August 31, 2005; and (C) detail support for all revenue, cost of sales, and significant operating expenses for the seven-month period ended August 31, 2005 (“Financial Statements”). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes and subject to normal, recurring adjustments) and fairly present in all material respects the results of operations of NEOHC and the Assets and the cash flows related to NEOHC and the Assets as of their respective dates and for the period presented therein. There have been no Material Adverse Effects with respect to the Assets or NEOHC since the date of the Financial Statements. All of the assets reflected or otherwise included in the Financial Statements are included in the Assets. Seller has not received any prepayment, advance payment, deposit, or similar payment relating to the Assets which would require Buyer to deliver gas, liquids, helium (crude or liquid), or other products, or to provide services, after the Closing Date without receiving full payment for same, or which would be subject to refund or create any repayment obligation.

4.12.	Gas Imbalances. Except as set forth in Schedule 4.12, the Assets are not subject to any gas imbalances as of August 1, 2005.

4.13.
Suspense Funds. Except as set forth on Schedule 4.13 (which are Retained Liabilities), there are no funds held in relation to the Assets, in suspense, which represent funds due to third parties in connection with the ownership or operation of the Assets.

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4.14.
Employees. Schedule 4.14 sets forth a true and complete list of the names, titles, hire date, pay scale, and annual salaries and other compensation of all employees of Seller or its Affiliates who render services primarily in connection with the Assets (“Employees”). To Seller’s knowledge, all Employees are available for hire by Buyer. None of the Employees has indicated to Seller or its Affiliates an intention to resign or retire as a result of the transactions contemplated by this PSA or otherwise within one (1) year after the Closing Date. No Employee is covered by any collective bargaining agreement or any other arrangement with any labor union with respect to his or her services in connection with the Assets.

4.15.
Litigation. Except as set forth in Schedule 4.15 (those matters that are Retained Liabilities are noted as such on the Schedule), there is no claim, litigation, arbitration, investigation, or other proceeding of any Governmental Authority or other third party pending or, to Seller’s knowledge, threatened against or related to the Assets. The Assets are not subject to any outstanding injunction, judgment, order, decree, or ruling. There is no litigation, proceeding, or investigation pending or, to Seller’s knowledge, threatened that questions the validity or enforceability of this PSA or any other document, instrument, or agreement to be executed and delivered by Seller in connection with the transactions contemplated hereby.

4.16.
Taxes. Except as set forth in Schedule 4.16 (which are Retained Liabilities), there are no applicable Taxes, including ad valorem taxes relating to the Assets that are delinquent. Seller has properly completed and filed or caused to be filed in a timely manner all material reports or returns required to be filed with respect to such Taxes relating to the Assets with any applicable taxing authority.

4.17.
Brokers' Fees. Buyer will have no liability to pay any compensation to any broker, finder, or investment banker used by Seller or its Affiliates in connection with the transactions contemplated by this PSA for which Seller or any of its Affiliates could become directly or indirectly liable.

4.18.
Preferential Rights. Except for Colorado Interstate Gas Company’s right of first refusal pursuant to Section 10 of the Operational Agreement by and between Colorado Interstate Gas Company and NEOHC dated April 3, 2003, which has been waived by Colorado Interstate Gas Company pursuant to an August 4, 2005, letter to NEOHC, as extended by a September 30, 2005, letter to NEOHC, there are no preferential or similar rights to purchase any portion of the Assets.

4.19.
Operation of Assets Since Effective Time. During the period from the Effective Time until the date of this PSA, Seller has maintained, operated and administered the Assets, in a good and workmanlike manner, consistent with industry standards and the historical routine operation of the Assets and in compliance with all applicable Laws. From the Effective Time until the date of this PSA, there has not been any:

(A)	damage, destruction or loss to any of the Assets, whether or not covered by insurance;
(B)	business interruption in the use or operation of any of the Assets;
(C)	disposition of any of the Assets, other than sales of inventory in the ordinary course of business;
(D)	waiver or release of any rights of Seller or any of its predecessors under any Contracts which would affect the rights of Buyer thereunder after the Closing;
(E)
capital expenditure or commitment for additions to property, plant, or equipment to the Assets in excess of (i) $10,000 individually, or (ii) with respect to all individual capital expenditures or commitments in excess of such threshold, $50,000 in the aggregate;

(F)	adverse change in maintenance practices with respect to any of the Assets;
(G)	amendment of any of the Contracts or contracts entered into related to the Assets, unless expressly approved in writing by Buyer; or
(H)	agreement or commitment of Seller to do any of the foregoing.

5.	BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller as of the date of this PSA and as of the Closing Date that:

5.1.
Organization And Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdictions of its respective formation with full power and authority to own, lease, and operate its assets and to carry on its respective business as now conducted.

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5.2.
Binding Agreement And Authority. This PSA has been duly authorized, executed, and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer enforceable in accordance with its terms. The performance by Buyer of this PSA and the transactions contemplated herein will be at the time required to be performed, duly, and validly authorized by all requisite limited liability company action on the part of Buyer.

5.3.
No Breach And Compliance. Neither the execution and delivery of this PSA, nor the consummation of the transactions contemplated hereby, will (A) violate any Law or other restriction of any Governmental Authority to which such Buyer is subject; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which Buyer is bound.

5.4.
Governmental Consents And Approvals. No consent, approval, order, or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this PSA or the consummation of the transactions contemplated hereby.

5.5.
Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that questions the validity or enforceability of this PSA or any other document, instrument, or agreement to be executed and delivered by Buyer in connection with the transactions contemplated hereby.

5.6.	Buyer’s Commitment Not Subject To Financing. Buyer has, and will have on the Closing Date, sufficient cash to enable it to make payment in immediately available funds of the Adjusted Purchase Price.

5.7.
Brokers’ Fees. Seller will have no liability to pay any compensation to any broker, finder, or investment banker used by Buyer or its Affiliates in connection with the transactions contemplated by this PSA for which Buyer or any of its Affiliates could become directly or indirectly liable.

6.	COVENANTS.

6.1.	Operation Of The Assets Prior To The Closing Date.

(A)
Between the date of this PSA and the Closing Date, Seller will continue to maintain, operate, and administer the Assets, in a good and workmanlike manner, consistent with industry standards and the historical routine operation of the Assets and in compliance with all applicable Laws. Seller will diligently continue to work on and will timely complete before Closing (1) any existing open or pending authority for expenditures; (2) that certain Sturgis Compressor Station engine overhaul being performed by Endyne; and (3) the moving to the Keyes Helium Plant site all inventory or spare parts that are related to the Facilities and that are stored offsite of the Keyes Helium Plant site. Notwithstanding any other provision of this PSA, Seller will bear all costs of the matters which are the subject of the preceding sentence without any upward Purchase Price Adjustments or reimbursement by Buyer, except for any capital expenditures paid by Seller which are the subject of item (1) of the preceding sentence and approved by Buyer in writing for which Seller will receive an upward adjustment to the Purchase Price.

(B)	Between the date of this PSA and the Closing Date, Seller will take the necessary actions if, and only if requested by Buyer, and in such event as instructed and directed by Buyer to:

(1)
Initiate the detailed design, procurement, and installation of the necessary land and equipment to provide for the delivery of air and/or nitrogen to CIG pursuant to the requirements of any agreement executed for such service (“AIR Project”);

(2)
Initiate the detailed design, procurement, and installation of the necessary equipment to provide for the removal of nitrogen from the inlet natural gas stream, including optimizing the recovery of natural gas liquids and helium from the inlet natural gas stream, the removal of inlet contaminants in the gas stream, and the upgrade of capacity of the inlet and process facility to handle increased volumes of field gathered natural gas (“NRU Projects”);

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(3)
Enter into the necessary contracts as directed and approved by Buyer for such AIR Project and NRU Projects (collectively “Projects”). Seller will receive a Purchase Price Adjustment upward for the capital expenditures paid by Seller associated with the above Projects which are directed and approved by Buyer in writing.

(4)
If Seller does not have the funds available for such Projects, then Buyer will directly pay third parties as necessary for services and/or equipment incurred by Seller because of such Projects. As a condition to such payment, Seller will (i) execute such documents as reasonably requested by Buyer to facilitate such payment, including without limitation, promissory notes (with recourse only to the assets and real property relating to any Projects described in subparagraphs (a) and (b) below of this Section 6.1(B)(4)(i)) and documents to (a) secure a first priority security interest in the contracts, resulting hard assets, and equipment for which Buyer pays any third party and (b) secure a first and prior mortgage in any real property interests relating to any Projects for which Buyer so pays any third party and (ii) cause to be released any security interests or mortgages which may attach or otherwise apply to any of the assets for which Buyer is to receive a first priority security interest or a first mortgage under (i) (a) or (b) above. In the event that Closing does not occur then Seller agrees (x) that Buyer will have a continuing first priority security interest in the contracts, resulting hard assets, and equipment for which Buyer pays any third party as set forth in this paragraph and a continuing first mortgage in any real property interests in the Projects for which Buyer pays any third party as set forth in this paragraph and (y) upon Buyer’s written request, to assign all of Seller’s interests (contractual or otherwise) in the Projects for which Buyer has paid any third party as set forth above in this paragraph. If the Closing occurs, there will not be a Purchase Price Adjustment upward for those amounts that Buyer pays any third party as set forth in this paragraph, and all promissory notes or other evidences of indebtedness by Seller by Buyer relating to such amounts paid by Buyer will be deemed satisfied and cancelled in all respects. If the Closing does not occur and Buyer has failed to directly pay any third parties for services and/or equipment required to be paid under the first sentence of this Section 6.1(B)(4), Buyer will reimburse Seller for and indemnify Seller from and against any and all claims, liabilities, losses, causes of actions, costs, and expenses (including, reasonable costs of defense and investigations, settlements, and reasonable attorneys' fees and court costs) asserted against, resulting from, imposed upon, or incurred by Seller as a result of Buyer’s failure to make such payments. Provided, that, the preceding sentence is not applicable if the Seller terminates such that the last sentence of Section 9.2 of this PSA is applicable.

(C)
Between the date of this PSA and the Closing Date, Seller will, except for emergency action taken in the face of risk to life, property, or the environment (such determination to be made in Seller’s reasonable discretion) and matters set forth in Section 6.1(A)(2), submit to Buyer for prior written approval all requests for capital expenditures relating to the Assets that involve individual commitment of more than $10,000 or individual commitments that aggregate to more than $50,000, prior to committing to or making such capital expenditures. Buyer will respond to Seller in writing within ten (10) days of receiving from Seller a request for approval of a capital expenditure. If Buyer fails to deliver a written response to Seller within such ten (10) days, Buyer will be deemed to have approved such expenditure.

(D)
Without the prior written approval of Buyer, Seller will not enter into any contract related to the Assets or, amend, or terminate or allow to terminate by inaction any of the Contracts, except for termination due to the expiration of the term thereof. Seller will take all commercially reasonable steps to keep in force and perform the Contracts according to their terms. Any contract entered into by Seller with Buyer’s written approval pursuant to the first sentence of this Section 6.1(C) will be included in the Contracts.

6.2.
Permits. Seller agrees to keep in full force and effect and to cooperate with Buyer to (A) make application for assignment of any Permits to be effective with the conveyance of the Assets to Buyer or (B) have issued new Permits relating to the Assets subsequent to the conveyance of the Assets to Buyer. Seller has pending at the Oklahoma Department of Environmental Quality (“ODEQ”) an application for Permit under Title V of the Clean Air Act for the Keyes Helium Plant which includes that certain compressor (CG-8) (a compressor that was relocated by CIG to the Keyes Helium Plant). Seller will endeavor in good faith to obtain such Title V Permit (which includes the relocated compressor CG-8) prior to Closing.

6.3.
Access. Seller will permit Buyer’s officers, employees, agents, representatives, and advisors to have reasonable access to the Assets and the Employees (so long as such access occurs during normal business hours and does not unreasonably interfere with the operation of the Assets), in the presence of a representative of Seller (unless otherwise specifically authorized by Seller) for the following:

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(A)	To review and inspect the Assets (including any environmental inspections and interviews);
(B)	To observe the operation of the Assets and the performance of duties by the Employees; and
(C)	Related purposes consistent with this PSA.

In connection with Buyer’s rights to reasonable access to the Assets BUYER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE, AND HOLD HARMLESS THE SELLER AND ANY OF SELLER’S EMPLOYEES, AGENTS AND/OR REPRESENTATIVES (EACH A “SELLER INDEMNITEE” AS USED IN THIS SECTION) FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO ANY PLANT OR FIELD VISIT CONDUCTED BY ANY EMPLOYEE, AGENT AND/OR REPRESENTATIVE OF BUYER (EACH A “BUYER PARTY”). NOTWITHSTANDING THE FOREGOING, BUYER WILL NOT BE OBLIGATED TO INDEMNIFY ANY SELLER INDEMNITEE FOR LOSSES THAT ARE THE RESULT OF ANY SELLER INDEMNITEE’S STRICT LIABILITY OR THE NEGLIGENCE OF ONE OR MORE SELLER INDEMNITEES. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

6.4.
RISK OF LOSS; CASUALTY LOSS. The risk of loss to the Assets will remain with Seller until the Closing Date, and Buyer will receive the Assets, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted. In the event any of the Assets are damaged or destroyed by fire or other casualty prior to the Closing Date, the Parties will negotiate in good faith reasonable compensation reflecting the reasonable costs of repair, replacement, or reconstruction to the extent such repair, replacement, or reconstruction has not occurred at or prior to the Closing and at Seller’s expense (without any reimbursement obligation by Buyer).

6.5.	Income And Expense From Assets And Receipt Of Funds.

(A)
Income. All proceeds, receipts, credits, and income attributable to the Assets for all periods of time prior to the Closing Date will belong to Seller. All proceeds, receipts, credits, and income attributable to the Assets for the periods of time from and after the Closing Date will belong to Buyer. All insurance recoveries relating to losses occurring before the Closing Date will belong to Seller; provided Seller has cured, or otherwise remedied, at its sole cost and expense (and without an increase in the Purchase Price or reimbursement by Buyer), the matters which are the subject of such losses such that Buyer is placed in the same position as if such losses had not occurred.

(B)
Expenses. Seller will be responsible for rentals, ad valorem, property, and similar taxes, and operating costs attributable to the Assets and to the period prior to the Closing Date. Buyer will be responsible for rentals, ad valorem, property, and similar taxes, and operating costs attributable to the Assets and to the period after the Closing Date.

(C)
Receipt Of Funds. If at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to Seller that was not previously accounted for by credit or adjustment according to this PSA, such money or other property will be promptly delivered to Seller. If at any time subsequent to the Closing, Seller comes into possession of money or property belonging to Buyer that was not previously accounted for by credit or adjustment according to this PSA such money or other property will be promptly delivered to Buyer.

6.6.	Allocation Of Taxes.

(A)
Property And Proratable Taxes. All real estate taxes and assessments, property, and ad valorem taxes, leasehold rentals and other customarily proratable items relating to the Assets and relating to a period of time that begins before and ends after the Closing Date will be prorated as of the close of business on the day before the Closing Date between Buyer and Seller. If the actual amount of any such item is not known as of the Closing, the proration will be based on the previous year’s (or prior period’s) payment or assessment with respect to such item, and the Parties agree to adjust the proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known.

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(B)
Transfer Taxes. Buyer and Seller agree to take all reasonable action to support the sale of Assets, as contemplated by this PSA, as a “casual sale” and/or “manufacturing costs” so that, to the extent permitted by applicable Law, no sales tax will be owed on this transaction.  To the extent any such sales tax is owed on this transaction Seller and Buyer will each bear fifty percent (50%) of the cost of such sales taxes. Any such taxes will be based upon the valuation of the applicable Asset as provided in Section 2.5 (Allocated Values). Any documentary stamp tax which may be due will be paid by Buyer.

6.7.
Supplements To Schedules. From time to time, but not after five (5) business days prior to Closing, Seller and Buyer will promptly supplement or amend the Schedules with respect to any matter arising after the date of this PSA which, if existing or occurring at the date of this PSA, would have been required to be set forth or described in such Schedule. However, in the event there is a Material Adverse Effect caused by any such supplement or amendment, then Seller and Buyer will enter into good faith negotiations to resolve such Material Adverse Effect. In the event the Parties cannot reach a mutually agreeable resolution, then Buyer may terminate this PSA.

6.8.
Other Negotiations. Seller agrees that unless and until this PSA is terminated in accordance with Section 9 (Termination) or as otherwise provided in this PSA, Seller will not, and will ensure that no other person acting on its behalf, enters into or continues negotiations with any person other than Buyer with respect to any transaction involving the acquisition by any person other than Buyer of any interest, direct or indirect, in the Assets.

6.9.
Records. Within 15 days following the Closing, Seller will deliver to Buyer the Records. During normal business hours Buyer will provide Seller access to the Records, and will afford to Seller the right (at Seller’s expense) to take extracts therefrom and to make copies thereof to the extent reasonably necessary to permit Seller to fulfill its obligations to Governmental Authorities, which obligations are imposed by applicable Law.

6.10.	Names. Within ninety (90) days after Closing, Buyer will remove the name of Seller, and all variations thereof, from all of the Assets.

6.11.
Consents And Contract Matters. Seller will use its reasonable good faith efforts to obtain all required Consents to consummate the transactions contemplated in this PSA prior to the Closing Date, including making all necessary filings, notifications, and registrations with all third parties, including Governmental Authorities necessary for the transfer of the Assets, except for Consents from Governmental Authorities customarily obtained after Closing. If Seller is unable to obtain any Consent with respect to any Asset (a “Non-Assigned Asset”), such Non-Assigned Asset will be held by Seller for the benefit of Buyer after the Closing for its term such that (A) Seller will provide Buyer with the economic benefits of such Contract and Buyer will bear the economic burdens of such Contract until or unless such Consent is received and (B) Buyer will be entitled to enforce at its sole cost and expense, any and all rights of Seller against a third party with respect to such Non-Assigned Asset; provided that, Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer, or in the name of Seller but for the benefit of Buyer, to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title, or interest in, to, or under the Non-Assigned Assets or take other actions reasonably necessary to obtain the benefits of such Non-Assigned Assets. Buyer will be entitled to retain for Buyer’s own account any amounts collected pursuant to the foregoing powers. Seller will promptly pay to Buyer when received all monies received by Seller under any Non-Assigned Asset or any claim or right or any benefit arising thereunder.

6.12.	Shareholders’ Meeting/Vote.

(A)	Seller will, in accordance with applicable law, as soon as practicable following the execution and delivery of the PSA by the Parties:

(1)
duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the “Shareholders’ Meeting”) for the purpose of considering and taking action upon the PSA, which meeting will take place no later than twenty (20) days after the mailing of a proxy statement (the “Proxy Statement”) which will be prepared in accordance with rules of the Securities and Exchange Commission (the “SEC”) set forth in Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

11

(2)
include in the Proxy Statement, the recommendation of its Board of Directors that shareholders of Seller vote in favor of the approval and adoption of this PSA and the transactions contemplated hereby; and

(3)
(a) obtain and furnish the information required to be included by it in the Proxy Statement, file a preliminary Proxy Statement with the SEC and pay any required fees, and, after consultation with Buyer, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, file a definitive Proxy Statement with the SEC as soon as possible following notification by the SEC to Seller that the SEC has no comments or no further comments on the Proxy Statement, and cause the Proxy Statement to be mailed to its shareholders within five (5) business days following the filing of a definitive Proxy Statement with the SEC and (b) obtain the necessary approvals by its shareholders of this PSA and the transactions contemplated hereby.

(B)
The provisions of Section 6.12(A) notwithstanding, Seller may, alternatively to convening a Shareholders’ Meeting, use its best efforts to seek to obtain shareholders’ approval of the PSA and the transaction contemplated hereby, by written action of the holders of a majority of the voting stock of Seller in accordance with the Delaware General Corporation Law. In that regard:

(1)
Instead of preparing and filing a Proxy Statement, Seller will prepare an information statement (“Information Statement”) in accordance with the rules of the SEC set forth in Regulation 14C promulgated under the Exchange Act.

(2)
Seller will (a) obtain and furnish the information required to be included in the Information Statement, file a preliminary Information Statement with the SEC and pay any required fees, and after consultation with Buyer, respond promptly to any comments made by the SEC with respect to the Information Statement and preliminary version thereof, file a definitive Information Statement with the SEC as soon as possible following notification by the SEC to Seller that the SEC has no comments or no further comments on the Information Statement, and cause the Information Statement to be mailed to its shareholders within five (5) business days following the filing of a definitive Information Statement with the SEC, and (b) obtain the necessary written consent of its shareholders holding a majority of its voting stock of this PSA and the transactions contemplated hereby.

6.13.
Further Assurances. Each Party will use its reasonable efforts to take all actions and do all things necessary, proper, or advisable to effect the transactions contemplated by this PSA, whether before or after Closing.

6.14.
Post-Closing Adjustment For Defects. For a period of six (6) months after Closing, Buyer will continue to ascertain the status of any Defects. If Buyer finds Defects (individually or in the aggregate) exceeding $22,400, on or before the end of six (6) months after Closing, Buyer will submit to Seller a report detailing all such Defects in excess of such aggregate $22,400 amount. For purposes of the foregoing, the value of all Title Defects (and not just the value of all Title Defects exceeding $10,000), will be used in determining whether or not the $22,400 threshold has been exceeded. Seller will have six (6) months from the date that such report is submitted to it to attempt to cure such Defects at its sole cost and expense. In the event Seller fails to cure the Defects within such six (6) month period, then Seller agrees at the end of such six (6) month period to pay Buyer for such Title Defects at the agreed rate of $60.00 per rod and for Defects other than Title Defects, Seller will pay Buyer the value associated with the negative financial impact of such Defects to the Assets as determined by Buyer in its reasonable good faith judgment. If the Parties are unable to agree upon the value or existence of Defects (individually or in the aggregate) within fifteen (15) days after Buyer notifies Seller of the value of such Defects then such dispute(s) will be resolved by a mutually agreeable nationally recognized certified public accounting firm, engineering or environmental firm (“Reviewing Firm”) as applicable depending upon the nature of the Defect. If the Parties are unable to agree on the designation of a Reviewing Firm within twenty (20) days after Buyer notifies Seller of the value of the Defects, then Buyer and Seller will each designate a nationally recognized certified public accounting firm, engineering, or environmental firm (each a “Designating Firm”) as applicable depending upon the nature of the Defect within the next five (5) day period, and such Designating Firms will designate the Reviewing Firm within ten (10) days after the date on which the last Designating Firm is appointed. The Parties will make available to the Reviewing Firm all work papers and all other information and material in their possession relating to the matters in dispute regarding the Defects. The Reviewing Firm will be instructed by the Parties to use its best efforts to deliver its determination to the Parties within ten (10) days and as promptly as practicable after submission of the dispute to the Reviewing Firm. The determination of the Reviewing Firm will be final and binding on the Parties. Each Party will bear its own expenses and the fees and expenses of its own representatives and experts, including without limitation, the Designating Firms chosen by such Party, in connection with the preparation, review, dispute (if any), and final determination. In the event the Reviewing Firm agrees in all material respects with the computation presented by either Seller or Buyer, the fees charged by the Reviewing Firm will be paid by the other. In the event the Reviewing Firm does not agree in all material respects with the computations presented by the Seller or Buyer, the fees of the Reviewing Firm will be paid equally by Seller and Buyer.

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7.	TRANSITION AND EMPLOYEE MATTERS.

7.1.
Transition. Seller agrees to cooperate with Buyer so as to insure a smooth transition of the transfer of the Assets to Buyer. At Buyer’s request, Seller will (A) contact Seller’s suppliers and/or customers to inform them of the sale of the Assets and to reasonably encourage them to continue to transact business with Buyer which will include Seller informing Buyer in detail of the status of Seller’s relationships and transactions with and Seller introducing Buyer to its contacts at: Air and Chemical Products, Inc; Regency Gas Services; Colorado Interstate Gas Company (and/or its relevant its affiliates); El Paso Corporation; Nexus Energy Company; Linde Gas, LLC; Tenaska Marketing Ventures; the Bureau of Land Management, and any area producers with which Seller has a relationship and (B) reasonably encourage Employees to continue working for Buyer as their new employer.

7.2.
Offers Of Employment. Upon execution of this PSA, Buyer may convey offers of employment to the Employees whom Buyer desires to employ. Buyer anticipates that it will make offers to all Employees (if they comply with Buyer’s policies and procedures as outlined in Buyer’s Employee Handbook). Buyer may offer employment to each Employee on terms substantially similar terms as such Employee now receives from Seller. Seller will not make any competing offer of continued employment to any Employee and will not otherwise interfere with Buyer’s efforts to employ any Employee or discourage any Employee from accepting Buyer’s offer of employment. Each Employee who accepts Buyer’s offer of employment and commences and/or maintains employment with Buyer is referred to as a “Transferred Employee”, and the date on which each such Transferred Employee commences employment with Buyer is referred to as the “Transfer Date”, which Transfer Date will not be before the Closing Date. For a period of two (2) years from the Closing Date, neither Seller nor any of its Affiliates will solicit employment of any Transferred Employee. Notwithstanding anything to the contrary contained herein, each Transferred Employee will be employed by Buyer on an at-will basis and nothing will prohibit Buyer from terminating such employment at any time.

7.3.
Benefits. Buyer will permit each Transferred Employee to participate, on the same basis that similarly situated employees of Buyer participate, in the employee benefit and compensation plans, policies, practices, arrangements, and programs regularly made available to the employees of Buyer which Buyer currently anticipates will be on substantially similar or better terms as the Employees now receive from Seller. Buyer will credit the years of service with Seller prior to the Closing by any Transferred Employee as service with Buyer for purposes of vesting and participating in such plans, policies, practices, arrangements, and programs.

7.4.
Retained Employee Liabilities. Seller will be responsible for all liabilities for its employees or agents, including compensation and benefits accrued or otherwise arising out of services rendered prior to Closing or arising by reason of actual, constructive, or deemed termination at Closing. On the Closing Date, Seller will pay all of its respective employees performing services in relation to the Assets compensation or accrued benefits, including but not limited to vacation, without any increase in the Purchase Price or reimbursement by Buyer. Buyer is assuming no obligation or liabilities of Seller under any employee benefit plan or any oral or written contract of employment.

8.	CONDITIONS TO CLOSING.

8.1.
Seller’s Conditions. The obligations of Seller at Closing are subject to the satisfaction at or prior to Closing of the following conditions, which may be waived, in whole or in part, in writing by Seller:

(A)	All representations and warranties of Buyer contained in this PSA will be made again at Closing and will be true and correct in all material respects as of the Closing Date; and

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(B)	Buyer has performed and satisfied in all material respects all covenants and other obligations required by this PSA to be performed and satisfied by Buyer prior to Closing; and

(C)	Seller has received the Closing Amount in immediately available funds.

8.2.	Buyer’s Conditions. The obligations of Buyer at Closing are subject to the satisfaction prior to the Closing of the following conditions, which may be waived, in whole or in part, in writing by Buyer:

(A)	All representations and warranties of Seller contained in this PSA will be made again at Closing and will be true and correct in all material respects as of the Closing Date; and

(B)	Seller has performed and satisfied in all material respects all covenants and other obligations required by this PSA to be performed and satisfied by Seller prior to Closing; and

(C)
The Seller has received all Consents, except for Consents to assign any of the Contracts, if Seller has complied with its covenants set forth in Section 6.11 (Consents And Contract Matters) with respect to such Consents to assign any of the Contracts that have not been obtained at the Closing; and

(D)
The Assets will not have been materially damaged, lost, or destroyed where the cost to repair or replace such Assets to the condition prior to such damage, loss, or destruction exceeds an amount equal to five percent (5%) of the Purchase Price (“Catastrophic Occurrence”).

(E)	The preferential rights set forth in Section 4.18 (Preferential Rights) will not have been exercised.

9.	TERMINATION.

9.1.	Termination Rights. This PSA may be terminated at any time prior to the Closing Date:

(A)	By mutual written consent of Buyer and Seller;

(B)	By either Seller or Buyer if:

(1)
the Closing has not occurred by March 31, 2006 (provided, however, that the right to terminate this PSA pursuant to this clause will not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this PSA has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

(2)
any Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Closing and such order, decree, ruling or other action has become final and non-appealable (provided, however, that the right to terminate this PSA pursuant to this clause will not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order, or decrees).

(C)	By Buyer if there is a Catastrophic Occurrence.

(D)	By Buyer or Seller, as applicable, as specifically permitted under other provisions of this PSA.

9.2.
Effect Of Termination. If this PSA is terminated by either Seller or Buyer pursuant to the provisions of Section 9.1, then this PSA will become void, and there will be no further obligation on the part of any Party; provided, however, that a termination of this PSA will not relieve any Party hereto from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements, or other obligations hereunder occurring prior to such termination. If either Party terminates this PSA other than pursuant to the terms of Section 9.1 of this PSA or Seller terminates for any reason prior to March 31, 2006, to pursue any type of transaction involving the acquisition by any person other than Buyer of any interest, direct or indirect, in the Assets, then the terminating Party will promptly pay the non-terminating Party (A) $2,000,000 as liquidated damages plus (B) if terminating Party is Seller, then Seller will reimburse Buyer for those amounts that Buyer has directly paid to any third parties for services and/or equipment required to be paid under the first sentence of Section 6.1(B)(4); provided, that, in reference to Seller as terminating Party, (A) and (B) will not exceed $5,000,000 in the aggregate.

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10.	INDEMNIFICATION.

10.1.
Indemnification By Buyer. Buyer will indemnify, defend, and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, representatives, successors, and permitted assigns (collectively, “Seller Indemnitees”) from and against any and all claims, liabilities, losses, causes of actions, costs, and expenses (including, reasonable costs of defense and investigations, settlements, and reasonable attorneys' fees, court costs, environmental engineering fees, and also including any losses attributable to personal injury or death or property damage) (“Losses”) asserted against, resulting from, imposed upon, or incurred by any of the Seller Indemnitees as a result of, or arising out of: (A) the Assumed Liabilities; (B) the breach of any of the representations, warranties, covenants, or agreements of Buyer contained in this PSA; (C) the ownership, operation, maintenance, occupancy, use, or condition of the Assets on and after the Closing Date; or (D) any matters relating to the breach of Environmental Laws or the release of materials into the environment or protection of the environment that occurs after the Closing Date; or (E) any liability for Taxes (including interest, penalties, or fines related thereto) the responsibility for payment of which was assumed by Buyer pursuant to this PSA (in each case, except for matters resulting from or arising out of a breach of Seller’s representations, warranties, covenants, or agreements contained in this PSA).

10.2.
Indemnification By Seller. Seller will indemnify, defend, and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors, and permitted assigns (collectively, “Buyer Indemnitees”) from and against all Losses asserted against, resulting from, imposed upon, or incurred by any of the Buyer Indemnitees as a result of, or arising out of, (A) the Retained Liabilities; (B) the breach of any of the representations, warranties, covenants, or agreements of Seller contained in this PSA; (C) the ownership, operation, maintenance, occupancy, use, or condition of the Assets prior to the Closing Date; (D) any matters relating to the breach of Environmental Laws or the release of materials into the environment or protection of the environment prior to the Closing Date; or (E) any liability for Taxes (including interest, penalties, or fines related thereto) related to the Assets for the period prior to the Closing Date (in each case, except for matters resulting from or arising out of a breach of Buyer’s representations, warranties, covenants, or agreements contained in this PSA).

10.3.
Limitations On Indemnification. Notwithstanding the foregoing, Seller will not be obligated to provide any such indemnification for Losses pursuant to claims under Section 10.2 unless the aggregate amount that Buyer is entitled to recover in respect of all such claims exceeds $100,000 (“Deductible”), in which case Seller will be only be liable to the extent such amount exceeds the Deductible. The maximum aggregate obligation of Seller for Losses pursuant to claims under Section 10.2 will not exceed $8,100,000 (“Maximum”).

10.4.
Collateral Sources. The amount of any Losses for which indemnification is provided under Section 10.1 or 10.2 will be net of (A) any amounts recovered (net of any applicable tax liability on such amounts) by Seller Indemnities or Buyer Indemnities pursuant to any indemnification by or indemnification agreement with any third party, if any; (B) any insurance proceeds (net of any increased insurance premiums that are the result of the applicable claims) available as an offset against such Losses (and no right of subrogation will accrue to any insurer or third party indemnitor under this PSA) (each person in clauses (A) and (B) is referred to as, a “Collateral Source”) and (C) an amount equal to the present value of the federal, state, local and/or foreign tax benefit, if any, attributable to such Losses. If the amount to be netted under this Section 10.4 from any payment required under Sections 10.1 or 10.2 is determined after payment by the Buyer or Seller indemnitor of any amount otherwise required to be paid to a Buyer Indemnitee or Seller Indemnitee pursuant to this Section 10, then the Buyer Indemnitee, or Seller Indemnitee, as applicable, will repay to Buyer or Seller indemnitor, as applicable, promptly after such determination, any amount that Buyer or Seller indemnitor would not have had to pay pursuant to this Section 10 had such determination been made at the time of such payment.

10.5.	Limitations On Damages; Survival Of Representations.

(A)
Survival Of Representations, Warranties, Covenants And Indemnities. The representations and warranties made pursuant to this PSA or any certificate or other document delivered by Seller at Closing will survive Closing for a period of three (3) years following the Closing Date; provided that the representations and warranties in Section 4.8 (Contracts), Section 4.9 (Properties), Section 4.10 (Environmental Matters And Permits), Section 4.16 (Taxes), will survive for the term of the statute of limitations applicable to that subject matter and not the applicable statute of limitations for the breach of this PSA. The covenants and agreements of the Parties hereto will survive in accordance with their terms or, if no term is specified, indefinitely. Representations, warranties, covenants, and agreements under this PSA will be of no further force or effect after the expiration date specified above; except that there will be no such termination of any representation, warranty, covenant, or agreement regarding a bona fide claim asserted with respect to such representation, warranty, covenant, or agreement by either Seller or Buyer before such date pursuant to Section 10.

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(B)
Liability Limitations.  NOTWITHSTANDING ANYTHING TO THE CONTRARY STATED HEREIN, NEITHER BUYER NOR SELLER WILL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF THE SELLER INDEMNITEES OR THE BUYER INDEMNITEES, RESPECTIVELY ARISING OUT OF THIS PSA UNLESS SUCH DAMAGES ARE INCURRED BECAUSE OF A THIRD PARTY CLAIM WHICH RESULTS IN INDEMNIFICATION UNDER THIS PSA.

10.6.
Notice Of Asserted Liability; Opportunity To Defend. All claims for indemnification under Section 10 will be asserted and resolved pursuant to this Section 10.6. Any Person claiming indemnification under this PSA is referred to as the “Indemnified Party” and any Person against whom such claims are asserted is referred to as the “Indemnifying Party”. In the event any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party will with reasonable promptness provide to the Indemnifying Party a written notice of such claim specifying in reasonable detail the basis for which indemnification is sought under this PSA (“Claim Notice”). The Indemnifying Party will have fifteen (15) days from the personal delivery or receipt of the Claim Notice (“Notice Period”) to notify the Indemnified Party (A) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party with respect to such Losses and (B) whether or not it will, at the sole cost and expense of the Indemnifying Party, indemnify and defend the Indemnified Party against such Losses. Any Indemnified Party is authorized prior to and during the Notice Period to file any motion, answer, or other pleading that it deems necessary or appropriate to protect its interests or those of the Indemnifying Party (of which it will have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it will indemnify and defend the Indemnified Party against such Losses, then the Indemnifying Party will defend all claims and proceedings with respect to such Losses, and with counsel of its own choosing. The Indemnifying Party will promptly settle or prosecute such claims and proceedings to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, then it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any such Losses. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days of receipt of the Claim Notice that it will, at its sole cost and expense, indemnify and defend the Indemnified Party against such Losses, then the Indemnified Party will have the right, at the Indemnifying Party’s sole cost and expense, to contest, defend, compromise, or settle such Losses, but will not thereby waive any right to indemnity under this PSA. The Indemnifying Party will not, except with the written consent of the Indemnified Party (1) enter into any settlement or compromise that does not include as an unconditional term of such settlement or compromise the giving by the Person asserting the Losses of an unconditional release to all Indemnified Parties from all liability with respect to such Losses or (2) consent to entry of judgment with respect to such Losses. If the claim for indemnification under Section 10 does not involve a third party claim, then the Indemnified Party will assert such claim in writing to the Indemnifying Party, specifying in reasonable detail, the basis for such claim and Indemnifying Party will promptly indemnify the Indemnified Party for such Losses.

10.7.
Exclusive Remedy. As between the Buyer Indemnitees and the Seller Indemnitees the rights and obligations set forth in this Section 10 will be the exclusive rights and obligations with respect to this PSA, the events giving rise to this PSA, and the transactions provided for herein or contemplated hereby or thereby, except in the event of fraud.

10.8.
NEGLIGENCE AND STRICT LIABILITY WAIVER. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS PSA, AN INDEMNIFIED PARTY WILL BE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THE TERMS OF THIS PSA, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF ANY LAW OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

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11.	MISCELLANEOUS.

11.1.
Applicable Law. This PSA will be governed by and construed in accordance with the domestic laws of the State of Oklahoma without giving effect to any choice or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.

11.2.
Expenses. Each Party will be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the negotiation and execution of this PSA and the consummation of the transaction contemplated hereunder, and neither Party will be entitled to any reimbursement for such expenses from the other Party hereto. Without limiting the generality of the foregoing, Buyer will be solely responsible for all recording fees relating to the conveyances to be delivered pursuant hereto.

11.3.
Independent Investigation. Buyer represents and acknowledges that it is knowledgeable of the business of operating pipelines and that it has had access to the Assets, the officers and employees of Seller, and the Records of Seller relating to the Assets and in making the decision to enter into this PSA and consummate the transactions contemplated hereby, Buyer has relied on the basis of its own independent due diligence investigation of the Assets and upon the representations, warranties, and covenants of Seller in this PSA.

11.4.
Disclaimer Regarding Assets. Except as otherwise provided in this PSA, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE PHYSICAL CONDITION OF ANY PART OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; AND (D) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT) IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS PSA) THE ASSETS WILL BE ACCEPTED BY BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR; AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE ASSETS AS BUYER DEEMS APPROPRIATE AND, SUBJECT TO THE TERMS OF THIS PSA, BUYER WILL ACCEPT THE ASSETS AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

11.5.
No Third-Party Beneficiaries. Nothing in this PSA will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this PSA will not be construed as a third-party beneficiary contract; provided, however, that the indemnification provisions in Section 10 will inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

11.6.
Waiver. Except as expressly provided in this PSA, neither the failure nor any delay on the part of any Party hereto in exercising any right, power, or remedy hereunder will operate as a waiver thereof, of any other right, power, or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power, or remedy. Except as expressly provided in this PSA, no waiver of any of the provisions of this PSA will be valid unless it is in writing and signed by the Party against whom it is sought to be enforced.

11.7.
Entire Agreement, Amendment. This PSA, the Schedules and Exhibits attached to this PSA, each of which is deemed to be a part of this PSA, and any agreements, instruments, or documents executed and delivered by the Parties pursuant to this PSA, constitute the entire agreement and understanding between the Parties, and all previous undertakings, negotiations, and agreements between the Parties regarding the subject matter hereof are merged into this PSA. This PSA may not be modified orally, but only by an agreement in writing signed by Buyer and Seller.

11.8.
Notices. Any and all notices or other communications required or permitted under this PSA will be given in writing and delivered in person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of such Party set forth below. Any such notice will be effective upon receipt or three (3) days after placed in the mail, whichever is earlier.

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If to Buyer:

By Mail:	Midstream Energy Services, LLC
8801 South Yale Avenue, Suite 350
Tulsa, Oklahoma 74137
Attention:	Jim Lind

Phone:	918.388.6900
Fax:	918.388.6950

If to Seller:

By Mail:	Nathaniel Energy Corporation, Nathaniel Energy Oklahoma Holdings Corporation And MCNIC Rodeo Gathering, Inc. 8001 South InterPort Blvd., Suite 260 Englewood, Colorado 80112
Attention:	George A: Cretecos

Phone:	303.690.8300
Fax:	303.539.0741

Any Party may, by notice so delivered, change its address for notice purposes hereunder.

11.9.
No Assignment. This PSA may not be assigned or transferred by Seller in anyway whatsoever except with prior written consent of Buyer, which consent will not be unreasonably withheld. Subject to the preceding sentence, this PSA will be binding on and inure to the benefit of the Parties hereto and their successors and assigns.

11.10.	Severability. If any provision of this PSA is invalid, illegal, or unenforceable, the balance of this PSA will remain in full force and effect.

11.11.
Press Release; Publicity. Seller and Buyer will consult with each other with regard to all publicity and other releases concerning this PSA and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any Governmental Authority or stock exchange, no Party will issue any press release or other publicity without the prior written consent of the other Party, which will not be unreasonably withheld.

11.12.
Construction. Any section headings in this PSA are for convenience of reference only, and will be given no effect in the construction or interpretation of this PSA or any provisions thereof. No provision of this PSA will be interpreted in favor of, or against, any Party by reason of the extent to which any such Party or its counsel participated in the drafting thereof.

11.13.	Counterparts. This PSA may be executed in two (2) or more counterparts, each of which will be deemed an original, and which together will constitute but one and the same instrument.

11.14.	Time Is Of The Essence. It is understood and agreed that time is of the essence in this PSA.

11.15.
Confidentiality. From the date of the Agreement to the Closing, the Parties acknowledge and agree that the Confidentiality Agreement dated June 7, 2005, between Seller and Buyer will remain in full force and effect according to the terms thereof and after the Closing, such Confidentiality Agreement will be null and void and of no further force and effect. Furthermore, after Closing, Seller will not, and will not permit any of its Affiliates to, disclose or provide to any other Person any non-public or confidential information concerning the Assets, except as required to be disclosed to comply with any applicable Law.

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SIGNATURE PAGE
TO PURCHASE AND SALE AGREEMENT
BETWEEN NATHANIEL ENERGY CORPORATION,
NATHANIEL ENERGY OKLAHOMA HOLDINGS CORPORATION,
MCNIC RODEO GATHERING, INC.,
AND MIDSTREAM ENERGY SERVICES, LLC

IN WITNESS WHEREOF, the Parties have duly executed and delivered this PSA as of the date first written above.

NATHANIEL ENERGY CORPORATION

By:	____________________________
Name:	George A. Cretecos
Title:	Chief Executive Officer

NATHANIEL ENERGY OKLAHOMA HOLDINGS CORPORATION

By:	____________________________
Name:	George A. Cretecos
Title:	Chief Executive Officer

MCNIC RODEO GATHERING, INC.

By:	____________________________
Name:	George A. Cretecos
Title:	Chief Executive Officer

MIDSTREAM ENERGY SERVICES, LLC

By:	____________________________
Name:	James E. Lind
Title:	President

EXHIBIT A

To Purchase And Sale Agreement
Between Nathaniel Energy Corporation, Nathaniel Energy Oklahoma Holdings Corporation,
And Midstream Energy Services, LLC

DEFINITIONS

The following terms wherever used in this PSA will have the following meanings:

1.
“Affiliate” means, with respect to any person, any person which, directly or indirectly controls, is controlled by or is under common control with such person. The term “control” (including the terms “controlled by” and “under common control with”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

2.	“Code” means the Internal Revenue Code of 1986, as amended.

3.
“Defects” means (a) a missing Surface Right or a Lien (except for a Permitted Lien) upon any Surface Right (collectively, “Title Defects”) only if the value of such Title Defects exceeds $10,000 in the aggregate which Seller will cure on or before Closing and if Seller fails to cure for which Seller will pay to Buyer $60.00 per rod for each affected Surface Right or missing Surface Right at Closing and (b) the negative financial impact as determined by Buyer in reasonable good faith resulting from the actual operations of the Assets not being in conformance with either the information reflected in the Financial Statements or any of the Critical Assumptions (D, E, F, G, or H) in Section 6 of that certain Offer Letter from Midstream to NEOHC dated July 7, 2005.

4.
“Environmental Laws” as used herein means all federal, state and local laws (including common law), statutes, ordinances, permits, orders, judgments, rules, regulations, decrees, injunctions, permits or governmental restrictions or requirements relating to (a) the control of any pollutant, potential pollutant, or Hazardous Substance, the protection of the air, water, land or the environment, or the prevention of environmental damage, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substance, waste or chemical, or (c) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful or otherwise relating to the effect of the environment on human health and safety.

5.	"GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

6.
“Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department, or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over the Assets or the Parties.

7.
“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

8.	“Including” whether capitalized or not, means including, without limitation.

9.
“Law” means any and all applicable common law and any statute, ordinance, code, law, rule, regulation, order, judgment, enacted, adopted, or promulgated by any Governmental Authority, or any agreement entered into between Seller and any Governmental Authority in force and effect on the execution hereof or on the Closing Date (including any such requirement regarding building, zoning, subdivision, land use or other similar legal requirements).

10.
“Lien” means, with respect to any Asset, any mortgage, lien, pledge, charge, security interest, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other similar arrangement in respect of the Assets

11.
“Material Adverse Effect” means any adverse change or condition with respect to the use, ownership, operation, property, or liabilities (financial or otherwise) of the Assets; provided, however, that any change or changes in or caused by the following will not be deemed to constitute a Material Adverse Effect: (A) the depletion of reserves in the ordinary course of business; or (B) general economic conditions.

12.
“Permits” mean the permits, licenses, variances, exemptions, orders, franchises, approvals, and authorizations of all Governmental Authorities necessary for the lawful ownership and/or operation of the Assets.

Exhibit A - DEFINITIONS
Purchase And Sale Agreement
(NEC, NEOHC, MCNIC And Midstream)

13.
“Permitted Liens” means any of the following: (a) any liens for Taxes not yet due and payable and for which Seller is responsible; (b) any obligations or duties reserved to or vested in any Governmental Authority to regulate any Asset under all applicable Laws; (c) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of any Assets to the extent such consents are customarily obtained after the Closing; (d) any required Consents to assignment and similar agreements and obligations with respect to which, prior to the Closing: (i) waivers or consents have been obtained from the appropriate party, (ii) the applicable period of time for asserting such rights has expired without any exercise of such rights, or (iii) arrangements reasonably satisfactory to Buyer have been made by the parties to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained; (e) easements, rights of way, servitudes, permits, surface leases and other similar rights with respect to surface operations, pipelines, grazing, canals, ditches, reservoirs, or the like, and the conditions, covenants or other restrictions found therein and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Assets, so long as individually or in the aggregate they are not such as to materially interfere with the ownership or operation of any of the Assets; (f) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Assets which have not yet become due and payable.

14.	“Person” whether capitalized or not, means any natural person, corporation, limited liability company, partnership, trust, estate, association or other entity or organization.

15.	"Responsible Officer" means, with respect to any entity, the Chief Executive Officer, the Chief Operating Officer, the President, any Director, or the Executive Vice President of such entity.

16.
“Tax” means (a) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (b) liability for the payment of any amounts of the type described above in (a) by either Law or as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

Exhibit A - DEFINITIONS
Purchase And Sale Agreement
(NEC, NEOHC, MCNIC And Midstream)

Term	Section	Page
Adjusted Purchase Price	2.1	Page 2
Allocated Values	2.5	Page 3
AIR Project	6.1	Page 8
Assets	1.1	Page 1
Assumed Liabilities	3.2	Page 3
Buyer	Preamble	Page 1
Buyer Indemnitees	10.2	Page 14
Buyer Party	6.3	Page 9
Catastrophic Occurrence	8.2	Page 13
Claim Notice	10.4	Page 15
Closing	3.1	Page 3
Closing Amount	2.3	Page 2
Closing Date	3.1	Page 3
Closing Statements	2.3	Page 2
Collateral Source	10.4	Page 14
Consents	4.8	Page 5
Contracts	4.8	Page 5
Deductible	10.3	Page 14
Designating Accountant	2.4	Page 3
Designating Firm	6.14	Page 12
Effective Time	1.1	Page 1
Employees	4.14	Page 7
Exchange Act	6.12	Page 11
Final Purchase Price	2.4	Page 3
Facilities	Schedule 1.1	Schedule 1.1
Final Settlement Date	2.4	Page 2
Final Settlement Statement	2.4	Page 2
Financial Statements	4.11	Page 6
Gas Imbalances	2.2	Page 1
Indemnified Party	10.4	Page 15
Indemnifying Party	10.4	Page 15
Information Statement	6.12	Page 11
Keyes Gathering System and Gas Plants	Schedule 1.1	Schedule 1.1
Keyes Helium Company	4.7	Page 5
Keyes Helium Company Contracts	Schedule 1.1	Schedule 1.1
Keyes Helium Plant	Schedule 1.1	Schedule 1.1
Keyes Interests	4.7	Page 5
Lakin Pipeline	Schedule 1.1	Schedule 1.1
Losses	10.1	Page 14
Maximum	10.3	Page 14
MCNIC	Preamble	Page 1
Midstream	Preamble	Page 1
NEC	Preamble	Page 1
NEOHC	Preamble	Page 1
Non-Assigned Asset	6.11	Page 10
Notice Period	10.4	Page 15
NRU Projects	6.1	Page 8

Exhibit A - DEFINITIONS
Purchase And Sale Agreement
(NEC, NEOHC, MCNIC And Midstream)

ODEQ	6.2	Page 9
Parties	Preamble	Page 1
Party	Preamble	Page 1
Proxy Statement	6.12	Page 11
PSA	Preamble	Page 1
Purchase Price	2.1	Page 1
Purchase Price Adjustments	2.2	Page 2
Real Property	Schedule 1.1	Schedule 1.1
Records	Schedule 1.1	Schedule 1.1
Retained Liabilities	3.2	Page 3
Reviewing Accountant	2.4	Page 3
Reviewing Firm	6.14	Page 12
SEC	6.12	Page 11
Seller	Preamble	Page 1
Seller Indemnitee	6.3	Page 9
Seller Indemnitees	10.1	Page 14
Shareholders’ Meeting	6.12	Page 11
Spelunker Gathering System	Schedule 1.1	Schedule 1.1
Sturgis Compression Facilities	Schedule 1.1	Schedule 1.1
Surface Rights	Schedule 1.1	Schedule 1.1
Transfer Date	7.2	Page 12
Transferred Employee	7.2	Page 12
Transition Services Agreement	3.3	Page 4

Exhibit A - DEFINITIONS
Purchase And Sale Agreement
(NEC, NEOHC, MCNIC And Midstream)

NATHANIEL ENERGY CORPORATION
8001 South InterPort Boulevard, Suite 260
Englewood, Colorado 80112

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints George A. Cretecos as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated below, all the shares of common stock of Nathaniel Energy Corporation (the “Company”) held of record by the undersigned on November 11, 2005 at the Annual Meeting of Stockholders to be held on ____________________, or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1, 2 and 3 and in favor of any proposal to adjourn the meeting in order to allow the Company additional time to obtain sufficient Proxies with regard thereto.

THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR”
PROPOSALS 1, 2 AND 3

[X] Please mark your votes as in this example.

1.
Proposal to approve the sale of the Company’s assets consisting of substantially all of the assets of the Company’s wholly-owned subsidiary Nathaniel Energy Oklahoma Holdings Corporation (“NEOHC”) and NEOHC’s wholly-owned subsidiary MCNIC Rodeo Gathering, Inc., which comprises the Company’s helium and gas processing facility and operations, to Midstream Energy Services, LLC, pursuant to a Purchase and Sale Agreement dated as of September 30, 2005 among the Company, NEOHC, MCNIC and Midstream.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

2.	Election of Directors.

[ ]	FOR all nominees listed below (except as marked to the contrary as instructed below).	[ ]	WITHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike, such nominee’s name from the list below.)

GEORGE A. CRETECOS	RUSSELL “GENE” BAILEY

WILLIAM J. MULROW	KAREN SMYTHE

(continued and to be signed on reverse side)

------------------------------------------------------------------------------------------------------------------------
[Reverse side]

3.	In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Please date, sign and mail your proxy card back as soon as possible!
Annual Meeting of Stockholders
Nathaniel Energy Corporation
__________________________

Signature: __________________________________
Signature, if held jointly: ______________________
Dated: _____________________________________

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership or limited liability company, please sign in full partnership or limited liability company name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE